     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1998.

                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        SUPERSHUTTLE INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4141                            33-0114512
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                             4610 SOUTH 35TH STREET
                             PHOENIX, ARIZONA 85040
                                 (602) 232-2200
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 R. BRIAN WIER
                            CHIEF EXECUTIVE OFFICER
                        SUPERSHUTTLE INTERNATIONAL, INC.
                             4610 SOUTH 35TH STREET
                             PHOENIX, ARIZONA 85040
                                 (602) 232-2200
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING ZIP CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

       CHRISTOPHER D. JOHNSON, ESQ.                         CARLA S. NEWELL, ESQ.
     SQUIRE, SANDERS & DEMPSEY L.L.P.                      GUNDERSON DETTMER STOUGH
          TWO RENAISSANCE SQUARE                     VILLENEUVE FRANKLIN & HACHIGIAN, LLP
   40 NORTH CENTRAL AVENUE, SUITE 2700                      155 CONSTITUTION DRIVE
          PHOENIX, ARIZONA 85004                         MENLO PARK, CALIFORNIA 94025
              (602) 528-4000                                    (650) 321-2400

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                           PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED(1)         PER SECURITY (2)          PRICE (2)           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value...       3,818,000                $10.00              $38,180,000              $11,264
============================================================================================================================

(1) Includes 498,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1998
PROSPECTUS
----------------

                                3,320,000 SHARES

                              [SUPERSHUTTLE LOGO]
                                  COMMON STOCK

     Of the 3,320,000 shares of Common Stock offered hereby, 3,000,000 shares are being sold by SuperShuttle International, Inc. ("SuperShuttle" or the "Company") and 320,000 shares are being sold by a certain Selling Stockholder. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders."

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol SHTL.

                               ------------------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=======================================================================================================================
                                          PRICE TO           UNDERWRITING          PROCEEDS TO      PROCEEDS TO SELLING
                                           PUBLIC             DISCOUNT(1)          COMPANY(2)           STOCKHOLDER
-----------------------------------------------------------------------------------------------------------------------
Per Share..........................           $                    $                    $                    $
-----------------------------------------------------------------------------------------------------------------------
Total(3)...........................           $                    $                    $                    $
=======================================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $700,000.

(3) The Company and certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 498,000 additional shares of Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to
    Company and proceeds to Selling Stockholders will be $          ,
    $          , $          and $          , respectively. See "Underwriting."

                               -----------------------

     The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about             , 1998, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST                                             PIPER JAFFRAY INC.

            , 1998

                      [DESCRIPTION OF PHOTOGRAPHS TO COME]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The "SuperShuttle" and "ExecuCar" names are registered trademarks of the Company. This prospectus also includes trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, the historical Consolidated Financial Statements and Notes thereto and the Unaudited Pro Forma Combined Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

     SuperShuttle is a leading provider of nationally-branded, door-to-door airport shared ride services. SuperShuttle has Company-owned and franchise operations in 15 cities serving 18 airports with a fleet of approximately 800 vans and, in 1997, provided shared ride services through these operations to over seven million passengers. In fiscal 1997, the Company's net revenues and net income were approximately $33.7 million and $1.6 million, respectively. On a pro forma basis, giving effect to the Company's acquisition of its three largest franchises in Los Angeles, Orange County and Miami, and related businesses in southern Florida, net revenues and net income would have been approximately $75.1 million and $2.4 million, respectively.

     The Federal Aviation Administration projects that the number of airline passengers will increase from approximately 578 million in 1995 to approximately 928 million in 2007. With the number of airline passengers growing, travelers are increasingly challenged by traffic congestion, limited parking facilities and expensive parking and taxi rates. The airport ground transportation market is highly fragmented and consists primarily of a large number of local companies providing chauffeured vehicle, bus, van, taxi and sedan services. As a result, the quality, price and consistency of airport ground transportation services and, in particular, shared ride services, vary significantly by market. Furthermore, unlike the airline and car rental industries that offer consumers the choice of a number of nationally-branded service providers, the Company believes there are few, if any, national providers of shared ride ground transportation services.

     SuperShuttle offers consumers a nationally-branded reliable, safe, convenient and economical transportation alternative to generally more expensive airport parking and taxi services and less convenient mass transportation services. The Company efficiently groups passengers together by neighborhood thereby allowing customers to share rides to and from the airport. The Company's shared ride service is offered exclusively under the SuperShuttle brand, using the Company's distinctive trademarked bright blue and yellow vans, centralized reservation system, 1-800-BLUE-VAN telephone number and "no more than three stops" policy.

     Since 1994, the Company has invested significant financial and management resources in developing its proprietary information and management systems with the goal of expanding its services nationally. The Company believes that these systems, along with its established relationships with many major airports and municipalities, provide SuperShuttle with a strong platform to enter new service areas throughout the United States through both acquisitions and start-ups. Towards this goal, the Company recently acquired its three largest franchises in Los Angeles, Orange County and Miami and was awarded a shared ride service contract by the Port Authority of New York and New Jersey to service the three major New York City area airports. The Company also provides shuttle services for large corporations and paratransit services for municipalities, subcontracts with larger bus operators to arrange charter services and provides executive sedan services under the ExecuCar brand.

     The Company's goal is to become the leading provider of nationally-branded, door-to-door ground transportation services in the United States by: (i) increasing SuperShuttle brand recognition; (ii) leveraging its proprietary integrated operating systems to support growth and nationwide expansion; (iii) entering new geographic markets through acquisitions and start-ups; (iv) expanding into other segments of the ground transportation industry; and (v) providing superior customer service.

     The Company is incorporated in Delaware and its principal offices are located at 4610 South 35th Street, Phoenix, Arizona 85040. The Company's telephone number is (602) 232-2200.

                                  THE OFFERING
Common Stock offered by the Company.......    3,000,000 shares

Common Stock offered by a Selling
Stockholder...............................     320,000 shares

Common Stock to be outstanding after the
offering..................................    9,573,617 shares(1)

Use of proceeds...........................    For the repayment of certain
                                              indebtedness, general corporate
                                              purposes, potential acquisitions
                                              and capital expenditures.

Proposed Nasdaq National Market symbol....    SHTL

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
       (IN THOUSANDS, EXCEPT PER SHARE DATA AND SELECTED OPERATING DATA)

                                                FISCAL YEAR ENDED SEPTEMBER 30,            SIX MONTHS ENDED MARCH 31,
                                           -----------------------------------------   -----------------------------------
                                            1995      1996             1997             1997               1998
                                           -------   -------   ---------------------   -------   -------------------------
                                                                             PRO                                  PRO
                                                               ACTUAL     FORMA(2)                 ACTUAL       FORMA(2)
                                                               ------     --------                 ------       --------
                                                                         (UNAUDITED)                    (UNAUDITED)
CONSOLIDATED STATEMENT OF INCOME DATA:
    Net revenues.........................  $28,873   $32,304   $33,667     $75,065     $16,320    $18,225       $39,710
    Gross profit.........................   12,142    13,544    13,805      28,798       6,621      7,211        14,810
    Income (loss) from operations........      680      (356)      636       3,473         (68)       457         2,112
    Net income(3)........................      835        40     1,561       2,355         634      2,880         3,447
    Net income (loss) to common
      stockholders.......................  $   835   $   (51)  $ 1,491     $ 2,285     $   599    $ 2,845       $ 3,412
    Net income (loss) per share:
      Basic(4)...........................  $  0.48   $ (0.03)  $  0.54     $  0.39     $  0.22    $  1.03       $  0.59
      Diluted(4).........................  $  0.38   $ (0.03)  $  0.42     $  0.34     $  0.17    $  0.81       $  0.51
    Shares used in calculation of net
      income (loss) per share:
      Basic(4)...........................    1,748     1,853     2,754       5,799       2,746      2,761         5,806
      Diluted(4).........................    2,175     1,949     3,512       6,663       3,504      3,519         6,670
SELECTED OPERATING DATA:
    Company-owned operations(5)..........        3         4         5           8           4          5             8
    Franchise operations(5)..............        8         8         8           5           9          8             5
    Number of vans(6)....................      582       628       683         683         628        763           763

                                                                        MARCH 31, 1998
                                                              -----------------------------------
                                                                            PRO           AS
                                                              ACTUAL     FORMA(2)     ADJUSTED(7)
                                                              -------   -----------   -----------
                                                                        (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
    Cash and cash equivalents(8)............................  $ 1,858     $ 3,204       $26,914
    Working capital (deficit)...............................     (666)     (3,666)       20,607
    Total assets............................................   12,456      34,674        58,384
    Long-term debt, net of current portion..................    1,259       1,903         1,766
    Series B Convertible Preferred Stock....................    4,105       4,105            --
    Total stockholders' equity..............................    1,093      16,804        45,319

------------------------------
(1) Based on the number of shares outstanding as of May 31, 1998. Excludes, as of May 31, 1998, 382,250 shares of Common Stock issuable upon exercise of options outstanding under the Company's stock option plans and 106,356 shares of Common Stock reserved for issuance upon exercise of certain warrants. The weighted average exercise price of such stock options was $6.26 and the exercise price for the warrants was $6.00.

(2) Represents actual operating results and balances for the periods presented and actual results and balances of each of the Company's Los Angeles, Orange County and Miami operations which were acquired in March 1998 (the "Acquired Companies") along with adjustments which give effect to events that are directly attributable to the Acquired Companies and which are expected to have a continuing impact. This pro forma information should be read in connection with the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus.

(3) Includes approximately $2.1 million and $1.5 million for the actual and pro forma results for the first six months of fiscal 1998 due to the reversal of a deferred tax valuation allowance. See Note 11 of Notes to Consolidated Financial Statements.

(4) See Note 1 of Notes to Consolidated Financial Statements for a description of the calculation of basic and diluted income per share and Note 10 of Notes to Unaudited Pro Forma Combined Financial Statements for a description of the calculation of pro forma basic and diluted net income per share.

(5) Numbers are at period end. The Company's Baltimore operation, a 50% owned franchise, is included in Company-owned operations.

(6) Includes SuperShuttle shared ride vans for both Company-owned and franchise operations. Excludes mini-buses, sedans and paratransit vehicles.

(7) Adjusted to reflect (i) the sale of the 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share after deducting underwriting discounts and estimated offering expenses and the application of the estimated net proceeds therefrom and (ii) the conversion of Series B Convertible Preferred Stock into Common Stock. See "Use of Proceeds" and "Capitalization."

(8) Includes $641,000 of restricted cash at March 31, 1998.
                         ------------------------------

     All references to the "Company" and "SuperShuttle" mean SuperShuttle International, Inc. and its subsidiaries, unless the context indicates otherwise. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and gives effect to the conversion of 479,475 shares of Series B Convertible Preferred Stock into 767,160 shares of Common Stock upon completion of this offering. See "Description of Capital Stock," "Underwriting" and Notes to the Consolidated Financial Statements.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. See "Cautionary Language Regarding Forward-Looking Statements." The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.

     Absence of Combined Operating History; Need for Regulatory Approvals. In March 1998, SuperShuttle acquired its three largest franchises located in Los Angeles, Orange County and Miami, and related operations in southern Florida (collectively, the "Acquired Companies"). Until their acquisition by the Company, the Acquired Companies each operated as separate independent entities subject to separate franchise agreements with the Company. Upon the closing of these acquisitions, the Company immediately began to integrate the Acquired Companies; however, there can be no assurance such combination can be accomplished successfully or on a timely basis. The Company is dependent in part on the ability of its management team to manage a significantly larger organization, maintain relationships with the Company's other franchisees and upgrade the Company's existing and newly acquired businesses to its centralized reservation and digital dispatch systems. There can be no assurance that the Company will be able to successfully integrate the operations of the Acquired Companies or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The historical financial results of the Acquired Companies cover periods when the Acquired Companies and SuperShuttle were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Acquired Companies or a decline in the revenues or earnings of the Acquired Companies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's acquisition of the Los Angeles and Orange County franchise operations (the "California Acquired Companies") remains subject to approval by the California Public Utilities Commission (the "CPUC"). The approval process may take several months and there can be no assurance that CPUC approval will be granted. The Company's application for approval has been objected to by one competing provider of ground transportation services. If the CPUC fails to grant approval of the acquisition of the California Acquired Companies, the Company would not be permitted to continue to operate the California Acquired Companies. In such event, the Company would be forced to restructure the acquisitions, if possible, to avoid the requirement of CPUC approval or rescind them, either of which would have a material adverse effect on the Company's pro forma results of operations for the periods presented in this Prospectus and its business, financial condition and results of operations for future periods. See "Business--Regulation."

     Risks Related to Expansion Through Acquisition. A key element of the Company's current expansion strategy is to acquire additional ground transportation businesses. Future acquisitions by the Company may result in the use of a significant amount of cash, dilutive issuances of equity securities, the incurrence of additional debt and higher amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect upon the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to continue to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. In addition, the failure of the Company to obtain adequate financing on terms acceptable to the Company may limit its ability to expand its operations through acquisitions. Further, acquisitions involve a number of special risks, including difficulties in the assimilation of the operations and personnel of the acquired company, short-term adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities, risks of entering markets in which the Company has limited or no prior experience and risks related to the need for regulatory approvals. In addition, there can be no assurance that the businesses acquired in the future will achieve anticipated revenues and earnings. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of the Company and adversely affect the Company's national sales and marketing initiative, which could, in turn, have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Growth Strategy."

     Fluctuations in Operating Results. The Company's estimates of future expense levels are based primarily on management's estimates of future demand including projections for both existing and new operations. Future demand for new operations, whether acquisitions or start-ups, is difficult to forecast since the Company has not operated in those markets or managed such operations in the past. In addition, since expense levels are fixed to a large extent, the Company may be unable or unwilling to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on the Company's business, financial condition and results of operations. Further, the Company currently intends to substantially increase its operating expenses to fund increased sales and marketing in new and existing markets and to continue to develop and upgrade its operating systems. In addition, in the event the Company acquires additional operations the Company's operating expenses would likely be substantially increased. To the extent such expenses precede or are not followed by increased revenues, the Company's operating results could be materially adversely affected. Further, the Company is required to expense substantially all costs associated with start-up operations, which could materially adversely affect the Company's quarterly operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations."

     The Company expects to experience fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include, but are not limited to: (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction; (ii) changes in fuel prices, wages and other operating expenses; (iii) changes in economic conditions affecting the travel industry;
(iv) the Company's ability to invest in and implement its systems and infrastructure to support continued growth; (v) potential system failures or other difficulties encountered in operating the Company's centralized reservation and digital dispatch systems; (vi) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure; (vii) delays and costs associated with complying with governmental regulations; (viii) seasonality; (ix) costs and amortization related to future acquisitions; (x) the amount and timing of marketing expenditures; and (xi) other unforeseen events affecting the travel industry. As a result of the foregoing factors, the Company's annual or quarterly operating results may in some future period be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations."

     Seasonality. The Company has experienced and expects to continue to experience seasonality in its business, reflecting seasonal fluctuations in the travel industry. Demand for the Company's services is typically lower in the Company's second fiscal quarter, which ends in March, due to a decline in travel and tourism during that period. Seasonality in the travel industry is likely to cause quarterly fluctuations in the Company's operating results and could have a material adverse effect on the Company's business, financial condition and results of operations. Since a significant portion of the Company's expenses are fixed, a decrease in demand has a disproportionate impact on the Company's net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Air Travel Industry. The Company derives a significant portion of its revenues directly or indirectly from the air travel industry, and thus the Company's future operating results are dependent on the stability of and continued growth in the air travel industry. The air travel industry, especially leisure travel, which is dependent on personal discretionary spending levels, is sensitive to changes in economic conditions and tends to decline during general economic downturns and recessions. Significant airfare increases could result in reduced air travel and have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any event that disrupts or reduces air travel patterns for a continued period of time could have an adverse effect on the Company's results of operations. For example, certain airports served by the Company's operations are hubs for major airlines. If any such airline were to significantly decrease its operations as a result of a work stoppage or other event for any significant period of time, the Company's business, financial condition and results of operations could be materially affected. Other events that could adversely affect the travel industry include political instability, regional hostilities, fuel price escalation, travel-related accidents, unusual weather patterns, military conflicts, terrorist incidents or other adverse occurrences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Labor Availability and Relations. The operation of the Company is significantly dependent on the availability of qualified drivers. Historically, the Company has experienced high turnover with respect to its employee drivers. There can be no assurance that the Company will be able to maintain an adequate supply of drivers and other personnel or that the Company's labor expenses will not increase as a result of a shortage in supply of such workers. The Company currently has approximately 2,000 employees, approximately 1,000 of whom are members of various labor unions. The Company is a party to a number of collective bargaining agreements with these unions which expire at various dates from November 1998 through May 2002. In addition, certain of these contracts provide for renegotiation annually. The Company is currently in negotiations with the unions representing certain of its Orange County and Florida employees and there can be no assurance that the Company will obtain a satisfactory resolution to these negotiations. The Company's inability to negotiate acceptable contracts with existing unions as agreements expire or with new unions could result in work stoppages by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. While the Company has experienced threats of work stoppages in the past, such threats have not resulted in any strikes or work stoppages to date. In the event the Company's employees were to engage in a strike or other work stoppage, the Company could experience a significant disruption of its operations and higher ongoing labor costs, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, pursuant to an agreement with one of the Company's shareholders the Company has agreed to not, directly or indirectly, oppose any attempt by any union to organize or seek to represent the employees of the Company employed at any new location at which the Company may conduct business. See "Business--Drivers and Equipment."

     Management of Growth. The Company has recently experienced substantial growth as a result of its acquisitions and start-up operations, which has placed strains on its management, resources, systems and operations. The Company is dependent on its ability to manage future growth effectively and to upgrade its management information systems and other infrastructure. In 1996, the Company outsourced a significant part of its internal financial and accounting staff and systems to Arthur Andersen LLP. The Company intends to reintegrate these financial and accounting functions at some future time. Any such reintegration will require the Company to purchase and implement new financial and accounting systems and to hire additional qualified personnel. There can be no assurance that the Company will be able to implement such new systems successfully or in a timely manner, hire the necessary personnel to manage such functions or that such systems and personnel will be adequate to manage any potential future growth that may occur. The potential future growth of the Company's operations would likely place an increasing strain on the Company's management, financial, marketing and other resources. As a result, the Company could experience difficulties in hiring, training, and managing qualified employees, as well as problems in upgrading management information and other systems. If the Company's management is unable to effectively manage any further growth that may occur, the Company's business, financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Fuel Prices and Availability. Fuel costs account for a significant portion of the Company's operating expenses. Fuel prices are subject to sudden increases as a result of variations in supply levels and demand. Any sustained increase in fuel prices could adversely affect the Company's results of operations unless it were able to increase prices in an amount sufficient to completely offset such fuel price increases. From time to time, there are efforts at the federal or state level to increase fuel or highway use taxes, which, if enacted, also could adversely affect the Company's business, results of operations and financial condition. The Company's operations, as well as those of its competitors, could also be affected by any limitation in the supply of fuel or by any imposition of mandatory allocation or rationing regulations. A severe disruption of fuel supplies resulting from Organization of Petroleum Exporting Countries (OPEC) supply changes, political unrest, war or otherwise, would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, approximately 43% of the Company's vans operate on alternative fuels such as compressed natural gas and propane, which are not as widely available as gasoline. Any changes in the cost or supply of these fuels could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Drivers and Equipment--Fuel Prices and Availability."

     Dependence on Airport and Government Contracts. Certain of the Company's shared ride services and its paratransit services are provided pursuant to contracts entered into or permits issued by applicable airport or state or local governmental authorities. The terms of these contracts or permits typically provide for the termination or revocation thereof by the applicable airport or state or local authority upon less than 60 days notice. The revocation or early termination of any of the Company's existing or future permits or operating contracts could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, payments to the Company under its paratransit contracts are funded through government subsidy programs, and, without these subsidies, the state or local authority may be unwilling to continue to renew these contracts, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--SuperShuttle Services" and "--Airport Relations."

     Capital Requirements; Availability of Financing. In addition to capital requirements associated with potential acquisitions, the Company's operations require significant capital in order to acquire and maintain a fleet of vans and other vehicles and, to a lesser extent, expand infrastructure to support internal growth. A significant portion of the Company's capital requirements is comprised of investment in vans. The Company depends upon third-party financing to purchase its fleet vehicles and continued availability of financing on favorable terms is critical to the Company's operations. In addition, certain events, such as a material increase in damage to vehicles, could reduce the value of the collateral securing the Company's fleet financing facilities and cause the acceleration of the repayment of such facilities. Any inability of the Company to obtain vehicle financing on favorable terms would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the sources of financing utilized by the Company or alternative financing will remain or become available to the Company or that such financing will be available on terms acceptable to the Company. In addition, as vans age, they require increasing amounts of maintenance and, therefore, are more expensive to operate. The Company's inability to acquire, or a material delay in acquiring the financing necessary to acquire replacement vans as needed, would have a material adverse effect on the Company's business, financial condition and results of operations due to higher operating costs associated with operating an aging fleet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--Liquidity and Capital Resources" and "Business--Drivers and Equipment."

     Insurance Costs; Risk of Personal Injury Claims. The Company's cost of maintaining personal injury, property damage and workers' compensation insurance is significant. There can be no assurance that insurance with unaffiliated carriers will continue to be available to the Company on economically reasonable terms. In addition, the Company could experience higher insurance premiums as a result of adverse claims experience or because of general increases in premiums by insurance carriers for reasons unrelated to the Company's own claims experience. In 1989 and 1990, as a result of changes in California's workers' compensation laws, the Company experienced a significant number of claims resulting in higher premiums and significantly increased operating costs for the Company's California operations. There can be no assurance that the Company will not be subject to similar increases in the future. See "Business--Insurance."

     As an operator of motor vehicles, the Company is exposed to claims for personal injury or death and property damage as a result of accidents. The Company's automobile liability and general liability insurance policy covers accidents involving the Company's vehicles, with limits of $1,000,000 per incident and $5,000,000 overall. The Company makes most of the repairs to its vehicles and thus does not carry insurance with respect to damage on most of its vehicles. There can be no assurance that the Company will not be exposed to uninsured liability at levels in excess of historical levels resulting from multiple payouts or otherwise, that liabilities in respect of existing or future claims will not exceed the level of the Company's insurance, that the Company will have sufficient capital available to pay any uninsured claims or that insurance with unaffiliated carriers will continue to be available to the Company on economically reasonable terms. If the Company were to become subject to claims that were significantly in excess of, or not covered by its existing insurance, its business, financial condition and results of operations could be materially adversely affected. See "Business--Insurance."

     Dependence on Trademarks. The Company believes that its registered and common law trademarks, including "SuperShuttle," "ExecuCar" and the blue and yellow color combination, have significant value and that certain of its trademarks are instrumental to its ability to create and sustain demand for and market its services. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's trademarks. From time to time, the Company discovers service providers that are infringing upon the Company's trademarks. A challenge of a third party's services on the basis of trademark infringement can be expensive and divert management time and resources. If the Company is unsuccessful in such a challenge, continued operations by that or any other third party could adversely impact the SuperShuttle name, result in the shift of consumer preferences away from the Company in such market and generally have a material adverse effect on the Company's business, results of operations and financial condition. Further, most of the Company's trademarks are not registered in foreign jurisdictions, which may impact the Company's ability to expand internationally. There can be no assurance that the Company's trademarks do not or will not violate the proprietary rights of others, particularly in foreign jurisdictions, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using its trademarks, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company could incur substantial costs to defend legal actions taken against it relating to the Company's use of trademarks, which could have a material effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property."

     Significant Government Regulation. The Company's operations are subject to various state and local regulations primarily designed to promote public safety by ensuring that regulated transportation providers operate safely, legally and in the public interest. Individual states and certain local governments require certain approvals and permits to operate common carrier services. The loss of such licenses and permits by the Company's existing operations or the failure of the Company's future operations to receive such licenses and permits would have a material adverse effect upon the Company's business, financial condition and results of operations. In addition, the CPUC must approve the acquisition of the Los Angeles and Orange County operations by the Company. The failure of the CPUC to grant final approval of these acquisitions would force the Company to restructure the acquisitions, if possible, to avoid the requirement of CPUC approval or to rescind them, either of which would have a material adverse effect on the Company's pro forma results of operations for the periods presented in this Prospectus and its business, financial condition and results of operations for future periods. The Company's operations are also subject to extensive safety requirements and requirements imposed by environmental laws, workplace safety and anti-discrimination laws, including the Americans with Disabilities Act. Safety, environmental and vehicle accessibility requirements have increased in recent years, and this trend could continue. The Federal Highway Administration ("FHWA") and state regulatory agencies have broad power to suspend, amend or revoke the Company's operating authorizations for failure to comply with statutory requirements, including safety and insurance requirements. Local regulations applicable to van services focus on the entry of new operators into the marketplace and the aggregate number of vehicles which will have authority to operate as well as the fares that can be charged for providing transportation services. Changes in these regulations may limit the Company's ability to expand the size of its van fleet. See "Business--Regulation" and "--Intellectual Property."

     Significant Airport Regulation. All airports require ground transportation providers to obtain some level of authority to operate from curbside or other central locations. These airports grant such authority to operate by issuing permits or licenses. Many airports also confer preferential operating authority to certain carriers. The bidding process for such preferential operating authority is generally conducted through a formal request for proposal ("RFP") process. The RFP process for airport ground transportation services typically involves the submission of bids by transportation providers to provide a specified service at a particular airport and the winning bidder or bidders are typically granted the right to provide outbound transportation services from the airport, from either designated space within the airport or at a specified curb location. These permits, licenses or contracts to provide such services issued by or entered into with airport authorities are generally terminable by such airport authority upon less than 60 days notice. The RFPs generally require that a service provider meet certain fitness and financial criteria. There can be no assurance the Company will, in the future, be a successful bidder or that competitive service providers will not be awarded contracts at certain airports to the exclusion of the Company. The failure of the Company to be awarded contracts by additional airports may constrain the expansion of its operations at certain airports. Furthermore, there can be no assurance that the Company's existing or future contracts will be renewed or not otherwise terminated or that airports will not award additional contracts to competitive providers. The Company also operates at a number of airports that do not provide contracts to ground transportation providers. Certain of the Company's services are also regulated at the local municipality level. Certain municipalities or airports impose significant usage fees applicable to the Company's services and require the posting of performance bonds securing the Company's obligations. To the extent the fees the Company is required to pay increase significantly, it could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Airport Relations" and "--Regulation."

     Reliance on Franchisees; Regulation of Franchises. The Company has expanded its presence in certain markets through franchises. The Company relies on its franchisees to provide consistent, quality service in these locations. While the Company attempts to ensure that the quality of its brand is maintained by such franchisees, there can be no assurance that such franchises will not take actions that could damage the reputation of the Company or the SuperShuttle brand name and adversely affect the ability of the Company to continue to build the SuperShuttle brand, any of which would have a material adverse effect upon the Company's business, financial condition and results of operations. The Company is subject to federal and state laws, rules and regulations governing the offer and sale of franchises. A number of states have enacted laws that require detailed disclosure in the offer and sale of franchises and/or the registration of the franchisor with state administrative agencies. The Company is also subject to Federal Trade Commission regulations relating to disclosure requirements in the sale of franchises. Certain states have enacted, and others may enact, legislation governing certain aspects of the franchise relationship and limiting the ability of the franchisor to terminate or refuse to renew a franchise. The law applicable to franchise sales and relationships is rapidly developing, and the Company is unable to predict the effect on its franchise system of additional requirements or restrictions that may be enacted or promulgated or of the complexity of franchise regulation compliance problems that may be encountered from time to time. See "Business--Franchising Relationships."

     Dependence on Operating Systems. The Company depends on its centralized reservation, dispatch, scheduling and cashiering systems to process reservations, effectively manage personnel and vehicle resources and produce financial and managerial reports and otherwise seek to provide a consistently high level of service to its passengers. The Company licenses the software for its digital dispatch system from a third party and relies on this third party to maintain, update and otherwise enhance this software. See "Business--Integrated Operating Systems."

     Potential Exposure to Environmental Liabilities. The Company is regulated by federal, state and local environmental laws and regulations, including those dealing with air emissions, water discharges and the storage, handling and disposal of petroleum and hazardous substances. Additionally, the Company may be subject to additional regulation with respect to the ownership and operation of tanks for the storage of petroleum products, such as gasoline, diesel fuel and motor and waste oils. Presently, the Company has above ground and underground storage tanks located at certain of its facilities. There can be no assurance that the Company's current fuel tanks or those acquired in future acquisitions will not result in discharge of hazardous materials at the Company's facilities. Although the Company intends to conduct appropriate due diligence with respect to environmental matters in connection with future acquisitions, there can be no assurance that the Company will be able to identify or be indemnified for all potential environmental liabilities relating to any acquired business. In addition, in April 1998 the Company received a letter from the lessor of its Texas facility claiming that SuperShuttle contaminated this property and requesting that it restore the property to the condition it was in before the contamination occurred. While the Company believes it was not the cause of any such contamination and intends to vigorously defend any claim to the contrary, there can be no assurance that the Company will not incur significant costs defending this claim, be required to pay damages or incur costs related to the remediation of this property. Such costs could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Regulation" and "--Facilities and Environmental Matters."

     Substantial Competition. The ground transportation industry is highly competitive and fragmented with few significant national participants operating multi-city ground transportation operations. Each local market usually contains numerous local participants as well as a few companies offering regional and national service. Ground transportation service companies compete primarily on the basis of price, quality, convenience, scope of service and dependability. The Company also competes with service providers offering alternative modes of transportation, such as buses, taxis, radio cars and rental cars. In addition to competing for customers the Company also competes for airport and other contracts and for possible acquisitions. The Company expects competition to increase as existing competitors expand and additional companies enter the market. Certain of the Company's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater financial resources than the Company. The Company's ability to effectively identify and consummate acquisitions may be impacted if current and potential competitors make strategic acquisitions or establish cooperative relationships, which could result in fewer acquisition opportunities available to the Company as well as increased costs for remaining acquisition targets. Competitive market conditions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

     Year 2000 Compliance. While the Company believes that its internal computer systems are Year 2000 compliant and does not anticipate that it will incur significant expenditures to ensure that such systems will not have problems relating to date coding in the year 2000 and beyond, there can be no assurance that such systems are fully Year 2000 compliant. In addition, the failure of systems of third parties on which the Company's systems and operations rely to be Year 2000 compliant would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

     Control by Existing Management and Stockholders. After completion of this offering, the Company's executive officers and directors, and entities affiliated with them, will beneficially own approximately 43.3% of the outstanding shares of the Company's Common Stock (41.8% if the Underwriter's overallotment option is exercised in full). As a result, these persons, if acting in concert, will continue to be in a position to effectively control the outcome of all actions requiring stockholder approval, including the election of the entire Board of Directors. See "Principal and Selling Stockholders."

     Reliance on Key Personnel. The Company's operations are dependent on the continued efforts of its executive officers and senior management. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons ceases to continue in his or her present role, or if the Company is unable to attract and retain other qualified employees, the Company's business, financial condition and results of operation could be materially adversely affected. Although the Company has entered into employment agreements with many of its executive officers and key managers, there can be no assurance that any individual will continue in his or her present capacity with the Company or operating subsidiary for any particular period of time. The Company has employment agreements with certain of its executive officers and key managers which provide for severance benefits including the payment of between one and two years salary. In addition, in the event of a change in control, certain of these executives are entitled to the acceleration of the vesting of their options and have the right to require the Company to purchase their vested options at a price that is not less than the equivalent purchase price of the acquiring company effecting the change of control. These change in control provisions may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. The Company does not intend to obtain key man life insurance covering any of its executive officers or other members of senior management. See "Management" and "Certain Transactions."

     Anti-Takeover Provision of the Company's Certificate of Incorporation, Bylaws and Delaware Law. Certain provisions of the Company's Certificate of Incorporation and Bylaws, as in effect upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders which could discourage takeover bids for the Common Stock. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law. Such provisions could have the effect of delaying, deferring or preventing a change in control of the Company, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock--Preferred Stock" and "--Anti-Takeover Provisions of Delaware Law."

     No Prior Trading Market for Common Stock; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, new services provided or new contracts entered into by the Company, its competitors, government or regulatory action, general market conditions, changes in financial estimates by securities analysts and other factors, certain of which could be unrelated to, or outside the control of, the Company. The stock market has from time to time experienced significant price and volume fluctuations that have often been unrelated to the operating performance of particular companies.

These broad market fluctuations may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has been initiated against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any settlement or adverse determination in such litigation would also subject the Company to significant liability, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Underwriting."

     Dilution. Purchasers of the Common Stock offered hereby will suffer immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

     No Dividends. The Company has not paid dividends on its Common Stock since its inception and does not expect to pay cash or stock dividends on its Common Stock in the foreseeable future. Furthermore, the Company's line of credit contains certain covenants that, among other things, preclude the payment of cash dividends by the Company. See "Dividend Policy."

     Potential Effects of Shares Eligible for Future Sale on Price of Common Stock. Upon completion of the offering and based on the shares outstanding as of May 31, 1998, there will be 9,573,617 shares of Common Stock outstanding. Of these shares, the 3,320,000 shares sold in the offering (assuming no exercise of the Underwriters' over-allotment option) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 of the Securities Act. The remaining shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Of the Restricted Shares, an aggregate of 3,427,765 shares of Common Stock (including 267,543 shares issuable upon exercise of vested stock options and warrants to purchase Common Stock), will be eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act and the expiration of a contractual lock-up ending 180 days after the date of the Prospectus, unless an earlier release of the lock-up is consented to, in whole, or in part, by Hambrecht & Quist LLC. Subject to compliance with the volume limitations and other requirements of Rule 144, the remaining Restricted Shares will become eligible for sale under Rule 144 between February and April 1999. The Company intends to register on a Form S-8 registration statement under the Securities Act, during the 180-day lock-up period, a total of 1,403,975 shares of Common Stock which are subject to outstanding options or reserved for issuance under the Company's stock option plans. As of May 31, 1998, there were options to purchase 382,250 shares of Common Stock outstanding of which 81,750 were vested and exercisable. See "Shares Eligible for Future Sale."

     After the offering, the holders of approximately 4,689,111 shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. If the holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. If the Company were to include in a Company-initiated registration, any registrable securities pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Description of Capital Stock--Registration Rights."

     Cautionary Language Regarding Forward-Looking Statements. This Prospectus contains certain forward-looking statements, including, without limitation, statements concerning the Company's operations, future expansion through acquisitions and start-up operations, economic performance and financial condition, particularly statements relating to the Company's growth strategy. The words "believe," "intend," "plan," "expect" and "anticipate" and other similar expressions generally identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under in this "Risk Factors" section and elsewhere in this Prospectus. Other important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors and various competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this Prospectus will in fact occur according to the Company's plans, if at all.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $9.00 per share after deducting underwriting discounts and estimated expenses of the offering are estimated to be approximately $24,410,000 ($27,322,760 if the Underwriters' over-allotment option is exercised in full). The Company intends to use a portion of the net proceeds to repay approximately $700,000 of outstanding indebtedness under various vehicle leases with maturities ranging from September 1998 to February 2000 and interest rates ranging from 12% to 18%. The remaining proceeds will be used primarily for general corporate purposes, potential acquisitions and capital expenditures. The Company has no agreements, arrangements, or understandings with regard to any acquisition transaction. Pending such uses, the Company intends to invest such funds in short-term, investment grade, interest-bearing securities. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources" and "Principal and Selling Stockholders."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on shares of its Common Stock. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors. Furthermore, the Company's line of credit contains certain covenants that, among other things, preclude the payment of cash dividends by the Company. See "Risk Factors--No Dividends."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1998 (i) on an actual basis, (ii) on a pro forma basis giving effect to the acquisition of the Acquired Companies, and (iii) as adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share after deducting the underwriting discount and estimated offering expenses and the initial application of the estimated net proceeds therefrom and to give effect to conversion of Series B Convertible Preferred Stock into Common Stock. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the Unaudited Pro Forma Combined Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                     MARCH 31, 1998
                                                              ----------------------------
                                                                          PRO        AS
                                                              ACTUAL     FORMA    ADJUSTED
                                                              -------   -------   --------
                                                               (UNAUDITED, IN THOUSANDS)
Current portion of long-term debt...........................  $ 1,634   $ 4,030   $ 3,467
                                                              =======   =======   =======
Long-term debt, net of current portion......................  $ 1,259   $ 1,903   $ 1,766
                                                              -------   -------   -------
Series B Convertible Preferred Stock, par value $.01,
  479,475 shares authorized; 479,475 shares issued and
  outstanding actual and pro forma; no shares issued and
  outstanding as adjusted...................................    4,105     4,105        --
Stockholders' equity:
     Common Stock, par value $.01, 20,000,000 shares
      authorized; 2,760,862 shares issued and outstanding
      actual; 5,806,457 shares issued and outstanding pro
      forma; and 9,573,617 shares issued and outstanding as
      adjusted(1)...........................................       28        58        96
     Preferred Stock, par value $.01, 5,000,000 shares
      authorized; no shares issued and outstanding..........       --        --        --
     Capital in excess of par value.........................    5,868    21,549    50,026
     Accumulated deficit....................................   (4,803)   (4,803)   (4,803)
                                                              -------   -------   -------
          Total stockholders' equity........................    1,093    16,804    45,319
                                                              -------   -------   -------
            Total capitalization............................  $ 8,091   $26,842   $50,552
                                                              =======   =======   =======

------------------------------
(1) Excludes 392,250 shares of Common Stock issuable upon exercise of stock options issued pursuant to the Company's stock option plans, which have a weighted average exercise price of $6.26 per share, and 1,011,725 shares of Common Stock reserved for issuance under the Company's Option Plans. See "Management--1998 Option Plan" and "--1995 Option Plan." Also excludes 106,356 shares of Common Stock issuable upon exercise of outstanding warrants which are exercisable at a price of $6.00 per share. See "Description of Capital Stock--Warrants."

                                    DILUTION

     As of March 31, 1998, the Company had a net tangible book value on a pro forma basis of approximately $6.3 million, or $0.95 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities on a pro forma basis divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in net tangible book value after March 31, 1998, other than to give effect to the conversion of the Series B Preferred Stock into Common Stock, the issuance of Common Stock to effect the acquisition of the Acquired Companies and the receipt by the Company of the net proceeds from the sale of 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share, the pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $30.7 million, or $3.20 per share. This represents an immediate increase in net tangible book value of $2.25 per share to existing stockholders and an immediate dilution in net tangible book value of $5.80 per share to new investors purchasing shares of Common Stock in this offering. See "Risk Factors--Dilution." The following table illustrates this per share dilution:

Assumed initial public offering price per share....................    $9.00
     Pro forma net tangible book value per share before the
      offering..............................................  $0.95
     Increase per share attributable to new investors.......   2.25
                                                              -----
Pro forma net tangible book value per share after the offering.....     3.20
                                                                       -----
Dilution per share to new investors................................    $5.80
                                                                       =====

     The following table summarizes, on a pro forma basis, as of March 31, 1998, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                                                                      AVERAGE PRICE
                                      SHARES PURCHASED       TOTAL CONSIDERATION        PER SHARE
                                    --------------------    ----------------------    -------------
                                     NUMBER      PERCENT      AMOUNT       PERCENT
                                    ---------    -------    -----------    -------
     Existing
       stockholders(1)(2).........  6,573,617      68.7%    $20,908,788      43.6%        $3.18
     New investors(2).............  3,000,000      31.3      27,000,000      56.4          9.00
                                    ---------     -----     -----------     -----
               Total..............  9,573,617     100.0%    $47,908,788     100.0%
                                    =========     =====     ===========     =====

------------------------------
(1) Excludes, as of March 31, 1998, 1,403,975 shares of Common Stock reserved for issuance pursuant to the Company's option plans, of which options to purchase 392,250 shares were outstanding at a weighted average exercise price of $6.26 per share. Also excludes 106,356 shares of Common Stock issuable upon exercise of warrants outstanding as of March 31, 1998, at an exercise price of $6.00 per share. See "Management--Option Plans" and "Description of Capital Stock--Warrants."

(2) Sales by the Selling Stockholders in this offering will reduce the number of shares held by existing stockholders to 6,253,617 shares, or approximately 65.3% (6,103,617 shares or approximately 63.8% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering and will increase the number of shares held by new investors to 3,320,000 or approximately 34.7% (3,470,000 shares or approximately 36.2% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after this offering. See "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for the fiscal years ended September 30, 1993, 1994 and 1995 are derived from the Consolidated Financial Statements of the Company and have been audited by Arthur Andersen LLP, independent public accountants. The selected consolidated financial data as of and for the fiscal years ended September 30, 1996 and 1997 are derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus and have been audited by Deloitte & Touche LLP, independent public accountants. The selected financial data as of and for the six months ended March 31, 1998 and March 31, 1997, have been derived from unaudited financial statements which, in the opinion of management, reflect all adjustments, including only normal recurring adjustments, that the Company considers necessary for fair presentation of the consolidated financial positions and results of operations for these periods. The pro forma selected financial data has been derived from the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements, including the Notes thereto, and the Company's Unaudited Pro Forma Combined Financial Statements appearing elsewhere in this Prospectus. The operating results for the periods presented are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

                                                                                                            SIX MONTHS
                                                      YEAR ENDED SEPTEMBER 30,                            ENDED MARCH 31,
                                     ----------------------------------------------------------   -------------------------------
                                      1993      1994      1995      1996            1997            1997             1998
                                     -------   -------   -------   -------   ------------------   --------   --------------------
                                                                                         PRO                               PRO
                                                                             ACTUAL    FORMA(1)               ACTUAL     FORMA(1)
                                                                             ------    --------               ------     --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Net revenues(2)..................  $43,936   $40,215   $28,873   $32,304   $33,667   $75,065    $ 16,320    $18,225    $39,710
  Direct cost of revenues..........   25,483    23,325    16,731    18,760    19,862    46,267       9,699     11,014     24,900
                                     -------   -------   -------   -------   -------   -------    --------    -------    -------
  Gross profit.....................   18,453    16,890    12,142    13,544    13,805    28,798       6,621      7,211     14,810
  Other operating expenses.........    9,886     9,048     6,973     7,281     7,723    15,160       3,947      3,925      7,310
  Selling, general and
    administrative expenses........    8,640     7,624     5,243     7,364     5,446     9,801       2,742      2,829      5,205
  Unusual item.....................    1,307        --      (754)     (745)       --        --          --         --         --
  Amortization of goodwill.........       --        --        --        --        --       364          --         --        183
                                     -------   -------   -------   -------   -------   -------    --------    -------    -------
  Income (loss) from operations....   (1,380)      218       680      (356)      636     3,473         (68)       457      2,112
  Other income (expense)--net......     (484)     (372)      162       403       577      (690)        702        238       (356)
                                     -------   -------   -------   -------   -------   -------    --------    -------    -------
  Income (loss) before income taxes
    and extraordinary item.........   (1,864)     (154)      842        47     1,213     2,783         634        695      1,756
  Income tax (provision) benefit...      (29)      (30)       (7)       (7)      353      (423)         --      2,087      1,593
  Minority interest ...............       --        --        --        --        (5)       (5)         --         98         98
                                     -------   -------   -------   -------   -------   -------    --------    -------    -------
  Net income (loss) before
    extraordinary item.............   (1,893)     (184)      835        40     1,561     2,355         634      2,880      3,447
  Extraordinary item--gain on debt
    refinancing....................       --     2,110        --        --        --        --          --         --         --
  Less preferred stock accretion...       --        --        --       (91)      (70)      (70)        (35)       (35)       (35)
                                     -------   -------   -------   -------   -------   -------    --------    -------    -------
  Net income (loss) to common
    stockholders...................  $(1,893)  $ 1,926   $   835   $   (51)  $ 1,491   $ 2,285    $    599    $ 2,845    $ 3,412
                                     =======   =======   =======   =======   =======   =======    ========    =======    =======
  Net income (loss) per share:
    Basic..........................  $ (1.09)  $  1.11   $  0.48   $ (0.03)  $  0.54   $  0.39    $   0.22    $  1.03    $  0.59
                                     =======   =======   =======   =======   =======   =======    ========    =======    =======
    Diluted........................  $ (1.03)  $  0.95   $  0.38   $ (0.03)  $  0.42   $  0.34    $   0.17    $  0.81    $  0.51
                                     =======   =======   =======   =======   =======   =======    ========    =======    =======
    Shares used in calculation of
      net income (loss) per share:
    Basic(3).......................    1,738     1,738     1,748     1,853     2,754     5,799       2,746      2,761      5,806
    Diluted(3).....................    1,835     2,028     2,175     1,949     3,512     6,663       3,504      3,519      6,670

                                                                                                             SIX MONTHS
                                                        YEAR ENDED SEPTEMBER 30,                           ENDED MARCH 31,
                                       ----------------------------------------------------------   -----------------------------
                                        1993      1994      1995      1996            1997            1997            1998
                                       -------   -------   -------   -------   ------------------   --------   ------------------
                                                                                           PRO                             PRO
                                                                               ACTUAL    FORMA(1)              ACTUAL    FORMA(1)
      SELECTED OPERATING DATA:                                                 ------    --------              ------    --------
  Company-owned operations(4)........        3         3         3         4         5         8           4         5         8
  Franchise operations(4)............        3         7         8         8         8         5           9         8         5
  Number of vans(5)..................      399       524       582       628       683       683         628       763       736

                                                                                                                 MARCH 31, 1998
                                                                    SEPTEMBER 30,                              ------------------
                                                   -----------------------------------------------                         PRO
                                                    1993      1994      1995      1996      1997               ACTUAL    FORMA(1)
                                                   -------   -------   -------   -------   -------             ------    --------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents(6)...................  $ 1,151   $ 1,013   $ 3,156   $ 2,246   $ 1,592             $ 1,858   $ 3,204
  Working capital (deficit)......................   (8,944)   (7,327)   (5,101)   (3,098)   (2,101)               (666)   (3,666)
  Total assets...................................    5,838     6,454    14,486    12,021    10,650              12,456    34,674
  Long-term debt, less current portion...........      942       696     3,236     1,967     1,283               1,259     1,903
  Series B Convertible Preferred Stock...........       --        --     3,909     4,000     4,070               4,105     4,105
  Total stockholders' (deficit) equity...........   (6,697)   (4,774)   (5,200)   (3,384)   (1,752)              1,093    16,804

------------------------------
(1) Represents actual operating results and balances for the periods presented and actual results and balances of each of the Acquired Companies along with adjustments which give effect to events that are directly attributable to the Acquired Companies and which are expected to have a continuing impact. This pro forma information should be read in connection with the Unaudited Pro Forma Combined Financial Statements included in this Prospectus.

(2) The decline in revenues from 1994 to 1995 is the result of the sale of the Orange County and Los Angeles operations in June 1994 and September 1994, respectively.

(3) See Note 1 of Notes to Consolidated Financial Statements for a description of the calculation of basic and diluted income per share and Note 10 to Unaudited Pro Forma Combined Financial Statements for a description of the calculation of pro forma and diluted net income per share.

(4) Numbers are at period end. The Company's Baltimore operation, a 50% owned franchise, is included in Company-owned operations.

(5) Includes SuperShuttle shared ride vans for both Company-owned and franchise operations. Excludes mini-buses, sedans and paratransit vehicles.

(6) Includes restricted cash.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. In addition to the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve unknown risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they may appear in this Prospectus. The Company's actual results and the timing of certain events could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere herein. The Company's fiscal year ends on September 30.

OVERVIEW

     SuperShuttle was founded in 1985 and has become a leading provider of nationally-branded, door-to-door shared ride airport ground transportation services in the United States. Since its inception, the Company has expanded through opening Company-owned operations and establishing franchise operations. From 1985 to 1990, the Company focused its efforts on Company-owned operations, opening operations in five cities during this period. The Company sold its Miami and two Los Angeles operations in 1990 and 1994, respectively, to three franchisees. From 1994 to 1997, the Company added five franchise operations. During this same period, the Company developed its centralized reservation system, REZ Central, its digital dispatch system ("DDS"), and its integrated operating systems to support increased passenger volume in existing cities and the addition of new locations throughout the United States. REZ Central was implemented in 1995 and the Company recently installed DDS in Phoenix and San Francisco. The Company is currently installing DDS in Los Angeles and Orange County and plans to implement DDS in Dallas before the end of fiscal 1998.

     The Company has also begun to pursue growth opportunities through acquisitions of its franchises and other transportation companies and through start-up operations. Toward this goal, the Company purchased a 50% interest in its Baltimore franchise in September 1997, completed its purchase of the Acquired Companies in March 1998 and opened a start-up operation in New York City in May 1998. The acquisition of the Acquired Companies was accounted for under the purchase method of accounting. As a result, the pro forma results discussed below include the historical financial statements of the Company and each of the Acquired Companies along with adjustments which give effect to events that are directly attributable therefrom and which are expected to have a continuing impact. During the periods presented below, the Acquired Companies were not under common control or management and, therefore, the data presented may not be comparable to or indicative of post-combination results achieved by the Company. There can be no assurance that the Company will be able to successfully integrate the Acquired Companies or that their historical revenues or earnings will not decline. In addition, the acquisition of the Los Angeles and Orange County operations (the "California Acquired Companies") remain subject to approval by the CPUC. If the CPUC fails to grant approval of these acquisitions, the Company would be forced to restructure the acquisitions, if possible, to avoid the requirement of CPUC approval, or to rescind them, either of which would have a material adverse effect on the Company's pro forma results of operations for the periods presented in this Prospectus and its business, financial condition and results of operations for future periods. See "Risk Factors--Absence of Combined Operating History; Need for Regulatory Approvals."

     The net revenues and net income for the Company in fiscal 1997 were approximately $33.7 million and approximately $1.6 million, respectively. On a pro forma basis, the Company's net revenues and net income in fiscal 1997 would have been approximately $75.1 million and approximately $2.4 million, respectively, after giving effect to the Acquisitions as if they had occurred on October 1, 1996. This represents a 123% increase in net revenues and a 50% increase in net income. The Company purchased the Acquired Companies in all stock transactions, resulting in the issuance of shares of Common Stock equal to approximately 46% of the total outstanding equity of the Company after giving effect to the issuance of such shares.

     The Company generates revenues from transportation services provided by its shared ride businesses and other transportation services, including contracted paratransit, bus and mini-bus services and its executive sedan services. In addition, the Company receives revenues from fees paid by its franchise operations which represented less than 3% of the Company's net revenues for all periods presented. The Company collects its fares both on a flat rate fare basis per individual passenger and, to a lesser extent, through contracted fees with corporations, municipalities and other institutions.

     The Company's direct cost of revenues consists of driver salaries and benefits, fuel costs, airport fees, and vehicle depreciation and maintenance costs. The Company's other operating expenses consist of personnel, dispatch, reservations and vehicle insurance costs specific to each of its Company-owned locations. The Company expects these costs to fluctuate in future periods due to a number of factors, including an increase in depreciation costs as the Company expands its fleet.

     Selling, general and administrative expenses consist primarily of compensation and related benefits for the Company's officers and administrative personnel, marketing and promotional expenses, professional fees and rents. The Company expects selling, general and administrative expenses to increase in absolute dollars as the Company expands its operations, increases its marketing efforts and incurs additional expenses associated with being a public company.

     Deferred income tax assets consist primarily of net operating loss carryforwards and the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. At September 30, 1997, the Company had an approximately $2.5 million valuation allowance against its approximately $2.8 million net deferred income tax assets. During the six months ended March 31, 1998, after considering recent operating results and the expected future effect of the Acquired Companies, the Company determined that realization of its deferred income tax assets was considered more likely than not. As a result, the Company reversed the entire balance of the deferred tax valuation allowance resulting in an income tax benefit of approximately $2.1 million during the six months ended March 31, 1998. See Note 11 to Notes to Consolidated Financial Statements.

     The issuance of Common Stock on March 31, 1998, as consideration for the Acquired Companies, resulted in a change in ownership, as defined under Section 382 of the Internal Revenue Code, as amended. Due to this change in ownership, the Company is subject to an annual limitation of approximately $700,000 on the use of the approximately $5.1 million of net operating losses accumulated through March 31, 1998.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship of certain items from the Company's Consolidated Statement of Income to net revenues. With respect to pro forma results of operations, see Unaudited Pro Forma Combined Financial Statements and Notes thereto.

                                                         PERCENTAGE OF NET REVENUES
                                           -------------------------------------------------------
                                                 FISCAL YEAR ENDED             SIX MONTHS ENDED
                                                   SEPTEMBER 30,                  MARCH 31,
                                           ------------------------------   ----------------------
                                           1995    1996         1997        1997         1998
                                           ----    ----    --------------   ----    --------------
                                                                     PRO                      PRO
                                                           ACTUAL   FORMA           ACTUAL   FORMA
Net revenues.............................  100.0%  100.0%  100.0%   100.0%  100.0%  100.0%   100.0%
Direct cost of revenues..................   57.9    58.1    59.0    61.6     59.4    60.4     62.7
                                           -----   -----   -----    -----   -----   -----    -----
Gross profit.............................   42.1    41.9    41.0    38.4     40.6    39.6     37.3
Other operating expenses.................   24.2    22.5    22.9    20.2     24.2    21.5     18.4
Selling, general and administrative
  expenses...............................   18.1    22.8    16.2    13.1     16.8    15.6     13.1
Unusual items............................   (2.6)   (2.3)    0.0     0.0      0.0     0.0      0.0
Amortization of goodwill.................    0.0     0.0     0.0     0.5      0.0     0.0      0.5
                                           -----   -----   -----    -----   -----   -----    -----
Income (loss) from operations............    2.4    (1.1)    1.9     4.6     (0.4)    2.5      5.3
Other income (expense)--net..............    0.5     1.2     1.7    (0.9)     4.3     1.3     (0.9)
                                           -----   -----   -----    -----   -----   -----    -----
Income before income taxes...............    2.9     0.1     3.6     3.7      3.9     3.8      4.4
Income tax (provision) benefit...........    0.0     0.0     1.0    (0.6)     0.0    11.5      4.1
Minority interest........................    0.0     0.0     0.0     0.0      0.0     0.5      0.2
                                           -----   -----   -----    -----   -----   -----    -----
Net income...............................    2.9     0.1     4.6     3.1      3.9    15.8      8.7
Less preferred stock accretion...........    0.0    (0.3)   (0.2)   (0.1)    (0.2)   (0.2)    (0.1)
                                           -----   -----   -----    -----   -----   -----    -----
Net income (loss) attributable to common
  stockholders...........................    2.9%   (0.2)%   4.4%    3.0%     3.7%   15.6%     8.6%
                                           =====   =====   =====    =====   =====   =====    =====

COMPARISON OF SIX MONTHS ENDED MARCH 31, 1997 AND 1998

     Net revenues. Net revenues increased 11.7% from approximately $16.3 million in the first six months of fiscal 1997 to approximately $18.2 million in the first six months of fiscal 1998. The increase in net revenues was primarily attributable to revenues of the Baltimore franchise operation which were included in the Company's consolidated net revenues following its acquisition of a 50% equity interest therein in September of 1997. Net revenues also grew slightly as a result of an increase in passenger volume at existing operations.

     Gross margin. Gross margin decreased from 40.6% in the first six months of fiscal 1997 to 39.6% in the first six months of fiscal 1998. The decrease was due primarily to the lower gross margin of the Baltimore franchise operation resulting from lower vehicle and driver utilization and the payment of drivers on a salary versus commission. Since the Company began to manage the Baltimore franchise operation in September 1997, it has taken steps to improve the margins thereof by increasing the residential customer base and converting the driver pay from fixed salary to a commission basis.

     Other operating expenses. Other operating expenses remained relatively constant at approximately $3.9 million for the first six months of fiscal 1997 and 1998 as a result of an increase in operating expenses related to the Baltimore operation which were offset by decreases in other operating expenses during the first half of fiscal 1997. Other operating expenses decreased as a percentage of net revenues from 24.2% in the first six months of fiscal 1997 to 21.5% in the first six months of fiscal 1998.

The decrease in other operating expenses as a percentage of net revenues was due primarily to the fact that these expenses increased at a slower rate than net revenues.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased 3.7% from approximately $2.7 million in the first six months of fiscal 1997 to approximately $2.8 million in the first six months of fiscal 1998, but decreased as a percentage of net revenues from 16.8% in the first six months of fiscal 1997 to 15.6% in the first six months of fiscal 1998. The decrease in selling, general and administrative expenses as a percentage of net revenues was due primarily to the fact that these expenses increased at a slower rate than net revenues. The Company expects selling, general and administrative expenses to increase in absolute dollars as the Company expands its operations, increases its marketing efforts and incurs additional expenses associated with being a public company.

     Other income (expense)--net. Other income, net decreased from approximately $702,000 in the first six months of fiscal 1997 to approximately $237,000 in the first six months of fiscal 1998. This decrease was due primarily to the recognition of a deferred gain in fiscal 1997 related to the 1994 sale of the Company's Orange County operation, offset in part by the sale of a radio frequency and a decrease in interest expense in fiscal 1998. As a result of the sale of the Orange County operation, the Company recorded a deferred gain of approximately $989,000 in 1994 that was recognized on the installment method over five years. During fiscal 1996, approximately $237,000 of the deferred gain was recognized as other income. During fiscal 1997, the Company determined that collectibility of the remaining note receivable balance was reasonably assured and therefore recognized as income the remaining deferred gain balance of approximately $717,000. See Note 9 of Notes to Consolidated Financial Statements.

     Income tax (provision) benefits. The Company recorded an approximately $2.1 million income tax benefit during the six months ended March 31, 1998, as a result of reversing its deferred income tax valuation allowance. The Company did not record any income tax expense during the six months ended March 31, 1997, due to the utilization of net operating loss carryforwards. See Note 11 of Notes to Consolidated Financial Statements.

     Minority interest. Minority interest relates to the 50% equity interest in the Baltimore franchise operation not currently owned by the Company. The Company recorded approximately $98,000 in losses in the first six months of fiscal 1998 related to the minority interest.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1996 AND 1997

     Net revenues. Net revenues increased 4.2% from approximately $32.3 million in fiscal 1996 to approximately $33.7 million in fiscal 1997. The increase in net revenues was due primarily to growth in passenger volume in van services and, to a lesser extent, an increase in other transportation services, including contracted mini-bus and bus services and ExecuCar sedan services.

     Gross margin. Gross margin decreased from 41.9% in fiscal 1996 to 41.0% in fiscal 1997, due primarily to increases in driver related expenses and fuel costs.

     Other operating expenses. Other operating expenses increased 6.1% from approximately $7.3 million in fiscal 1996 to approximately $7.7 million in fiscal 1997. The increase was due primarily to increases in costs related to REZ Central in fiscal 1997, offset in part by reductions in operations personnel. Other operating expenses as a percentage of net revenues increased slightly from 22.5% in fiscal 1996 to 22.9% in fiscal 1997.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased 26.0% from approximately $7.4 million in fiscal 1996 to approximately $5.4 million in fiscal 1997 and decreased as a percentage of net revenues from 22.8% in fiscal 1996 to 16.2% in fiscal 1997. The decrease in selling, general and administrative expenses was due primarily to higher costs in fiscal 1996 associated with the development of the Company's REZ Central and DDS systems and, to a lesser extent, severance and other related costs pertaining to changes in management and in the Company's accounting department.

     Unusual items. In fiscal 1996, the Company recognized a one-time gain of approximately $745,000 attributable to the reversal of a portion of a $1.3 million accrual established in fiscal 1993 for certain claims made against the Company. During fiscal 1996, the accrual was reduced to the amount of the legal settlements made by the Company during that year. See Note 6 of Notes to Consolidated Financial Statements.

     Other income (expense)--net. Other income, net increased from approximately $403,000 in fiscal 1996 to approximately $577,000 in fiscal 1997 due primarily to an increase in the recognition of a deferred gain, offset partially by a decrease in interest and other income. The deferred gain is associated with the sale of the Orange County operation in June 1994. See Note 9 of Notes to Consolidated Financial Statements.

     Income tax (provision) benefit. The Company recorded an income tax benefit of approximately $353,000 in fiscal 1997, which was primarily due to the establishment of a deferred tax asset. During fiscal 1997 and fiscal 1996, the Company did not have any other income tax expense due to utilization of net operating loss carryforwards.

COMPARISON OF YEARS ENDED SEPTEMBER 30, 1995 AND 1996

     Net revenues. Net revenues increased 11.9% from approximately $28.9 million in fiscal 1995 to approximately $32.3 million in fiscal 1996. The increase was attributable to the addition of the Company's Sacramento start-up operation in fiscal 1996 and, to a lesser extent, an increase in passenger volume at existing Company-owned operations.

     Gross margin. Gross margin decreased slightly from 42.1% in fiscal 1995 to 41.9% in fiscal 1996.

     Other operating expenses. Other operating expenses increased 4.4% from approximately $7.0 million in fiscal 1995 to approximately $7.3 million in fiscal 1996, but decreased as a percentage of net revenues from 24.2% in fiscal 1995 to 22.5% in fiscal 1996. The decrease in other operating expenses as a percentage of net revenues was due primarily to the fact that a significant portion of these expenses are fixed and, as a result, increased at a slower rate than net revenues.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased 40.5% from approximately $5.2 million in fiscal 1995 to approximately $7.4 million in fiscal 1996 and increased as a percentage of net revenues from 18.1% in fiscal 1995 to 22.8% in fiscal 1996. These increases were due primarily to higher costs in fiscal 1996 associated with the development of the REZ Central and DDS systems and, to a lesser extent, severance and other related costs pertaining to changes in management and in the Company's accounting department.

     Other income (expense)--net. Other income, net increased from approximately $162,000 in fiscal 1995 to approximately $403,000 in fiscal 1996 due primarily to the recognition of a portion of the deferred gain associated with the sale of the Company's Orange County operation.

     Income tax (provision) benefit. The Company recorded income tax provisions of $7,000 in both fiscal 1995 and 1996 for alternative minimum income taxes. The Company did not have any other income tax expense during fiscal 1995 and 1996 due to utilization of net operating loss carryforwards.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth selected unaudited quarterly consolidated operating data for the six quarters ended March 31, 1998. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of such information when read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                    QUARTER ENDED
                                           ----------------------------------------------------------------
                                           DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                             1996       1997       1997       1997        1997       1998
                                           --------   --------   --------   ---------   --------   --------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
Net revenues.............................  $ 8,309    $ 8,011    $ 8,395     $ 8,952    $ 9,464    $ 8,761
Direct cost of revenues..................    4,867      4,831      4,805       5,359      5,566      5,448
                                           -------    -------    -------     -------    -------    -------
Gross profit.............................    3,442      3,180      3,590       3,593      3,898      3,313
Other operating expenses.................    2,006      1,940      1,856       1,921      2,024      1,901
Selling, general and administrative
  expenses...............................    1,519      1,223      1,257       1,447      1,393      1,436
                                           -------    -------    -------     -------    -------    -------
Income (loss) from operations............      (83)        17        477         225        481        (24)
Other income (expense)--net..............       32        669        166        (290)        37        201
                                           -------    -------    -------     -------    -------    -------
Income (loss) before income taxes........      (51)       686        643         (65)       518        177
Income tax (provision) benefit...........       --         --         --         353         90      1,997
Minority interest........................       --         --         --          (5)        28         70
                                           -------    -------    -------     -------    -------    -------
Net income (loss)........................      (51)       686        643         283        636      2,244
Less preferred stock accretion...........      (17)       (18)       (17)        (18)       (17)       (18)
                                           -------    -------    -------     -------    -------    -------
Net income (loss) to common
  stockholders...........................  $   (68)   $   668    $   626     $   265    $   619    $ 2,226
                                           =======    =======    =======     =======    =======    =======
Net income (loss) per share:
  Basic(1)...............................  $ (0.02)   $  0.24    $  0.23     $  0.10    $  0.22    $  0.81
                                           =======    =======    =======     =======    =======    =======
  Diluted(1).............................  $ (0.02)   $  0.19    $  0.18     $  0.08    $  0.18    $  0.63
                                           =======    =======    =======     =======    =======    =======
Shares used in calculation of net income
  (loss) per share:
  Basic(1)...............................    2,732      2,761      2,761       2,761      2,761      2,761
  Diluted(1).............................    2,828      3,519      3,519       3,519      3,519      3,519

                                                         PERCENTAGE OF NET REVENUES
                                             --------------------------------------------------
Net revenues...............................  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Direct cost of revenues....................   58.6     60.3     57.2     59.9     58.8     62.2
                                             -----    -----    -----    -----    -----    -----
Gross profit...............................   41.4     39.7     42.8     40.1     41.2     37.8
Other operating expenses...................   24.1     24.2     22.1     21.4     21.4     21.7
Selling, general and administrative
  expenses.................................   18.3     15.3     15.0     16.2     14.7     16.4
                                             -----    -----    -----    -----    -----    -----
Income (loss) from operations..............   (1.0)     0.2      5.7      2.5      5.1     (0.3)
Other income (expense)--net................    0.4      8.4      2.0     (3.2)     0.4      2.3
                                             -----    -----    -----    -----    -----    -----
Income (loss) before income taxes..........   (0.6)     8.6      7.7     (0.7)     5.5      2.0
Income tax (provision) benefit.............    0.0      0.0      0.0      3.9      0.9     22.8
Minority interest..........................    0.0      0.0      0.0     (0.1)     0.3      0.8
                                             -----    -----    -----    -----    -----    -----
Net income (loss)..........................   (0.6)     8.6      7.7      3.1      6.7     25.6
Less preferred stock accretion.............   (0.2)    (0.2)    (0.2)    (0.2)    (0.2)    (0.2)
                                             -----    -----    -----    -----    -----    -----
Net income (loss) to common stockholders...   (0.8)%    8.4%     7.5%     2.9%     6.5%    25.4%
                                             =====    =====    =====    =====    =====    =====

------------------------------
(1) See Note 1 to Notes to Consolidated Financial Statements for a description of the calculation of basic and diluted net income per share.

     The Company has experienced and expects to continue to experience seasonality in its business, reflecting seasonal fluctuations in the travel industry. Demand for the Company's services is typically lower in the Company's second fiscal quarter, which ends in March, due to a decline in travel and tourism during that period. Seasonality in the travel industry is likely to cause quarterly fluctuations in the Company's operating results and could have a material adverse effect on the Company's business, financial condition and results of operations. Since a significant portion of the Company's expenses are fixed, a decrease in demand has a disproportionate impact on the Company's net income.

     The Company's estimates of future expense levels are based primarily on management's estimates of future demand including projections for both existing and new operations. Future demand for new operations, whether acquisitions or start-ups, is difficult to forecast since the Company has not operated in those markets or managed such operations in the past. In addition, since expense levels are fixed to a large extent, the Company may be unable or unwilling to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on the Company's business, financial condition and results of operations. Further, the Company currently intends to substantially increase its operating expenses to fund increased sales and marketing in new and existing markets and to continue to develop and upgrade its operating systems. In addition, in the event the Company acquires additional operations, the Company's operating expenses would likely be substantially increased. To the extent such expenses precede or are not followed by increased revenues, the Company's operating results could be materially adversely affected. Further, the Company is required to expense substantially all costs associated with start-up operations, which could materially adversely affect the Company's quarterly operating results.

     The Company expects to experience fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside the Company's control. Factors that may adversely affect the Company's quarterly operating results include, but are not limited to: (i) the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction; (ii) changes in fuel prices, wages and other operating expenses; (iii) changes in economic conditions affecting the travel industry;
(iv) the Company's ability to invest in and implement its systems and infrastructure to support continued growth; (v) potential system failures or other difficulties encountered in operating the Company's centralized reservation and digital dispatch systems; (vi) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure; (vii) delays and costs associated with complying with governmental regulations; (viii) seasonality; (ix) costs and amortization related to future acquisitions; (x) the amount and timing of marketing expenditures; and (xi) other unforeseen events affecting the travel industry.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through the private placement of equity securities, lease financing and cash flow from operating activities. As of March 31, 1998, the Company had cash and cash equivalents of approximately $1.9 million.

     Net cash provided by operating activities in fiscal 1995 was approximately $988,000, consisting primarily of net income, depreciation and amortization and increases in accounts payable, offset primarily by increases in accounts receivable and prepaid expenses. Net cash used in operating activities in fiscal 1996 was approximately $363,000, consisting primarily of decreases in accrued liabilities and in accounts payable, offset in part by net income, depreciation and amortization and an increase in other receivables. Net cash provided by operating activities in fiscal 1997 was approximately $968,000, consisting primarily of net income, depreciation and amortization, offset in part by decreases in accrued liabilities and a recognition of deferred gain on the sale of the Orange County operation. Net cash provided by operating activities in the first six months of fiscal 1998 was $792,000, consisting primarily of net income, depreciation and amortization, offset in part by various decreases in working capital and a gain on the sale of a radio frequency and the recognition of an income tax benefit due to the elimination of the valuation allowance in the amount of $2.1 million.

     Net cash used by investing activities in fiscal 1995 was approximately $4.1 million, consisting primarily of purchases of vehicles. Net cash used by investing activities in fiscal 1996 was approximately $609,000, consisting primarily of purchases of vehicles, offset in part by collection of notes receivable in connection with the 1994 sale of the Company's Orange County and Los Angeles operations. Net cash provided by investing activities in fiscal 1997 and the first six months of fiscal 1998 was approximately $459,000 and $261,000, respectively, consisting primarily of collection of notes receivable in connection with the 1994 sale of the Company's Orange County and Los Angeles operations, which was substantially offset by vehicle purchases.

     Net cash provided by financing activities in fiscal 1995 was approximately $4.9 million, consisting primarily of proceeds from borrowings of long term debt and net proceeds from the sale of Series B Convertible Preferred Stock, offset in part by principal payments on long-term debt and capital leases. Net cash used by financing activities in fiscal 1996 was approximately $149,000, consisting primarily of principal payments on long-term debt and capital leases, substantially offset by proceeds from sales of Common Stock and proceeds from borrowings of long-term debt. Net cash used in financing activities in fiscal 1997 and the first six months of fiscal 1998 were approximately $2.0 million and $726,000, respectively, and consisted primarily of payments on long-term debt, offset in part by proceeds from long-term debt.

     The Company owns an approximately 15% equity interest in its Washington, D.C. franchisee, Washington Shuttle, Inc. ("Washington Shuttle"). The Company has unconditionally guaranteed indebtedness of Washington Shuttle owed to First Union National Bank of Virginia ("First Union"). As of March 31, 1998, Washington Shuttle was indebteded to First Union in the aggregate amount of approximately $986,000.

     On September 1, 1997, the Company acquired a 50% equity interest in Shuttle Express, Inc., a Baltimore-based SuperShuttle franchise. As consideration, the Company agreed to assume management of daily operations, contribute capital on an as needed basis in amounts not to exceed an aggregate of $700,000 and assume the outstanding indebtedness on vehicles of $134,000. In addition, the Company agreed to pay the minority shareholder consideration of $175,000 in the event that the Maryland Aviation Administration awards a new contract upon expiration of the current contract on December 31, 2002. As of March 31, 1998, the Company has contributed approximately $200,000 in capital to this operation in accordance with the terms of the agreement.

     In March of 1998, the Company entered into a Credit Agreement with Imperial Bank of Arizona which provides for a $1.2 million revolving line of credit to be used for acquisitions and working capital. The amounts outstanding under this credit facility are due on March 16, 1999. The credit facility is secured by the Company's note receivables, trade receivables and other unsecured assets. The credit facility requires the Company to meet certain covenants, including minimum current, net worth and cash flow ratios, as well as a minimum debt to equity ratio. Loans made under the line bear interest at the bank's prime lending rate plus one percent (9.5% as of March 31, 1998). As of March 31, 1998, the Company has no borrowings outstanding under the credit facility.

     Since September 30, 1997, the Company has established additional vehicle and equipment lease lines. The Company established an $800,000 equipment financing line to finance its digital dispatch systems in Phoenix, San Francisco and Dallas. This line includes 48 monthly lease payments which bear interest at approximately 8% per annum. The Company also has numerous financing arrangements aggregating approximately $2.9 million with lease finance companies to finance its vehicles. The Company typically finances its vans for 36 months under financing arrangements which bear interest at annual interest rates which vary between 8 to 18%. In fiscal 1997 and for the first six months of 1998 the Company established new van financing arrangements which bear interest at approximately 9% per annum. Future principal payments are approximately $1.1 million for the remainder of fiscal 1998, approximately $1.3 million in fiscal 1999, and approximately $600,000 in fiscal 2000.

     The Company has approximately $5.1 million net operating loss carryforwards available for federal income tax purposes. The Company has an annual limitation for the use of these loss carryforwards of approximately $700,000.

     The Company anticipates that capital expenditures for the remainder of fiscal 1998 and fiscal 1999 will be approximately $2.0 million and approximately $8.0 million, respectively, relating primarily to the purchase of vehicles and digital dispatch systems. The Company's capital expenditure and working capital requirements in the foreseeable future will change depending on the rate of the Company's expansion, the Company's operating results and other adjustments in its operating plan as needed in response to competition, acquisition opportunities or unexpected events. The Company believes that the net proceeds from this offering, together with available borrowings, its current cash and cash equivalents and cash flow from operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures through fiscal 1999. If the Company is unable to meet its liquidity requirements or if the Company's liquidity requirements increase as a result of acquisitions, start-up operations or otherwise, the Company may require additional financing. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in sufficient amounts or on terms acceptable to the Company, if at all. See "Risk Factors--Capital Requirements; Availability of Financing" and "Use of Proceeds."

YEAR 2000 COMPLIANCE

     The Company believes that its internal computer systems are Year 2000 compliant and does not anticipate that it will incur significant expenditures to ensure that such systems will not have problems relating to date coding in the year 2000 and beyond, however, there can be no assurance that such systems are fully Year 2000 compliant. In addition, the failure of systems of third parties on which the Company's systems and operations rely to be Year 2000 compliant would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Year 2000 Compliance."

                                    BUSINESS

GENERAL

     SuperShuttle is a leading provider of nationally-branded, door-to-door airport shared ride services. SuperShuttle has Company-owned and franchise operations in 15 cities serving 18 airports with a fleet of approximately 800 vans and, in 1997, provided shared ride services through these operations to over seven million passengers. SuperShuttle offers consumers a reliable, safe, convenient and economical nationally branded transportation alternative to generally more expensive airport parking and taxi services and less convenient mass transportation services. The Company's shared ride service is offered exclusively under the SuperShuttle brand, using the Company's distinctive trademarked bright blue and yellow vans, centralized reservation system, 1-800-BLUE-VAN telephone number and "no more than three stops" policy. This shared ride service operates by picking up passengers from their homes, hotels or offices within a guaranteed 15 minute pickup window. Through the Company's centralized reservation and dispatch systems, the Company efficiently groups passengers together by neighborhood thereby providing consumers with a convenient and economical airport transportation alternative. From airport curbside locations, passengers can take SuperShuttle's shared ride service to their home, office or hotel without an advance reservation.

     Since 1994, the Company has invested significant financial and management resources in developing its proprietary information and management systems with the goal of expanding its services nationally. The Company believes that these systems, along with its established relationships with many major airports and municipalities and its employee training programs, provide SuperShuttle with a strong platform to enter new service areas throughout the United States through both acquisition and start-up operations. Toward this goal, in March 1998 the Company acquired its three largest franchises in Los Angeles, Orange County and Miami, as well as related operations in southern Florida. The combined annual revenue for these operations in fiscal 1997 was approximately $41.4 million, increasing the Company's fiscal 1997 pro forma revenue to approximately $75.1 million. Additionally, the Company and its Long Island franchisee recently were awarded two of four shared ride service contracts by the Port Authority of New York and New Jersey to service the borough of Manhattan and Long Island from the three major New York City area airports. The Company launched its service in May 1998 and expects its Long Island franchise to commence operations in June 1998.

     The Company intends to further leverage its ground transportation expertise, its reputation for customer service and reliability and its proprietary systems to seek to establish a leadership position in other segments of the ground transportation market. Currently, the Company provides shuttle services for large corporations and paratransit services for municipalities and subcontracts with larger bus operators to arrange charter services. Paratransit services consist of transportation services for disabled persons typically provided through contracts with local authorities in accordance with the Americans with Disabilities Act ("ADA"). The Company also provides executive sedan service exclusively under the ExecuCar brand in the Phoenix, Los Angeles, Dallas, Miami and Burbank markets.

INDUSTRY OVERVIEW

     The travel industry is large and projected to grow. The Travel Industry Association of America projects that U.S. travel expenditures will increase from $453 billion in 1996 to over $600 billion by the year 2000. In addition, the Federal Aviation Administration projects that the number of airline passengers will increase from approximately 578 million in 1995 to approximately 928 million in 2007. The total potential market for airport ground transportation services consists of passengers originating or terminating their travel at U.S. airports. According to statistics provided to Data Base Products, a data service company, by the U.S. Department of Transportation, the number of such passengers in the top 150 U.S. airports based on passenger volume was approximately 713 million for the twelve month period ended June 1997.

     With the number of airline passengers growing each year, travelers are increasingly challenged by traffic congestion, limited parking facilities and expensive parking and taxi rates. Many of these travelers are looking for safe and economical transportation services to and from the airport. Airport authorities are also faced with many of the same problems that face travelers as they seek to accommodate more travelers, improve transportation options and respond to increasing environmental concerns and regulatory requirements. The Company believes that the primary reason these problems have not been adequately addressed is due to the highly fragmented nature of the airport ground transportation industry, which consists of a large number of local companies providing a variety of transportation services, including chauffeured vehicles, buses, vans, taxis and sedan services. As a result, the quality, price and consistency of airport ground transportation services and, in particular, shared ride services, vary significantly by market. Furthermore, unlike the airline and car rental industries which offer consumers the choice of a number of nationally-branded service providers, the Company believes there are few, if any, national providers of shared ride ground transportation services.

THE SUPERSHUTTLE SOLUTION

     The Company believes it has created the only national brand in shared ride airport ground transportation, serving the growing needs of travelers and airports for reliable, safe, convenient and economical airport ground transportation services. The Company offers consumers door-to-door, shared ride transportation service, which picks up passengers from their homes, hotels or offices within a guaranteed 15 minute window. Through the Company's centralized reservation and dispatch systems, the Company efficiently groups passengers together by neighborhood, thereby providing consumers with a convenient and economical airport transportation alternative. From airport curbside locations, passengers can use SuperShuttle's shared ride service without an advance reservation. For passengers, this service provides a reliable ground transportation alternative to generally more expensive airport parking and taxi services and less convenient mass transportation services. For airports, the Company offers an experienced, nationally-branded ground transportation alternative, which addresses passenger traffic, environmental and regulatory issues and provides high quality customer service.

GROWTH STRATEGY

     The Company's goal is to become the leading provider of nationally branded, door-to-door ground transportation services in the United States. The Company is seeking to achieve this objective through the following key strategies.

     Increase SuperShuttle Brand Recognition. The Company is seeking to increase SuperShuttle brand recognition on a nationwide basis. The Company is building its national brand identity through its distinctive trademarked bright blue and yellow vans, centralized reservation system, 1-800-BLUE-VAN telephone number and "no more than three stops" policy. The Company believes that its brand name and consistent nationwide service are important to airline passengers as they travel from airport to airport. To date, the Company has engaged in minimal advertising and has relied on its airport curbside presence and word-of-mouth customer referrals to build brand recognition. Going forward, the Company plans to employ targeted advertising in electronic and print media, direct mail campaigns and partnership programs with airlines and travel agencies to build customer awareness and loyalty.

     Leverage Operating Systems. Since 1994, the Company has invested over $2.0 million and significant management time and resources in developing its proprietary integrated operating systems as a platform to support growth and nationwide expansion. The Company believes that its centralized reservation system, REZ Central, its state of the art digital dispatch system ("DDS"), and its integrated operating systems enable it to improve vehicle and driver utilization and provide a high level of customer service throughout the Company's transportation system. The Company's operating systems are highly scalable and designed to cost-effectively support the addition of new markets. The Company intends to continue to invest in upgrading and improving its operating systems.

     Enter New Geographic Markets. The Company's target markets include the top 60 U.S. airports based on passenger volume. The Company intends to expand its shared ride services into new geographic markets through acquisitions of leading regional ground transportation service providers, including SuperShuttle franchisees or through start-up operations. The Company began to implement its acquisition strategy in March 1998 with the acquisition of its three largest franchises in Los Angeles, Orange County and Miami, and related operations in southern Florida. In addition, the Company and its Long Island franchisee were recently awarded two of four shared ride service contracts by the Port Authority of New York and New Jersey to service the borough of Manhattan and Long Island from the three major New York City area airports. The Company launched its service in May 1998 and expects its Long Island franchise to commence operations in June 1998.

     Expand Transportation Services. SuperShuttle plans to leverage its ground transportation expertise, its reputation for service and reliability and its proprietary operating systems to seek to establish a leadership position in other segments of the ground transportation industry. The Company's other transportation services include paratransit and shuttle services for large corporations and municipalities, charter arrangement services for groups through subcontracts with bus operators and an executive sedan service. The Company believes that there are significant opportunities to capitalize on the trend toward the outsourcing of ancillary transportation services by organizations such as hotels, car rental companies, corporations, universities and state and local governments. The Company intends to expand into these additional market segments primarily through acquiring complementary passenger ground transportation service providers that can be easily integrated into the Company's operations and can enhance operating efficiencies within existing geographic markets.

     Provide Superior Customer Service. The Company is committed to providing a high level of customer service. The Company believes the use of employee drivers versus independent drivers allows it to better control and improve the quality of its services through both driver training and customer service programs. Furthermore, the Company believes its centralized reservation system and trained customer service representatives enhance its ability to provide consistent service throughout its operations. The Company's operating systems enable it to monitor performance, including on-time pickup, provide efficient routing and also communicate with drivers in the field. The Company believes that the combination of these factors are critical to its ability to maintain a consistently high level of customer service and satisfaction and build customer loyalty.

SUPERSHUTTLE SERVICES

     In 1997, the Company, through Company-owned and franchise operations, provided shared ride services to over seven million passengers, with approximately 70% traveling to or from homes or offices and approximately 30% traveling to or from hotels. The Company also provides paratransit, contracted and executive sedan services.

     Blue Van Service. The Company provides shared ride ground transportation services to, from and between 18 airports. Passengers can reserve SuperShuttle's services to the airport by calling the Company's centralized reservation system at 1-800-BLUE-VAN or through local telephone numbers. The customer service agent inputs the passenger's flight time and location information into the reservation system and provides the customer with a pick-up time within a 15-minute window on the scheduled departure date. Although vans seat up to seven people, each van is routed so that passengers are generally assured no more than three stops per trip. The Company's DDS allows SuperShuttle drivers who are running behind schedule to input data into an onboard terminal while enroute to a customer's residence, which automatically calls to alert the passenger that the van is within minutes of arriving. In addition, the Company utilizes global positioning satellite ("GPS") technology which allows dispatchers to locate a passenger's address and dispatch the nearest van. The DDS is currently operational in the Company's Phoenix and San Francisco locations. The Company is currently installing this system in Los Angeles and Orange County and plans to implement this system in Dallas before the end of fiscal 1998. Passengers seeking a ride from the airport can find SuperShuttle's designated airport booth or curb-side location. Passengers have the option of paying with cash or by credit card. The fare for each passenger is a fixed fee which is based upon the passenger's destination. The Company believes that its fares are generally priced lower than those charged by taxis or limousine services.

     SuperShuttle Locations. SuperShuttle currently operates through locations in 15 cities serving 18 airports, including 10 of the top 20 U.S. airports based on passenger volume, according to DOT statistics. SuperShuttle services are provided through nine Company-owned operations and six SuperShuttle franchises. Each location has a general manager who is responsible for the local operation and has an operations center staffed by customer service personnel, fleet managers and dispatchers. All of the Company's services are operated with a dedicated fleet of vans and drivers. The Company's franchises are operated under franchise agreements which grant the franchisees the exclusive right to operate a SuperShuttle business in a designated geographic area for a stated term, typically ten years with three five year renewal periods. The following table sets forth a summary as of May 31, 1998, of SuperShuttle's Company-owned and franchise operations.

                             SUPERSHUTTLE LOCATIONS

                                                             DATE
                       LOCATION                             OPENED            VANS
                       --------                             ------            ----
COMPANY-OWNED
  Baltimore(1)........................................   January 1995           37
  Dallas/Ft. Worth....................................     July 1987            81
  Los Angeles(2)......................................   October 1983           93
  Miami(2)............................................   December 1988          90
  Orange County(2)....................................     June 1994            78
  New York............................................     May 1998             40
  Phoenix.............................................    August 1986           74
  Sacramento..........................................   October 1995           29
  San Francisco.......................................    August 1985           94
                                                                               ---
          Total.......................................                         616
FRANCHISES
  Burbank (San Fernando Valley).......................  September 1993          32
  Denver..............................................     May 1996             36
  Long Island.........................................     June 1998            25
  Ontario (San Gabriel Valley)........................  September 1993          34
  Philadelphia........................................    April 1994            22
  Washington, D.C.(3).................................   February 1997          63
                                                                               ---
          Total.......................................                         212

------------------------------
(1) The Company owns a 50% equity interest in this operation, operates it pursuant to a management agreement and has an option to purchase the remaining 50% equity interest therein.

(2) These operations were acquired in March 1998 and were previously franchises.

(3) The Company owns an approximately 15% equity interest in this operation and has a right of first refusal with respect to the sale thereof.

     Other Transportation Services. The Company currently provides transportation services for large corporations and municipalities, including shuttle and paratransit services, charter services for groups through subcontracts with large bus operators and an executive sedan service. In March 1998, the Company acquired a paratransit business in southern Florida with 1997 revenues of approximately $11.7 million. Paratransit services are provided for disabled persons pursuant to contracts with local transit authorities in compliance with the ADA. See "Risk Factors--Dependence on Airport and

Government Contracts." The Company's executive sedan service is offered exclusively under the ExecuCar brand and currently operates in five cities (Phoenix, Los Angeles, Dallas, Miami and Burbank) through a fleet of approximately 100 cars owned primarily by independent contractors. ExecuCar is an exclusive ride sedan service providing individual customers door-to-door service with a high level of comfort and service similar to a limousine. Fares for the ExecuCar service are flat rates based on destination and are generally less expensive than the Company's sedan competitors.

INTEGRATED OPERATING SYSTEMS

     The core of the Company's operations is its proprietary integrated operating systems. Over the past four years, the Company has made a substantial investment of money and management time in the development of its centralized reservation, digital dispatch, scheduling and cashiering information systems. These systems allow the Company to provide a consistently high level of service to its passengers nationally and helps the Company to differentiate its service from other passenger ground transportation services. SuperShuttle's technology utilizes highly integrated, scalable software applications which are designed to cost-effectively support the Company's expanding operations. The Company's systems also allow it to gather data to generate detailed management reports and to assist in marketing decisions. The primary components of the Company's systems are described below.

     National Reservation System. The hub of the Company's operations is REZ Central, the Company's centralized reservation system. REZ Central utilizes client/server architecture and proprietary software which allow real time input into a national network linking the Company's operations. REZ Central is operated on a 24-hour, year round basis by SuperShuttle's central reservation department located at the Company's corporate headquarters in Phoenix, Arizona. The central reservation department receives reservations through the Company's 1-800-BLUE-VAN telephone number as well as through various local numbers. Call volume has grown since inception to an average of approximately 7,000 calls per day over the twelve months ended March 31, 1998. As of March 31, 1998, the central reservation department in Phoenix employed approximately 100 customer service agents and occupies space in the Company's corporate offices.

     REZ Central provides SuperShuttle with a number of competitive advantages, including the ability to: (i) provide customers with a convenient means of booking reservations on a SuperShuttle van in most of the cities it serves and ensure consistency in service; (ii) avoid the expense of installing additional reservation centers as the Company opens new locations; and (iii) cross-sell SuperShuttle's services in the other cities in which the Company operates. REZ Central also provides reporting and control systems which verify all reservations for complete customer information and are able to track reservations which allows more accurate and detailed analyses. The Company believes that in the future it will be able to use this customer information to assist in the development of its marketing strategies and plans.

     Digital Dispatch System. Another key component of the Company's integrated information systems is the DDS. The DDS is a highly sophisticated dispatching software program, which provides real time information and communications on van pick-ups and drop-offs, locations and revenue and passenger information. The DDS is currently operational in the Company's Phoenix and San Francisco operations and will be phased in at certain other Company-owned locations. The DDS interfaces with REZ Central to determine van availability and assist in scheduling. The DDS utilizes GPS technology to manage van movement and passenger routing, thereby enabling the Company to increase van and driver utilization and reduce passenger waiting times. If necessary, dispatchers have the ability to reroute vans equipped with the DDS while in the field, thereby increasing asset utilization. The Company licenses the software for the DDS system from a third party and depends on this third party to maintain, upgrade and otherwise enhance this software.

     Cashiering System. The Company's electronic cashiering system is an integrated system which automates the processing of payroll and production of selected financial and managerial reports. Vehicles are equipped with a mobile data terminal allowing drivers to communicate electronically with the Company's operations center. Drivers are required to input certain items of information into the data terminal, including passenger information and cash received. The cashiering system is integrated with the Company's dispatch system, which enables the Company to verify the accuracy of information and audit drivers.

     Any disruption in the operation of any of these systems, the loss of employees knowledgeable about such systems or the Company's failure to continue to effectively update or modify such systems as its business expands could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Operating Systems."

DRIVERS AND EQUIPMENT

     Other key components of the Company's operations include its van drivers and driver training programs, vehicles and maintenance operations, and quality assurance programs.

     Drivers. As of April 15, 1998, the Company and its franchisees employed approximately 2,000 van drivers, all of whom are compensated on a straight commission basis which the Company believes provides a significant incentive for drivers to increase their productivity. Because the Company's van drivers are employees versus independent contractors, as is the case with many of the Company's competitors, the Company is better able to control critical aspects of its services, including service standards, the physical appearance of drivers and van cleanliness. Drivers are required to have significant driving experience, complete a comprehensive one-week training course, pass medical exams and undergo background checks and routine drug testing. The Company's training program focuses on customer service standards, defensive driving and driver safety. The Company primarily uses independent operators for its ExecuCar service. Each new independent operator agrees to pay an initial fee to the Company, acquires his or her vehicle and pays all of the maintenance and operating expenses on the vehicle. Historically, the Company has experienced high turnover with respect to its employee drivers. There can be no assurance that the Company will be able to maintain an adequate supply of drivers and other personnel or that the Company's labor expenses will not increase as a result of a shortage in supply of such workers. See "Risk Factors--Labor Availability and Relations."

     Vehicles. The Company and its franchises operate a fleet of approximately 800 vans and 30 mini-buses. The Company-owned fleet of vans has an average age of 2.5 years. Vans typically have a useful operating life of four to five years. Approximately 43% of the Company's vans operate on alternative fuel sources, such as compressed natural gas and propane, which produce lower emissions than gasoline. The Company expects that on average it will replace approximately 20% of its vans annually. The Company typically leases its vans over a 36-month period with the option to purchase the vans at the end of the lease term. The Company's inability to acquire, or a material delay in acquiring the financing necessary to acquire replacement vans as needed would have a material adverse effect on the Company's business, results of operations and financial condition due to higher operating costs associated with operating an aging fleet. See "Risk Factors--Capital Requirements, Availability of Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

     Maintenance. The Company believes that maintaining the appearance of its vans is important to its brand image. Vans are cleaned and exteriors washed prior to each eight hour shift. Repairs and maintenance of the Company's fleet are primarily performed at maintenance facilities operated by the Company. Each of the Company's operating locations has a comprehensive preventative maintenance program for its equipment to reduce equipment downtime and increase equipment life. This program includes periodic safety checks when a vehicle returns to the terminal, regular oil and filter changes, lubrication, cooling system checks and wheel alignment on average every 4,000 miles, and more extensive maintenance at specified intervals.

     Fuel Prices and Availability. Currently, fuel is purchased under contracts with a number of providers at prevailing market prices. The Company expects that the aggregate volume of fuel purchased by the Company as a whole will create improved negotiating leverage with fuel vendors and may result in lower fuel prices. Fuel prices are subject to sudden increases as a result of variations in supply levels and demand. Any sustained increase in fuel prices, including the price of alternative fuel sources, could adversely affect the Company's results of operations. From time to time, there are efforts at the federal or state level to increase fuel or highway use taxes, which, if enacted, also could adversely affect the Company's results of operations. See "Risk Factors--Fuel Prices and Availability."

     Safety and Risk Management. The Company is dedicated to safe operations and complies with the Federal Highway Administration ("FHWA") and comparable state motor carrier safety rules, including rules concerning safe motor vehicle equipment, driver qualifications and safe operation of vehicles. The Company maintains drug and alcohol testing programs for its van drivers in conformity with applicable regulatory and contractual requirements. The Company actively monitors accidents and other incidents involving its vehicles, and takes follow-up steps to reduce the risk of repeat occurrences. The Company has implemented a number of safety programs designed to promote compliance with rules and regulations and to reduce accidents and injury claims. These programs include incentive programs for accident-free driving, driver safety meetings, distribution of safety bulletins to drivers and participation in national safety associations. See "Risk Factors--Insurance Costs; Risk of Personal Injury Claims."

     Quality Assurance. SuperShuttle carefully monitors service standards through quality assurance and customer service programs in order to build customer loyalty. The Company's quality assurance programs utilize mystery riders as well as survey cards that are sent to customers and travel service companies. SuperShuttle's quality assurance program also includes evaluations performed by an independent consultant to measure the quality of transportation services and the appearance of drivers and vehicles. A study commissioned by the Company in June of 1997 indicated that approximately 83% of the respondents rated the Company's services as "good" or "excellent."

MARKETING AND SALES

     The Company's marketing efforts to date have been relatively limited, focusing primarily on local advertising, such as yellow page and newspaper advertisements, and partnership programs with airlines and travel agencies. The Company has relied primarily on its curbside presence, its distinctive trade-marked bright blue and yellow vans and word-of-mouth customer referrals to build brand recognition of the "SuperShuttle" name. In the future, the Company has plans for a national marketing program focused on individual consumers which the Company believes accounts for approximately 70% of the Company's business. The Company also intends to employ targeted advertising in electronic and print media, direct mail campaigns and partnership programs with airlines and travel agencies to build customer awareness and loyalty.

     The Company's sales efforts include direct selling efforts to hotels, tour wholesalers, corporations and, to a lesser extent, travel agencies, which comprise approximately 30% of the Company's business. These sales efforts have been undertaken by local sales forces which are responsible for developing these relationships with municipalities and businesses. With the expansion of the Company's operations nationally, the Company expects to leverage its local sales efforts by developing relationships with national tour wholesalers and national corporate accounts.

AIRPORT RELATIONS

     The Company actively markets its services to airport authorities through its participation in industry associations, trade shows and local transportation boards. The Company also works with airport commissioners on a formal and informal basis to assist them in developing ground transportation management programs. An integral part of the Company's business expansion plans is its ongoing participation in the RFP process of airport authorities and other governmental agencies. All airports require ground transportation providers to obtain some level of authority to operate from curbside or other central locations. These airports grant such authority to operate by issuing permits or licenses generally with three to five year terms. Many airports also confer preferential operating authority to certain carriers. The bidding process for such preferential authority is often conducted through the formal RFP process. Since its inception in 1985, the Company has been a successful bidder in nearly all of the RFPs in which it has participated. The Company believes the number of airports and cities seeking to regulate the number of ground passenger transportation providers is increasing. The airport contracts typically give the service provider privileged status for the provision of outbound transportation services, with either designated space within the airport or at a specified curb location. The operating contracts generally require the payment of fees to the airport authorities and the service provider's compliance with certain criteria, such as the existence of a strong professional management team and sufficient systems and infrastructure.

     There can be no assurance the Company will, in the future, be a successful bidder or that competitive service providers will not be awarded contracts at certain airports to the exclusion of the Company. The failure of the Company to be awarded contracts by additional airports may constrain the expansion of its operations at certain airports. Furthermore, there can be no assurance that the Company's existing or future contracts will be renewed or not otherwise terminated or that airports will not award additional contracts to competitive providers. Similarly, certain of the Company's services are also regulated at the local municipality level. Certain municipalities or airports may impose significant usage fees applicable to the Company's services or require the posting of significant bonds. To the extent the fees the Company is required to pay increase significantly, it could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Significant Airport Regulations."

COMPETITION

     The ground transportation industry is highly competitive and fragmented with few significant national participants operating multi-city ground transportation operations. Each local market usually contains numerous local participants as well as a few companies offering regional and national service. The Company competes primarily on the basis of price, quality, convenience, scope of service and dependability. The Company also competes with service providers offering alternative modes of transportation, such as buses, taxis, radio cars and rental cars. In addition to competing for customers the Company also competes for airport and other contracts and for possible acquisitions. The Company expects competition to increase as existing competitors expand and additional companies enter the market. Certain of the Company's existing competitors have, and any new competitors that enter the industry may have, access to significantly greater financial resources than the Company. The Company's ability to effectively identify and consummate acquisitions may be impacted if current and potential competitors make strategic acquisitions or establish cooperative relationships, which could result in fewer acquisition opportunities available to the Company as well as increased costs for remaining acquisition targets. Competitive market conditions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Substantial Competition."

REGULATION

     The Company's operations are subject to extensive safety requirements and requirements imposed by environmental, workplace safety and anti-discrimination laws, including the Americans with Disabilities Act. Safety, environmental and vehicle accessibility requirements have increased in recent years, and this trend could continue. The FHWA and state regulatory agencies have broad power to suspend, amend or revoke the Company's operating authorizations for failure to comply with statutory requirements, including safety and insurance requirements. Local regulations applicable to van services focus on the entry of new operators into the marketplace and the aggregate number of authorized vehicles as well as the fares that can be charged for providing transportation services. These regulations may limit the Company's ability to expand the size of its van fleet.

     The Company's operations are also subject to various state and local regulations primarily designed to promote public safety by ensuring that regulated transportation providers operate safely, legally and in the public interest. Each individual state or local government requires certain approvals and permits to operate common carrier services. In addition, the California Public Utilities Commission (the "CPUC") must approve the Company's acquisition of the California Acquired Companies. If the CPUC fails to grant such approval, the Company would not be permitted to continue to operate such companies. In such event, the Company would be forced to restructure the acquisitions, if possible, to avoid the requirement of CPUC approval or to rescind them, either of which would have a material adverse effect on the Company's pro forma results of operations for the periods presented in the Prospectus and its business, financial condition and results of operations for future periods. See "Risk Factors--Absence of Combined Operating History; Need for Regulatory Approvals."

INSURANCE

     The Company is subject to accident claims as a result of the normal operation of its fleet of vehicles, which claims and the defense thereof generally are covered by insurance. The Company purchases automobile liability, automobile collision and comprehensive damage, general liability, comprehensive property damage, workers' compensation and other insurance coverages that management considers adequate for the protection of the Company's assets and operations, although there can be no assurance that the coverages and limits of such policies will be adequate. The Company's standard franchise agreement requires that its franchisees purchase similar types of insurance and name the Company as a named insured in such insurance policies. A successful claim against the Company beyond the scope of its or its franchisees' insurance coverage or in excess of its or its franchisees' limits could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Insurance Costs; Risk of Personal Injury Claims."

FRANCHISING RELATIONSHIPS

     Of the Company's 15 locations, six are owned and operated by franchisees. In addition, the Company owns a 50% equity interest in its Baltimore operation and an approximately 15% equity interest in its Washington, D.C. operation and operates both of these pursuant to management agreements. The Company's relationship with each franchisee is governed by franchise agreements (the "Franchise Agreements"), which grant the franchisees the exclusive right to operate a SuperShuttle business in a particular geographic area. The Franchise Agreements provide the Company with rights regarding the business and operations of each franchise and impose restrictions on the transfer of the franchise and on the transfer of the franchisee's capital stock without the consent of the Company. In addition, the Franchise Agreements grant SuperShuttle the right of first refusal with respect to any sale of the franchise operation. Each franchisee is required to operate its franchise in accordance with certain standards contained in the SuperShuttle operating manual (the "Operating Manual"). The Company has the right to monitor the operations of the franchisees and any default by a franchisee under a Franchise Agreement or the Operating Manual may give the Company the right to terminate the underlying franchise.

     In general, the Franchise Agreements grant the franchisees the exclusive right to operate a SuperShuttle business in a particular geographic area, generally defined in terms of service at a particular airport, for a stated period, typically ten years. The Franchise Agreements generally provide for three five-year renewal terms. Upon renewal, the terms and conditions of the Franchise Agreements (other than with respect to royalty fees) may be amended from those contained in the existing Franchise Agreements. The standard royalty fee payable to the Company under the Franchise Agreements is $40 per van (or other vehicle utilizing any of SuperShuttle's trademarks) per week, which amount is subject to a weekly aggregate minimum and periodic cost of living adjustments. Franchisees are also required to contribute $10 per van per week to a marketing fund and to pay a semi-monthly fee equal to ten percent of the total revenue from each trip processed through SuperShuttle's center reservation system and directed to the franchisee.

     Pursuant to each Franchise Agreement, the franchisee must meet certain guidelines relating to the number of vehicles maintained and the amount of advertising and promotion expenditures. In general, each Franchise Agreement provides that the franchisee shall not engage in any other ground transportation business within the franchise territory during the term of such agreement and for 12 months thereafter. In addition, franchisees agree not to use the word "SuperShuttle" or any other SuperShuttle trademark other than in their ground transportation business.

     The Company owns a 50% equity interest in its Baltimore operation, Shuttle Express, Inc. ("Shuttle Express"), which is also subject to a franchise agreement. Under the terms of a Shareholder Agreement between the Company, Shuttle Express, and Yellow Holding, Inc. ("Yellow"), the Company has the right to acquire the remaining 50% ownership interest in Shuttle Express pursuant to a call option exercisable at any time between September 1, 1997 and June 1, 1999. In addition, Yellow has the right to put Yellow's interest in Shuttle Express to the Company pursuant to a put option exercisable between January 1, 1999 and June 1, 1999. The strike price for the call or put option is equal to 4.5 times the product of one-half of the earnings before income taxes of Shuttle Express for the 12-month period ending the calendar month immediately preceding the exercise of the put or call option, but not less than $1.0 million. The Company has the right to reject the exercise of Yellow's put option, in which case Yellow may sell its interest to a third party. Commencing June 1, 1999, the Company has a right of first refusal with respect to the sale of this operation.

     The Company is also subject to federal and state laws, rules and regulations governing the offer and sale of franchises. A number of states have enacted laws that require detailed disclosure in the offer and sale of franchises and/or the registration of the franchisor with state administrative agencies. The Company is also subject to Federal Trade Commission regulations relating to disclosure requirements in the sale of franchises. Certain states have enacted, and others may enact, legislation governing certain aspects of the franchise relationship and limiting the ability of the franchisor to terminate or refuse to renew a franchise. The law applicable to franchise sales and relationships is rapidly developing, and the Company is unable to predict the effect on its franchise system of additional requirements or restrictions that may be enacted or promulgated or of the complexity of franchise regulation compliance problems that may be encountered from time to time. See "Risk Factors--Reliance on Franchisees; Regulation of Franchises."

FACILITIES AND ENVIRONMENTAL MATTERS

     The Company's headquarters are located in Phoenix, Arizona in facilities leased by the Company under a 10-year lease that expires in October 1999 with the option to renew the lease for an additional five years. This facility also houses the Company's central reservation center. The Company also leases its Company-operated facilities. The terms of such leases vary from a 60 day tenancy to ten years and expire at various times through February 2003 (inclusive of lease renewal terms). The Company's facilities consist principally of offices, garages and maintenance facilities. Some of these are consolidated facilities, while other facilities have limited operations, which may not include complete maintenance services. The Company believes that its facilities are adequate for its current needs. The Company has above ground and underground storage tanks which are located at certain of its facilities. There can be no assurance that the Company's current fuel tanks or those acquired in future acquisitions will not result in discharge of hazardous materials at the Company's facilities.

     In addition, in April 1998 the Company received a letter from the lessor of its Texas facility claiming that SuperShuttle has contaminated this property and requesting that the Company restore the property to the condition it was in before the contamination occurred. While the Company believes it was not the cause of any such contamination and intends to vigorously defend any claim to the contrary, there can be no assurance that the Company will not incur significant costs defending this claim, be required to pay damages or incur costs related to the remediation of this property. Such costs could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Potential Exposure to Environmental Liabilities".

EMPLOYEES AND INDEPENDENT OPERATORS

     As of March 31, 1998, the Company had approximately 2,000 full-time employees (approximately 1,400 of whom were drivers) and approximately 200 part-time employees (approximately 150 of whom were drivers). As of March 31, 1998, the Company also had agreements with approximately 95 independent contractors for its ExecuCar service. Several different unions represent approximately 1,000 employees of the Company, of whom approximately 900 are drivers. The Company is a party to a number of different collective bargaining agreements which expire at various dates between November 1998 and May 2002. In addition, certain of these contracts provide for renegotiation annually. The Company is currently in negotiations with the unions representing certain of its Orange County and Florida employees and there can be no assurance that the Company will obtain a satisfactory resolution to these negotiations. The Company's inability to negotiate acceptable contracts with existing unions as agreements expire or with new unions could result in work stoppages by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. While the Company has experienced threats of work stoppages in the past, such threats have not resulted in any strikes or work stoppages to date. In the event the Company's employees were to engage in a strike or other work stoppage, the Company could experience a significant disruption of its operations and higher ongoing labor costs, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has an agreement with one of its stockholders that it will not, directly or indirectly, oppose any attempt by any union or collective bargaining group to organize or seek to represent the employees of the Company employed at any of the Company's new locations. See "Risk Factors--Labor Availability and Relations."

INTELLECTUAL PROPERTY

     The Company uses a number of trademarks, certain of which the Company has registered with the United States Patent and Trademark Office. The Company believes that its registered and common law trademarks, including "SuperShuttle," "ExecuCar" and the blue and yellow color combination, have significant value and that some of its trademarks are instrumental to its ability to create and sustain demand for and market its services. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's trademarks. The Company believes that there are no currently pending challenges to the use or registration of any of the Company's registered trademarks. There can be no assurance, however, that the Company's trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would, in such an event, not be prevented from using its trademarks, any of which could have a material adverse effect on the Company and its business. In addition, the Company could incur substantial costs to defend legal actions taken against it relating to the Company's use of trademarks, which could have a material effect on the Company's results of operations and financial condition.

     SuperShuttle has several proprietary software programs that it utilizes within its system. The cashiering and reservation programs are owned by SuperShuttle. Through the Company's wholly owned subsidiary, SuperShuttle Franchise Corporation ("SFC"), the Company acquired from a third party its digital dispatch system and 1,000 prepaid licenses for use of related application software, which may be used, resold or distributed by SFC to other SuperShuttle franchises or locations. The third party may not license the application software to any other operators in the airport ground transportation business for a period of ten years, which expires in 2005. The license agreement for the application software grants SFC a non-exclusive right to use the software for so long as SFC is the exclusive owner of the digital dispatch system. The Company is dependent on this third party to maintain, upgrade and otherwise enhance this software. See "Risk Factors--Dependence on Operating Systems."

LEGAL PROCEEDINGS

     The Company filed a $1,000,000 civil action in 1994, in the Los Angeles County Superior Court, Southwest District, against an insurance carrier, Golden Eagle, which previously provided workers' compensation coverage to the Company from 1987 through 1991. The Company claims that the insurance company mishandled and over-reserved the workers' compensation claims which increased the Company's insurance premiums. The insurance company filed a cross-complaint against the Company seeking recapture of $652,000, which was previously paid in dividends to the Company, plus legal fees. In 1997, the Department of Insurance in California took over the operation of Golden Eagle. All litigation against the insurance company was stayed and the insurance commissioner enacted a formal procedure for processing claims. The Company has submitted its claim and has had limited discussions regarding the resolution of this case.

     The Company is also involved in a personal injury action which arises from an incident on March 24, 1994 in which two persons were alleged to have been injured by a Company vehicle. The Company and its insurer's legal counsel are discussing an out-of-court settlement with the plaintiffs. A potential loss of $1,000,000 exists which could be borne by the Company and two other parties. Currently, the exposure to the Company is estimated to be within its $100,000 insurance policy limits and, therefore, no loss reserve has been recorded in the financial statements.

     From time to time, the Company also is a party to routine litigation incidental to its business, primarily involving claims for personal injury or property damage incurred in the transportation of its passengers. Except as discussed above, the Company is not aware of any pending or threatened claims which, if adversely determined, might materially affect the Company's operating results or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Information concerning the Company's current directors and executive officers of the Company and their ages as of the date hereof are as follows.

NAME                                     AGE                        POSITION
----                                     ---                        --------
Mitchell S. Rouse(1)...................  57    Chairman of the Board
R. Brian Wier..........................  43    President, Chief Executive Officer; Director
Thomas C. LaVoy........................  38    Chief Financial Officer and Secretary
Linda Paquin...........................  50    Vice President--Reservations
Dorthina Castillo-Davis................  43    Vice President--Business Development
Judy Robertson.........................  49    Vice President--Franchising and Administrative
                                               Services
David A. Abel..........................  51    Director
Stephen Allan..........................  37    Director
John C. Flanigan(1)....................  53    Director
Gene Hauck.............................  43    Director
Frank R. Kline(2)......................  47    Director
Anthony M. Lamport(2)..................  62    Director
Mark Levitt............................  45    Director
Neal C. Nichols(1)(2)..................  64    Director
Tucker Taylor(1).......................  59    Director

------------------------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Mitchell S. Rouse has served as Chairman of the Board of Directors of the Company since 1985, as President from 1996 to 1997, and as Chief Executive Officer from 1985 to February 1998. Mr. Rouse is also the Chairman of the Board and President of Wilmington Cab Company of California, Inc., an affiliate of the Company ("Wilmington"), an operator of taxi fleets, a position he has held since 1976. Since 1976, Mr. Rouse has also served as President and Chief Executive Officer of Taxi Systems, Inc. ("Taxi Systems"), a Los Angeles taxi cab service provider and a subsidiary of Wilmington. Taxi Systems is an operator of taxi fleets and is therefore a competitor to the Company's operations in Los Angeles. On May 19, 1994, Taxi Systems filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, Central District of California. The court confirmed the plan of reorganization by an order entered on April 20, 1995. The effective date of the plan of reorganization was August 25, 1995. A final decree was entered on December 9, 1996. Mr. Rouse is the brother-in-law of Gene Hauck.

     R. Brian Wier has served as President and a director of the Company since 1997 and as its Chief Executive Officer since February 1998. Mr. Wier joined the Company in 1987. Prior to assuming his current position, Mr. Wier served as Chief Operating Officer from May 1996 to February 1998 and Vice President and General Manager of the Phoenix operation from March 1995 to May 1996, and prior to that, held the position of Vice President and General Manager for the Company's Dallas/Fort Worth ("DFW") and Miami operations from November 1987 to March 1995. Mr. Wier serves on the board of Airport Ground Transportation Association ("AGTA"), The Travel Industry Association ("TIA"), and is a past member of various travel industry boards, including the DFW Tourism Council. Prior to joining SuperShuttle, Mr. Wier owned and served as President of Wier Lumber and Builder Door and Trim, a building material supply company and was a general partner in R. Brian Wier Limited, a real estate development company, from 1979 to 1987.

     Thomas C. LaVoy has served as Chief Financial Officer of the Company since July 1997 and as Secretary since March 1998. From September 1987 to February 1997, Mr. LaVoy served as Chief

Financial Officer of Photocomm, Inc., a public company engaged primarily in the development of solar electric power systems and related products. Mr. LaVoy also served as a C.P.A. with the firm of KPMG Peat Marwick from 1980 to 1983.

     Linda Paquin has served as Vice President of Reservations of the Company since February 1996 and as Director of Reservations for the Company from March 1995 to February 1996. From 1982 to 1995, Ms. Paquin served as senior manager of reservation operations at Alaska Airlines.

     Dorthina Castillo-Davis has served as Vice President of Business Development of the Company since 1997. Ms. Castillo-Davis has also served in other positions with the Company, including General Manager of the Phoenix operation from 1986 to 1991 and Director of Training from 1996 to 1997. From 1992 to 1994, Ms. Castillo-Davis served as a manager for Malandro Communication, Inc., a corporate training and development.

     Judy Robertson has served as Vice President of Franchising and Administrative Services of the Company since 1998. From 1993 to 1998, Ms. Robertson served as Director of Franchising of the Company. From 1990 to 1992, Ms. Robertson served as Director of Human Resources and Franchising at Penguin's Place, Inc., a frozen yogurt franchisor.

     David A. Abel has been a director of the Company since 1985. Mr. Abel has served as the President and CEO of ABL, Inc., a California-based business consulting firm engaged in corporate, real estate and publishing transactions since 1980. Mr. Abel currently serves on and as the chairman of the board of directors of Calstart, a non-profit transportation industry organization promoting environmental goals for clean air and energy efficiency.

     Stephen Allan has served as President of Preferred Transportation, Inc. ("PTI") since 1994. SuperShuttle acquired PTI, a former franchise, in March 1998. In connection with the acquisition, Mr. Allan was elected to the Company's Board of Directors in May 1998. Mr. Allan joined SuperShuttle in 1986 and worked in the accounting department until 1991, when he assumed the position of General Manager of SuperShuttle's Los Angeles operation.

     John C. Flanigan has been a director of the Company since May 1996. Mr. Flanigan has been a partner in the Flanigan Law Firm since 1992. From 1985 to 1991, Mr. Flanigan was Vice President for Public Affairs of the Irvine Group, a residential development company.

     Gene Hauck has served as President of Tamarack Transportation, Inc. ("Tamarack") since 1994. SuperShuttle acquired Tamarack, a former franchise, in March 1998. In connection with the acquisition, Mr. Hauck was elected to the Company's Board of Directors in May 1998. From 1989 to 1994, Mr. Hauck served as Director of Marketing and Associate General Manager of Yellow Cab of San Diego, Inc. Mr. Hauck is on the board of directors of the International Taxi and Livery Association ("ITLA") and currently serves on the Premium Service Committee of the ITLA. Mr. Hauck is the brother-in-law of Mitchell S. Rouse.

     Frank R. Kline has been a director of the Company since 1987. Mr. Kline has served as a private equity manager of Kline Hawkes California, L.P./Kline Hawkes California SBIC, L.P. (collectively, "KHC"), an investment fund, since 1994. From 1984 to 1994, Mr. Kline served as a private equity manager of Lambda Fund Management, Inc. ("Lambda"), a venture capital firm and an affiliate of the Company. Mr. Kline currently serves as a director of four companies in which KHC has invested, including Sensor Systems, Campus Link Communications, EOS Corporation and Transoft Technology. Mr. Kline also serves on the Board of Governors of the National Association of Small Business Investment Companies.

     Anthony M. Lamport has been a director of the Company since May 1995. Since March, 1990, Mr. Lamport served as President of Lambda. Mr. Lamport currently serves as a director of Prophecy Transportation Software, Inc., a software company in which Lambda has invested.

     Mark Levitt has served as President and Chief Financial Officer of Southern Shuttle Services, Inc. ("Southern") since 1993. SuperShuttle acquired Southern, a former franchise, in March 1998. In connection with the acquisition, Mr. Levitt was elected to the Company's Board of Directors in May 1998. Since 1984, Mr. Levitt has also served as Vice President of LSF. Mr. Levitt serves currently on the Executive Board of the TIA.

     Neal C. Nichols has been a director of the Company since May 1996. Mr. Nichols is the CEO of Transportation General, Inc., a Virginia taxi operation. Mr. Nichols is a past president of the ITLA and currently serves on the board of directors for the Executive Committee of the ITLA.

     Tucker Taylor has been a director of the Company since 1992. Mr. Taylor served as a senior executive of Columbia/HCA and Medical Care America, a national health care provider, from 1991 until February of 1998. From 1982 to 1991, Mr. Taylor was a private investor and a strategic marketing consultant to several national transportation and healthcare organizations. Mr. Taylor is currently a director of Cornell Corrections, Inc., a provider of privatized correctional, detention and pre-release services in the United States.

BOARD OF DIRECTORS

     The Company's Board of Directors is comprised of 11 members. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until his successor is duly elected and qualified.

     The Board of Directors has established an Audit Committee which is comprised of Messrs. Kline, Lamport and Nichols, and a Compensation Committee which is comprised of Messrs. Rouse, Taylor, Nichols and Flanigan. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting controls, practices and policies. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation arrangements for executive officers of the Company, including annual bonus compensation, and consults with management of the Company regarding compensation policies and practices. The Compensation Committee is also responsible for making recommendations concerning the adoption of any compensation plans in which management is eligible to participate, including the granting of stock options or other benefits under such plans.

DIRECTOR COMPENSATION

     Members of the Board of Directors who also serve as officers of the Company do not receive compensation for serving on the Board. Each other Board member receives a monthly retainer of $200 for serving on the Board, plus a fee of $500 for each Board of Directors' meeting attended. All directors receive reimbursement for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof.

     In addition to cash compensation, the members of the Board of Directors receive automatic grants each year of options to purchase 1,000 shares of Common Stock. Such options have an exercise price per share equal to the fair market value of the Common Stock at the time of grant, as determined by the Compensation Committee and the Board of Directors. Such options are subject to 12-month vesting and terminate upon the earlier of (i) the fifth anniversary of the grant date or (ii) the expiration of the 90-day period following the termination of the director's service with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are currently Messrs. Rouse, Taylor, Nichols and Flanigan, all of whom were appointed to the Compensation Committee in November 1997. Prior to November 1997 and during the fiscal year ended September 30, 1997, Messrs. Rouse, Taylor and Kline were members of the Compensation Committee. Mr. Rouse is Chairman of the Board and served as the Company's Chief Executive Officer until February 1998. Neither Mr. Taylor, Mr. Nichols, Mr. Flanigan nor Mr. Kline has at any time been an officer or employee of the Company or any subsidiary of the Company. Mr. Taylor was appointed chairman of the Compensation Committee on January 23, 1997.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the provisions of Delaware law, the Company has adopted provisions in its Certificate of Incorporation which provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments, loans to directors and officers or stock repurchases illegal under Delaware law, for improper transactions between the director and the Company or for any transaction in which a director has derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunction relief or recision.

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of an indemnified party. The Company's Bylaws also permit the Company to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Company upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification.

     The Company has entered into separate indemnification agreements with each of its directors and officers which are, in some cases, broader than the specific indemnification provisions contained under Delaware law. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company (other than Liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company also maintains directors' and officers' liability insurance.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding annual compensation for all services rendered to the Company in all capacities during the fiscal year ended September 30, 1997, by the Chief Executive Officer of the Company and the other executive officer who earned a salary and bonus in excess of $100,000 (the "Named Executive Officers"). No other executive officers of the Company had a total salary and bonus in fiscal 1997 that exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                         ANNUAL COMPENSATION      ---------------------
                                             FISCAL    -----------------------    SECURITIES UNDERLYING
        NAME AND PRINCIPAL POSITION           YEAR     SALARY ($)    BONUS ($)         OPTIONS (#)
        ---------------------------          ------    ----------    ---------    ---------------------
Mitchell S. Rouse..........................   1997      $ 25,000      $60,000             1,000
  Chairman of the Board(1)
R. Brian Wier..............................   1997       130,000       50,000                 0
  President and Chief Executive Officer(2)

------------------------------
(1) Mr. Rouse served as Chief Executive Officer of the Company until February 4, 1998.

(2) Mr. Wier's current annual base salary is $175,000.

OPTION GRANTS

     The following table shows certain information regarding stock options granted to the Named Executive Officers during the fiscal year ended September 30, 1997. No stock appreciation rights were granted to these individuals during such fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         PERCENTAGE                                  POTENTIAL REALIZABLE
                                          OF TOTAL                                     VALUE AT ASSUMED
                          NUMBER OF       OPTIONS                                   ANNUAL RATES OF STOCK
                         SECURITIES      GRANTED TO                                 PRICE APPRECIATION FOR
                         UNDERLYING      EMPLOYEES      EXERCISE                        OPTION TERM(4)
                           OPTIONS       IN FISCAL      PRICE PER     EXPIRATION    ----------------------
         NAME           GRANTED(#)(1)     YEAR(2)       SHARE(3)         DATE          5%           10%
         ----           -------------    ----------    -----------    ----------    --------      --------
Mitchell S.
  Rouse(5)............      1,000           3.4%          $6.00       7/18/2002      $1,658        $3,663
R. Brian Wier.........         --            --              --              --          --            --

------------------------------
(1) Since the end of fiscal 1997, options to purchase 250,000 shares of Common Stock were granted to certain executive officers. Mr. Wier was granted two options for 30,000 shares and 120,000 shares, respectively, of Common Stock on February 10, 1998, at an exercise price of $6.00 per share. Mr. LaVoy, the Company's Chief Financial Officer, was granted an option for 100,000 shares of Common Stock on February 10, 1998, at an exercise price of $6.00 per share. See "Employment Agreements." Mr. Wier's option for 30,000 shares vested immediately on the grant date. Mr. Wier's option for 120,000 shares and Mr. LaVoy's options become exercisable with respect to 25% of the option shares on each one-year anniversary of the grant date, provided, however, that those option shares due to vest to Mr. Weir and Mr. LaVoy upon the one-year anniversary of the grant date will immediately vest upon the closing of this offering.

(2) Options for a total of 29,500 shares of Common Stock were granted in fiscal 1997.

(3) The exercise price may be paid with: (i) cash or check; (ii) shares of Common Stock; or (iii) a combination of the above.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(5) Mr. Rouse's option to purchase 1,000 shares, which was granted under the 1995 Stock Option Plan, becomes exercisable on July 18, 1998.

OPTION EXERCISES AND HOLDINGS

     The following table provides certain summary information concerning the shares of Common Stock represented by outstanding stock options held by each of the Named Executive Officers as of

September 30, 1997. No options were exercised by the Named Executive Officers during the fiscal year ended September 30, 1997.

               AGGREGATED OPTION EXERCISES IN FISCAL YEAR VALUES

                                     NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                          SEPTEMBER 30, 1997 (#)             SEPTEMBER 30, 1997 ($)(1)
                                     --------------------------------      ------------------------------
               NAME                  EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
               ----                  ------------      --------------      -----------      -------------
Mitchell S. Rouse..................      2,000             1,000                --                --
R. Brian Wier......................     35,000                --                --                --

------------------------------
(1) Based on the fair market value of $6.00 per share as of September 30, 1997, as determined by the Board of Directors, minus the exercise price of $6.00 per share, multiplied by the number of shares underlying the option.

1998 STOCK OPTION PLAN

     The Company's 1998 Stock Option Plan (the "1998 Option Plan") was adopted by the Board of Directors on February 20, 1998, and approved by the stockholders of the Company at its annual meeting held on March 19, 1998. The 1998 Option Plan is effective as of February 4, 1998. As of March 31, 1998, no options have been granted under the 1998 Option Plan.

     The 1998 Option Plan provides for the grant to employees of the Company (including officers and directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or of nonstatutory stock options. The maximum number of shares of Common Stock that are authorized for issuance under the 1998 Option Plan is 1,000,000, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or certain other adjustments to the total number of outstanding shares of the Company's Common Stock. The aggregate fair market value (determined at the time the incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by the employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

     The 1998 Stock Option Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Administrator determines the recipients of options, option terms, exercise price, the number of shares subject to the option and the exercisability of the options. The exercise price of all incentive stock options granted under the 1998 Stock Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of the grant. The exercise price of any incentive stock option granted to an employee who owns stock representing more than 10% or more of the voting power of the Company's outstanding capital stock (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of the grant. The exercise price of all nonstatutory stock options cannot be less than 85% of the fair market value of the Common Stock of the Company on the date of grant. Payment of the exercise price may be made in cash, delivery of shares of the Company's Common Stock or other consideration determined by the Administrator. The term of an incentive stock option granted under the 1998 Stock Option Plan shall be ten (10) years; provided, however, that the term may not exceed five (5) years for 10% Stockholders. The term of a nonstatutory stock option shall be eleven (11) years from the date of grant. An option may not be transferred by the employee other than by will or the laws of descent or distribution and may be exercised during the lifetime of the employee, only by the employee, unless otherwise provided in an Option Agreement. In the event of certain changes of control of the Company, all outstanding options will be exercisable, in whole or in part, for the remainder of the option period stated in the option agreement.

     The Administrator has the authority to amend or terminate the 1998 Stock Option Plan as long as such action does not affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares subject to the 1998 Stock Option Plan, or any change in the designation of the class of persons eligible to be granted options, or a material increase in benefits accruing to participants under the 1998 Stock Option Plan if the Company is registered under Section 12 of the Securities Exchange Act of 1934, as amended. If not terminated earlier, the 1998 Stock Option Plan will terminate in 2008.

1995 STOCK OPTION PLAN

     The Company's 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Board of Directors in April 1996, and approved by the stockholders in May 1996. The 1995 Plan provides for the grant to employees of the Company, including officers and directors of the Company and franchisee principals, consultants and other providers of goods and services to the Company (collectively, "Optionees") of "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified stock options or stock appreciation rights ("SAR"). The maximum number of shares of Common Stock issuable under the 1995 Option Plan and the Company's 1986 Stock Option Plan (which terminated in 1995) is 445,900, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or certain other adjustments to the Company's total number of outstanding shares of Common Stock. As of May 31, 1998, options to purchase 382,250 shares are outstanding under the 1995 Option Plan and the 1986 Option Plan and options to purchase 41,925 shares pursuant thereto have been exercised. The aggregate fair market value (determined at the time the incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by the employee during any calendar year (under all plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

     The 1995 Stock Option Plan is administered by the Board of Directors or a committee of the Board of Directors (the "Administrator"). The Administrator determines the recipients of options, option terms, exercise price, the number of shares subject to the option and the exercisability of the options. The exercise price of all stock options granted under the 1995 Stock Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of the grant. The exercise price of any stock option granted to an employee who owns stock representing more than 10% of the voting power of the Company's outstanding capital stock (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of the grant. Payment of the exercise price may be made in cash, delivery of shares of the Company's Common Stock having a fair market value on the exercise date equal to the option price or a combination of shares of Common Stock valued at the fair market value on the exercise date and cash. The term of a stock option granted under the 1995 Stock Option Plan shall not be greater than ten years; provided, however, that the term may not exceed five years for 10% Stockholders. Any option granted or to be granted under the 1995 Option Plan may, at the discretion of the Administrator, include a related SAR. An SAR may be granted either at the time the related option is granted or at any time thereafter prior to exercise, termination or cancellation of such related option; provided, however, that no SAR may be granted in connection with an incentive stock option which was granted prior to the grant of such SAR. Optionees receiving an SAR may exercise the SAR by surrendering to the Company the option or any portion thereof which is then exercisable, and the obligation of the Company in respect of the option to which the SAR relates (or such portion thereof) will be discharged by payment of the SAR so exercised.

     Upon the exercise of an SAR, the Company shall pay to the Optionee an amount equal to the difference between (i) 100 percent of the then fair market value of the shares of Common Stock subject to the option or portion thereof surrendered by the Optionee, and (ii) the aggregate option exercise price of such shares. The Optionee may elect to receive such payment in cash or in shares of Common Stock valued at fair market value, or in any combination thereof; provided, however, that the Company may, in its discretion, consent to or disapprove the election of the Optionee to receive cash in full or partial payment of the SAR. An option may not be transferred by the employee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order and may be exercised during the lifetime of the employee, only by the employee, unless otherwise provided in an Option Agreement. If an Optionee ceases employment with or services to the Company, then the Optionee may exercise any outstanding option for three months following the date of cessation of such status, but only to the extent of the number of shares for which the option is exercisable on the date of cessation of such status. In the event of certain changes of control of the Company, the Optionee has the right to exercise all outstanding options during the 15 days immediately prior to the consummation of the change of control, unless the options are assumed or replaced with comparable options by the successor corporation.

     The Administrator has the authority to amend or terminate the 1995 Stock Option Plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares subject to the 1995 Stock Option Plan or any material change in the eligibility requirements for the grant of options. If not terminated earlier, the 1995 Stock Option Plan will terminate in 2005.

401(k) PLAN

     The Company's employees participate in the SuperShuttle International 401(k) Plan, a profit-sharing plan established in January 1997 to serve employees of SuperShuttle and its subsidiaries. All employees of the Company who have attained age 21 and have been employed for six months or more are eligible to participate in the plan. Participants in the 401(k) plan may contribute up to 20% of their total base compensation to the plan, subject to limitations specified in the Internal Revenue Code of 1986, as amended. Each employee's interest in contributions of the Company, if any, vests 20% per year of service with the Company. Contributions by the Company are at the Company's discretion and no such contributions have been made to date.

EMPLOYMENT AGREEMENTS

     Effective March 1, 1998, the Company entered into a three year employment agreement with Mr. Wier, providing for a base annual salary of $175,000, subject to annual increases at the discretion of the Board of Directors. The agreement provides that, in the event of a termination of employment by the Company without cause or by Mr. Wier for good reason (as defined in the employment agreement), he will be entitled to receive from the Company an amount equal to two times either (i) the annual compensation which was payable to the employee by the Company for the year immediately preceding the termination date, or (ii) the average of the annual compensation which was payable to the employee by the Company for the two years preceding the termination date, whichever is greater. Further, the agreement provides that, in the event of a termination without cause or disability or for good reason, all of the employee's vested stock options shall remain exercisable for a period of one year following the effective date of termination; and for a 24-month period following the termination date he will continue to receive substantially the same benefits he received as an employee, and such benefits will be reduced to the extent he receives comparable benefits from other sources during such 24-month period. In addition, the employment agreement provides that if Mr. Wier voluntarily terminates his employment, other than for good reason, he is entitled to a severance payment equal to the lesser of $60,000 or the remaining base salary due under the employment agreement. The Company has the discretion to pay the severance payment due under the employment agreement in a lump sum or over a two year period. The employment agreement also provides that, in the event the Company terminates Mr. Wier or he voluntarily leaves following a change in control, he is entitled to the cash severance benefits described above plus the acceleration of the vesting of all of the employee's options, which will then be exercisable for a period of 90 days following the effective date of termination. In addition, upon a change of control, the options granted to Mr. Wier pursuant to his employment agreement become fully vested, and Mr. Wier has the right to require the Company to purchase his vested options at a price that is not less than the equivalent purchase price of the acquiring company effecting the change of control. Mr. Wier may not compete with the Company anywhere where the Company is doing business for a period of two years following the term of the employment agreement.

     The Company has also entered into employment agreements with other of its executive officers. See "Certain Transactions."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information as of June 2, 1998, concerning the beneficial ownership of the Company's Common Stock by (i) each Named Executive Officer of the Company; (ii) each director of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) each person (or group of affiliated persons) known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock. To the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.

                                         SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                             OWNED PRIOR         NUMBER OF      OWNED AFTER THE
                                          TO THE OFFERING(1)      SHARES         OFFERING(1)(2)
                                         --------------------      BEING      --------------------
NAME AND ADDRESS(3)                       NUMBER      PERCENT     OFFERED      NUMBER      PERCENT
-------------------                      ---------    -------    ---------    ---------    -------
DIRECTORS AND OFFICERS:
Mitchell S. Rouse(4)...................  1,650,033     25.1%           --     1,650,033     17.2%
R. Brian Wier(5).......................    110,000      1.6%           --       110,000      1.1%
Anthony M. Lamport(6)..................    362,830      5.5%           --       362,830      3.8%
Frank R. Kline(7)......................     36,432      *              --        36,432      *
Neal Nichols(8)........................    199,256      3.0%           --       199,256      2.1%
John C. Flanigan(9)....................     20,287      *              --        20,287      *
David Abel(10).........................     94,731      1.4%           --        94,731      1.0%
Tucker Taylor(10)......................     72,532      1.1%           --        72,532      *
Stephen Allan..........................    457,786      7.0%           --       457,786      4.8%
Gene Hauck.............................    731,621     11.1%           --       731,621      7.6%
Mark Levitt............................    450,801      6.9%           --       450,801      4.7%
All directors and executive officers of
  the Company as a group (15
  persons)(11).........................  4,218,809     62.6%           --     4,218,809     43.3%
5% STOCKHOLDERS:
David Koscielak(12)....................    477,785      7.3%           --       477,785      5.0%
Karen Caputo...........................    481,474      7.3%           --       481,474      5.0%
Robert Siedlecki(13)...................    466,128      7.1%           --       466,128      4.9%
Wilmington Cab Co. of California(14)...    900,000     13.7%           --       900,000      9.4%
ULLICO, Inc.(15).......................    771,988     11.6%      320,000       451,988      4.7%
Entities affiliated with Lambda
  Management, L.P.(16).................    359,830      5.5%           --       359,830      3.8%

------------------------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days, or pursuant to the conversion of a security. Shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days are deemed outstanding for calculating the percentage ownership of the person holding such options or warrants but are not deemed outstanding for calculating the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares beneficially owned by them. Percentage ownership calculations prior to and after the offering are based on 6,573,617 shares and 9,573,617 shares, respectively, of Common Stock outstanding.

 (2) In the event that the Underwriters exercise the over-allotment option, up to an additional 498,000 shares may be sold as follows: 348,000 shares by the Company, 100,000 shares by Mitchell S. Rouse and 50,000 shares by Lambda Management, L.P.

 (3) The address for all directors and officers of the Company is c/o the Company, 4610 South 35th Street, Phoenix, Arizona 85040.

 (4) Includes 900,000 shares held in the name of Wilmington Cab Co. of California, Inc, a company controlled by Mr. Rouse, and 3,000 shares issuable upon exercise of outstanding options exercisable within 60 days of May 31, 1998. Mr. Rouse has granted to the Underwriters an over-allotment option to purchase up to 100,000 shares of Common Stock. If the over-allotment option is exercised in full, the number of shares beneficially owned by Mr. Rouse will be 1,550,033 shares or 16.2% of shares outstanding.

 (5) Includes 95,000 shares issuable upon exercise of outstanding options exercisable within 60 days of May 31, 1998.

 (6) Includes 3,000 shares issuable upon exercise of outstanding options exercisable within 60 days of May 31, 1998. Also includes 1,000 shares of Common Stock and 6,666 shares of Series B Convertible Preferred Stock convertible into 10,666 shares of Common Stock held in the name of Lambda CFD '87, L.P., and 134,833 shares of Common Stock and 133,332 shares of Series B Convertible Preferred Stock convertible into 213,331 shares of Common Stock held in the name of Lambda III, L.P. Mr. Lamport is a general partner in each of these Lambda entities and disclaims beneficial ownership of these shares except to the extent of his proportional interest therein. Lambda CFD '87, L.P. and Lambda III, L.P. have collectively granted to the underwriters an over-allotment option to purchase up to 50,000 shares of Common Stock.

 (7) Includes 3,000 shares issuable upon exercise of outstanding options exercisable within 60 days of May 31, 1998, and 25,000 shares issuable upon exercise of a warrant held in the name of Kline Living Trust to purchase such number of shares of Common Stock at a price of $6.00 per share. The warrant is exercisable at any time until May 1, 2005.

 (8) Includes 2,000 shares issuable upon exercise of outstanding options exercisable within 60 days of May 31, 1998.

 (9) Includes 2,000 shares issuable upon exercise of outstanding options exercisable within 60 days of May 31, 1998, and 5,600 shares held in a retirement plan for the benefit of Mr. Flanigan.

(10) Includes 3,000 shares issuable upon exercise of outstanding options exercisable within 60 days of May 31, 1998.

(11) Includes 146,500 shares issuable upon exercise of outstanding options exercisable within 60 days of May 31, 1998, and 25,000 shares issuable upon exercise of a warrant. Mr. Rouse and Lambda Management, L.P. have granted to the Underwriters over-allotment options to purchase up to 100,000 shares and 50,000 shares, respectively, of Common Stock. If such over-allotment options are exercised in full, the number of shares beneficially owned by the directors and executive officers of the Company as a group will be 4,068,809 or 42.5% of shares outstanding.

(12) Includes 20,000 shares of Common Stock held in the name of Orange County Shuttle Associates, Inc., a company controlled by Mr. Koscielak. The address for Mr. Koscielak is 2129 West Rosecrans Avenue, Gardena, California 90249.

(13) The address for Mr. Siedlecki is 5890 Rodman Street, Hollywood, Florida 33023.

(14) The address of Wilmington Cab Co. of California, Inc. ("Wilmington Cab") is 2129 West Rosecrans Avenue, Gardena, California 90249. Mr. Rouse is a controlling shareholder of Wilmington Cab.

(15) Includes 56,356 shares issuable upon exercise of a warrant to purchase such number of shares of Common Stock and 339,477 shares of Series B Convertible Preferred Stock convertible into

     543,163 shares of Common Stock held in the name of ULLICO, Inc. Also includes 172,469 shares of Common Stock held in the name of The Union Labor Life Insurance Company. The warrant is exercisable at a price of $6.00 per share and is exercisable at any time until May 1, 2010. The address of ULLICO, Inc. is the same as Union Labor Life Insurance Company. The address of ULLICO, Inc. is 111 Massachusetts Avenue, N.W., Washington, D.C. 20001. ULLICO, Inc. is the parent company of The Union Labor Life Insurance Company. In accordance with the terms of the Certificate of Designation governing the Series B Convertible Preferred Stock (the "Preferred Certificate") and a related agreement, ULLICO, Inc. and The Union Labor Life Insurance Company had the right to designate an aggregate of two individuals to serve on the Company's Board of Directors. This right will cease upon the conversion of the Series B Convertible Preferred Stock into Common Stock.

(16) Includes 1,000 shares of Common Stock and 6,666 shares of Series B Convertible Preferred Stock convertible into 10,666 shares of Common Stock held in the name of Lambda CFD '87, L.P., and 133,332 shares of Series B Convertible Preferred Stock convertible into 213,331 shares of Common Stock held in the name of Lambda III, L.P. Lambda Management, L.P. is the general partner of Lambda CFD '87, L.P. and the general partner of Lambda III Capital Partners, L.P., which in turn is the general partner of Lambda III, L.P., Lambda CFD '87, L.P. and Lambda III, L.P. have collectively granted to the underwriters an over-allotment option to purchase up to 50,000 shares of Common Stock. If the over-allotment option is exercised in full the number of shares beneficially owned by Lambda CFD '87, L.P. and Lambda III, L.P. will be 309,830 shares or 3.2% of shares outstanding. The address for Lambda Management, L.P. is 360 Lexington Avenue, 54th Floor, New York, New York 10168. In accordance with the terms of the Preferred Certificate and a related agreement, Lambda III, L.P. and Lambda CFD. '87, L.P. had the right to designate one individual to serve on the Company's Board of Directors. Currently, Anthony M. Lamport, a general partner of these two Lambda funds, is a director of the Company and has served as Lambda's director designee.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is a Delaware corporation and its affairs are governed by its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the Delaware General Corporation Law. The following description of the Company's capital stock, which is complete in all material respects, is qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof, there are 5,806,457 shares of Common Stock issued and outstanding, which are held of record by 35 stockholders. As of the date hereof, there were 479,475 shares of Series B Convertible Preferred Stock, $.01 par value (the "Series B Preferred Stock") issued and outstanding, which are held of record by three stockholders. See "Capitalization."

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and do not have cumulative voting rights. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of liquidation, dissolution, or winding up of the Company, subject to the rights of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to share ratably in all assets available for distribution to the stockholders after payment of the Company's liabilities. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon completion of this offering, fully paid and nonassessable.

PREFERRED STOCK

     Shares of Preferred Stock may be issued in one or more series, and the Board of Directors of the Company has the power to fix for each such series the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and sinking fund terms of shares as the Board of Directors shall deem appropriate, without any further vote or action by the stockholders of the Company. Preferred Stock could be issued by the Board of Directors with voting and conversion rights that could adversely affect the voting power of the holders of the Common Stock. In addition, because the terms of the Preferred Stock may be fixed by the Board of Directors of the Company without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat or delay a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this would have the effect of decreasing the market price of the Common Stock. The Company has no present plans to issue additional shares of Preferred Stock. See "Risk Factors--Anti-Takeover Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law."

SERIES B PREFERRED STOCK

     The Company currently has outstanding 479,475 shares of Series B Preferred Stock, which are presently convertible into 767,160 shares of Common Stock. The holders of the Series B Preferred have agreed to convert their shares of Series B Preferred into Common Stock immediately prior to the Closing of this offering, 320,000 shares of which are being sold pursuant to this Prospectus.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

     The Company is subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. In addition, upon completion of the offering, certain provisions of the Company's charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Company's Common Stock, The Company's stock option and purchase plans generally provide for assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The Board of Directors has authority to issue up to 5,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock. The Company has no present plan to issue shares of Preferred Stock. See "Risk Factors--Anti-Takeover Provisions of the Company's Certificate of Incorporation, Bylaws and Delaware Law," "Management--Employment Agreements" and "Certain Transactions."

REGISTRATION RIGHTS OF CERTAIN HOLDERS.

     The holders of 4,689,111 shares of Common Stock (the "Registrable Securities"), including 56,356 shares issuable upon exercise of warrants and 447,160 shares issuable upon conversion of the Series B Preferred Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of agreements between the Company and the holders of Registrable Securities. Subject to certain limitations in the registration rights agreement, the holders of 1,140,000 shares of Common Stock may require, on one occasion, the Company to register their shares pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Act"). Subject to certain limitations in the agreement providing for registration rights, the holders of 823,516 shares of Common Stock may require, on one occasion, at any time after six months from the effective date of this Prospectus, that the Company use its best efforts to register such shares for public resale, provided that the aggregate offering prices of the shares to be sold is no less than $5,000,000. Likewise, subject to certain limitations in the registration rights agreements, the holders of 3,045,595 shares of Common Stock may require, on one occasion at any time after the Company is eligible to file a registration statement on Form S-3 (which is at least twelve months from the effective date of this Prospectus), that the Company use its best efforts to register such shares for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. A holder's right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of such registrations must be borne by the Company and all selling expenses (including underwriting discounts, selling commissions and stock transfer taxes) relating to Registrable Securities must be borne by the holders of the securities being registered. See "Risk Factors--Potential Effects of Shares Eligible for Future Sale on Price of Common Stock."

WARRANTS

     As of April 15, 1998, warrants were outstanding to purchase an aggregate of 106,356 shares of Common Stock at an exercise price of $6.00 per share. Warrants to purchase 56,356 shares of Common Stock are exercisable at any time until May 1, 2010. Warrants to purchase 50,000 shares of Common Stock are exercisable at any time until May 1, 2005.

TRANSFER AGENT AND REGISTRAR

     Harris Trust Company of California, located at 601 S. Figueroa, 49th Floor, Los Angeles, CA 90017, has been appointed as the transfer agent and registrar for the Common Stock.

                              CERTAIN TRANSACTIONS

     Effective March 31, 1998, pursuant to separate merger and stock purchase agreements, the Company acquired the outstanding capital stock of its three largest franchises in Los Angeles, Orange County and Miami: Tamarack Transportation, Inc. ("Tamarack"), Preferred Transportation, Inc. ("PTI") and Southern Shuttle Services, Inc. ("Southern"), respectively. In a fourth transaction, the Company acquired related operations in Southern Florida: AAA Wheelchair Wagon Services, Inc. ("AAA"), Limousines of South Florida, Inc. ("LSF") (collectively, "AAA-LSF"), Wheelchair Ambulance of Hollywood, Inc. and A1A Snowbird Leasing, Inc.

     Pursuant to the acquisitions described above, and as consideration for their interests in the Acquired Companies, certain directors and holders of 5% or more of the outstanding Common Stock received shares of Common Stock as follows: Mr. Hauck--731,621 shares; Mr. Allan--457,786 shares; Mr. Koscielak--457,785 shares; Mr. Levitt--450,801 shares; Ms. Caputo--481,474 shares; and Mr. Siedlecki--466,128 shares. Such amounts were determined on the basis of the evaluation by the Company of the following factors: the financial and operational history and trends of the Acquired Companies, the experience of the Acquired Companies' management, the position of the Acquired Companies in the ground transportation market, and the Acquired Companies' prospects and financial results. Further, certain of the foregoing individuals received bonuses from their respective companies prior to the consummation of the acquisitions as follows: Mr. Hauck--$100,000; Mr. Allan--$75,000; Mr. Koscielak--$75,000; Mr. Levitt--$100,000; and Mr. Siedlecki--$100,000. Each of these individuals have been granted registration rights with respect to their shares of Common Stock. See "Registration Rights."

     In connection with these acquisitions, the Company or its subsidiaries entered into three-year employment agreements, effective March 31, 1998, with Messrs. Hauck, Allan and Levitt and Ms. Caputo pursuant to which Mr. Hauck will be employed as President of Tamarack, Mr. Allan as President of PTI, Mr. Levitt as President of Southern and Ms. Caputo as President of AAA-LSF. Messrs. Hauck, Allan and Levitt were elected to the Board of Directors of the Company pursuant to and as a condition of the acquisitions. Messrs. Hauck, Allan and Levitt and Ms. Caputo are beneficial owners of more than five percent of the Company's Common Stock. The employment agreements provide for a minimum base annual salary of $125,000. Further, the agreements for Messrs. Allan, Hauck and Levitt and Ms. Caputo provide that they will receive an incentive bonus tied to the pre-tax earnings of PTI, Tamarack, Southern and AAA-LSF, respectively. Mr. Levitt's agreement also provides that the Company will lease an automobile for his sole use. In addition, each of Messrs. Allan, Levitt and Hauck have been granted an option to purchase 10,000 shares of Common Stock at an exercise price equal to the initial public offering price per share of Common Stock, with one-third of such options vesting and becoming exercisable upon each one-year anniversary of the date of his or her employment agreement.

     These employment agreements also provide that, in the event of termination of employment by the Company without cause or by the employee for good reason (as defined in the employment agreements), the employee will be entitled to receive from the Company an amount equal to one times the annual base salary in effect immediately prior to termination and to exercise any vested stock options for the ninety day period immediately following the date of termination. In addition, each agreement provides for the continuation of health care benefits for the one year period following the effective date of termination of employment or until the employee obtains new employment. The Company has the discretion to pay the severance payments due under the employment agreements in a lump sum or over the course of a one year period.

     Pursuant to the terms of the agreements, the employees may not compete with the Company in the relevant market area as defined in each agreement for a period of three years following the term of the employment agreements. In addition, the agreements with Mr. Levitt and Ms. Caputo provide that for a period of five years following the consummation of the relevant acquisitions, the employee shall not enter into any agreement with any party currently doing business with the respective Acquired Companies, SuperShuttle or any of its affiliates for the provision of substantially similar services.

     In addition, the Company holds notes payable to it by PTI and Tamarack at March 31, 1998, in the amount of $492,978 and $336,630, respectively, related to the sale of its Orange County and Los Angeles franchises in 1994. At March 31, 1998, PTI and Tamarack also had capital lease liabilities payable to the Company in the amount of $146,640 and $228,980, respectively.

     Messrs. Allan and Koscielak have personally guaranteed certain indebtedness of PTI. As of March 31, 1998, the balance of such guaranteed indebtedness was approximately $1.0 million. Upon the consummation of this offering, the Company has agreed to use its best efforts to obtain release of personal guarantees and collateral securing such loans.

     Gene Hauck has personally guaranteed certain indebtedness of Tamarack. As of March 31, 1998, the balance of such guaranteed indebtedness was approximately $1.0 million. Upon the consummation of this offering, the Company has agreed to use its best efforts to obtain release of personal guarantees and collateral securing such loans.

     Southern leases its Miami facility from Wheaton, Inc., an entity owned by Robert Siedlecki, a beneficial owner of more than five percent of the Company's Common Stock. Lease payments made by Southern to Wheaton, Inc. totalled $120,000 in each of the years ended December 31, 1995, 1996 and 1997. The lease agreement for this facility expires on December 31, 2001. These facilities are also used by AAA-LSF.

     During 1996, 1997 and 1998, Southern made interest-free advances to certain stockholders and affiliates, including Mark Levitt. The balances due Southern were $168,000 and $208,000 at December 31, 1996 and December 31, 1997,
respectively. As of March 31, 1998, the balance of such advances of $270,500 was forgiven by Southern.

     Mr. Levitt, Ms. Caputo and Mr. Siedlecki have personally guaranteed indebtedness of Southern, AAA, and LSF. As of March 31, 1998, the balance of such loans with Southern Shuttle of approximately $700,000 were guaranteed by Mr. Levitt and Mr. Siedlecki. The balance of approximately $1.1 million with LSF at April 15, 1998 was guaranteed by Mr. Levitt and Ms. Caputo. The balance of approximately $1.2 million with AAA was guaranteed by Ms. Caputo. Mr. Siedlecki has provided collateral securing a $100,000 letter of credit for the benefit of Southern and a $200,000 line of credit for the benefit of LSF. Upon the consummation of this offering, the Company has agreed to use its best efforts to obtain the release of the personal guarantees, and the collateral securing such guarantees.

     Biscayne Insurance Co. ("Biscayne"), an entity owned by Mr. Siedlecki and his spouse, provides commercial automobile insurance coverage to Southern, LSF and AAA. Southern paid premiums under its Biscayne policy of $469,000 for the year ended December 31, 1997 and $101,000 for the year ended December 31, 1996. LSF paid premiums under its Biscayne policy of $35,000 for the year ended December 31, 1997 and $34,000 for the year ended December 31, 1996. AAA paid premiums under its Biscayne policy of $130,000 for the year ended December 31, 1997 and $81,000 for the year ended December 31, 1996.

     AAA also leases a facility in Hollywood, Florida from Mr. Siedlecki. The lease for the Hollywood property expires in 2001 and provides for lease payments of $42,000 per year. Ms. Caputo and Mr. Siedlecki have advanced funds to AAA over a number of years. Ms. Caputo has loaned AAA a total of $592,000, of which amount $269,000 was repaid to Ms. Caputo in March 1998. The remaining $324,000 of indebtedness was forgiven by Ms. Caputo in March 1998. Mr. Siedlecki loaned AAA a total of $128,000, the balance of which was outstanding at March 31, 1998, and was assumed by the Company in connection with the acquisition of AAA. AAA also leases two sites in Palm Beach County from Ms. Caputo. The lease agreements, which expire in 2001, provide for annual lease payments to Ms. Caputo of $42,000 and $9,000, respectively.

     The Company's interest in its Baltimore operation, Shuttle Express, is subject to the terms of a shareholders agreement. The agreement grants the Company the right to acquire the shares of stock in Shuttle Express not owned by the Company pursuant to a call option exercisable between September 1, 1997 to June 1, 1999. This agreement also grants Yellow Holding, Inc. ("Yellow"), a minority shareholder of Shuttle Express, the right to require the Company to purchase Yellow's interest in Shuttle Express pursuant to a put option exercisable between January 1, 1999 and June 1, 1999. The strike price for either the call or put is an aggregate amount not less than $1.0 million. The payment of any strike price in the event of the exercise of a put or call option is payable, at the option of the purchaser, as follows: 25% down in cash, with the balance paid in the form of a promissory note payable in equal monthly installments over a period of 36 months, fully amortized, at a prime rate of interest. The Company has the right to reject Yellow's put, in which event either party may immediately offer for sale all but not less than all of the authorized, issued and outstanding stock or assets of Shuttle Express for a period of 12 months, to any bona fide third party purchaser.

     The Company owns an approximately 15% equity interest in its Washington, D.C. franchisee, Washington Shuttle, Inc. ("Washington Shuttle"). The Company has unconditionally guaranteed indebtedness of Washington Shuttle owed to First Union National Bank of Virginia ("First Union"). As of March 31, 1998, Washington Shuttle was indebted to First Union in the aggregate amount of approximately $986,000.

     Mr. Rouse, the Chairman of the Board of the Company, and Wilmington Cab Co. of California, Inc., a company controlled by Mr. Rouse and shareholder of the Company, have guaranteed indebtedness of the Company owed to Mesa Holding Co. As of March 31, 1998, the balance of such indebtedness was $500,000.

     In December 1996, the Company sold 952,508 shares of its Common Stock to 17 of its stockholders in a rights offering at a purchase price of $2.00 per share. The directors, executive officers and beneficial owners of more than five percent of the Company's Common Stock who participated in that offering are as follows: Mitchell S. Rouse--195,800 shares; Neal Nichols--72,256 shares; David
A. Abel--15,900 shares; Tucker Taylor--53,700 shares; John F. Flanigan--5,600 shares; Frank R. Kline--2,600 shares; R. Brian Wier--15,000 shares; The Union Labor Life Insurance Company--172,469 shares; Lambda III, L.P.--51,500; and Lambda CFD '87, L.P.--1,000.

     Effective March 1, 1998, the Company entered into a three year employment agreement with Thomas C. LaVoy, the Company's Chief Financial Officer, providing for a base annual salary of $140,000, subject to annual increases at the discretion of the Board of Directors. The agreement provides that, in the event of a termination of employment by the Company without cause or by Mr. LaVoy for good reason (as defined in the employment agreement), he will be entitled to receive from the Company an amount equal to two times either (i) the annual compensation which was payable to the employee by the Company for the year immediately preceding the termination date, or (ii) the average of the annual compensation which was payable to the employee by the Company for the two years preceding the termination date, whichever is greater. Further, the agreement provides that, in the event of a termination without cause or for good reason, all of the employee's vested stock options shall remain exercisable for a period of one year following the effective date of termination; and for a 24-month period following the termination date he will continue to receive substantially the same benefits he received as an employee, and such benefits will be reduced to the extent he receives comparable benefits from other sources during such 24-month period. The Company has the discretion to pay the severance payment due under the employment agreement in a lump sum or over a two year period. The employment agreement also provides that, in the event the Company terminates Mr. LaVoy or he voluntarily leaves following a change in control, he is entitled to the cash severance benefits described above plus the acceleration of the vesting of all of the employee's options, which will then be exercisable for a period of ninety (90) days following the effective date of termination. In addition, upon a change of control, the options granted to Mr. LaVoy pursuant to his employment agreement will become fully vested, and Mr. LaVoy has the right to require the Company to purchase his vested options at a price that is not less than the equivalent purchase price of the acquiring company effecting the change of control. Mr. LaVoy may not compete with the Company anywhere where the Company is doing business for a period of two years following the term of the employment agreement.

     The Company also has an employment agreement with R. Brian Wier, the Company's Chief Executive Officer. See "Management--Employment Agreements."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering and based on the shares outstanding as of May 31, 1998, there will be 9,573,617 shares of Common Stock outstanding. Of these shares, the 3,320,000 shares sold in the offering (assuming no exercise of the Underwriters' over-allotment option) will be freely tradable without restriction or further registration unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining shares will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Sales of Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the Common Stock.

     Of the Restricted Shares, an aggregate of 3,427,765 shares of Common Stock (including 267,543 shares issuable upon exercise of vested stock options and warrants to purchase common stock) will be eligible for sale in the public market subject to Rule 144 and Rule 701 under the Securities Act and the expiration of a contractual lock-up ending 180 days after the date of the Prospectus, unless an earlier release is consented to, in whole or in part, by Hambrecht & Quist LLC. Subject to compliance with the volume limitations and other requirements of Rule 144, the remaining Restricted Shares will become eligible for sale under Rule 144 as follows: (i) 40,000 shares as of February 7, 1999; (ii) 3,045,595 shares as of April 1, 1999; and (iii) 7,800 shares as of April 4, 1999.

     In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 95,737 shares immediately after the offering); or (ii) the average weekly trading volume of the Common Stock as reported through the Nasdaq National Market during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the Restricted Shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information volume limitation or notice provisions of Rule 144.

     Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts and prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to certain limitations on the aggregate offering price of a transaction and certain other conditions, commencing 90 days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144, but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual lock-up restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     The Company has agreed that it will not issue, sell or grant options to purchase or otherwise dispose of any shares of its Common Stock or securities convertible into or exchangeable for its Common Stock, except in connection with the exercise of options or other rights outstanding on the date of this Prospectus or pursuant to the Company's stock option plans, for a period of 180 days after the date of this Prospectus, without the prior written consent of Hambrecht & Quist LLC.

     The Company intends to register on a Form S-8 registration statement under the Securities Act, during the 180-day lock-up period, a total of 1,403,975 shares of Common Stock which are subject to outstanding options or reserved for issuance under the Company's stock option plans and stock purchase plan. Such registration will permit the resale of shares so registered by non-affiliates in the public market without restriction under the Securities Act.

     Prior to the offering, there has been no public market for the Common Stock, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. In addition, beginning 180 days after the date of this Prospectus, the holders of approximately 4,689,111 shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights." If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have a adverse effect on the market price for the Common Stock. If the Company were to include in a Company-initiated registration, any registrable securities pursuant to the exercise of piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Risk Factors--Potential Effects of Shares Eligible for Future Sale on Price of Common Stock."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below through their Representatives, Hambrecht & Quist LLC and Piper Jaffray Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Hambrecht & Quist LLC.......................................
Piper Jaffray Inc. .........................................

                                                              ---------
Total.......................................................  3,320,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $          per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $          per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of Common Stock offered hereby.

     The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 498,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain stockholders of the Company, including the executive officers and directors, who will own in the aggregate 5,575,537 shares of Common Stock after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants or acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided, that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, sales and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary Prospectus is subject to change as a result of market conditions and other factors.

     Certain persons participating in the offering may over allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona. Certain legal matters will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

     The financial statements as of September 30, 1997 and 1996 and for each of the years then ended of SuperShuttle International, Inc., the financial statements as of September 30, 1997 and 1996 and for each of the three years ended September 30, 1997 of Tamarack Transportation, Inc. dba SuperShuttle Los Angeles, the financial statements as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997 of Preferred Transportation, Inc. dba SuperShuttle Orange County, the financial statements as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997 of Southern Shuttle Services, Inc., and the combined financial statements as of December 31, 1997 and 1996 and for each of the years ended December 31, 1997 of AAA Wheelchair Wagon Services, Inc.

and Limousines of South Florida, Inc., included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements as of September 30, 1995 and for the year then ended, included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the report of said firm given upon the authority of said firm as experts in accounting and auditing.

     On July 15, 1996, the Company's former auditors resigned and the Company's Board of Directors decided to retain Deloitte & Touche LLP as its independent public accountants. The former auditors' report on the Company's financial statements for the year ended September 30, 1995 did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to the Company's financial statements for fiscal year 1995, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Deloitte & Touche LLP, the Company had not consulted with Deloitte & Touche LLP regarding accounting principles.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus constitutes a part of the Registration Statement and does not contain all of the information set forth therein and in the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any document are not necessarily complete and in each instance are qualified in their entirety by reference to the copy of the appropriate document filed with the Commission. All material elements of such contracts required to be disclosed in this Prospectus are disclosed. The Registration Statement, including the exhibits thereto, may be examined without charge at the Commission's public reference facility at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies of any or all part of the Registration Statement, including such exhibits thereto, may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

     The Registration Statement and the reports and other information to be filed by the Company following the Offering in accordance with the Securities and Exchange Act of 1934, as amended, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, NY 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
SUPERSHUTTLE INTERNATIONAL, INC. PRO FORMA
  Introduction to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-2
  Unaudited Pro Forma Combined Balance Sheet................   F-3
  Unaudited Pro Forma Combined Statements of Income.........   F-5
  Notes to Unaudited Pro Forma Combined Financial
     Statements.............................................   F-7

SUPERSHUTTLE INTERNATIONAL, INC.
  Independent Auditors' Report..............................   F-8
  Report of Independent Public Accountants (predecessor)....   F-9
  Consolidated Balance Sheets...............................  F-10
  Consolidated Statements of Income.........................  F-12
  Consolidated Statements of Stockholders' (Deficit)
     Equity.................................................  F-13
  Consolidated Statements of Cash Flows.....................  F-14
  Notes to Consolidated Financial Statements................  F-15

ACQUIRED COMPANIES:

  PREFERRED TRANSPORTATION, INC. (dba SUPERSHUTTLE ORANGE
     COUNTY)
     Independent Auditors' Report...........................  F-28
     Balance Sheets.........................................  F-29
     Statements of Operations...............................  F-30
     Statements of Stockholders' Equity.....................  F-31
     Statements of Cash Flows...............................  F-32
     Notes to Financial Statements..........................  F-33

  TAMARACK TRANSPORTATION, INC. (dba SUPERSHUTTLE LOS
     ANGELES)
     Independent Auditors' Report...........................  F-38
     Balance Sheets.........................................  F-39
     Statements of Operations...............................  F-40
     Statements of Stockholders' (Deficit) Equity...........  F-41
     Statements of Cash Flows...............................  F-42
     Notes to Financial Statements..........................  F-43

  SOUTHERN SHUTTLE SERVICES, INC.
     Independent Auditors' Report...........................  F-47
     Balance Sheets.........................................  F-48
     Statements of Income...................................  F-49
     Statements of Stockholders' Equity.....................  F-50
     Statements of Cash Flows...............................  F-51
     Notes to Financial Statements..........................  F-52

  AAA WHEELCHAIR WAGON SERVICES INC. AND LIMOUSINES OF SOUTH
     FLORIDA, INC.
     Independent Auditors' Report...........................  F-57
     Combined Balance Sheets................................  F-58
     Combined Statements of Income..........................  F-59
     Combined Statements of Stockholders' Equity............  F-60
     Combined Statements of Cash Flows......................  F-61
     Notes to Combined Financial Statements.................  F-62

                        SUPERSHUTTLE INTERNATIONAL, INC.

       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Financial Statements give effect to the acquisitions by SuperShuttle International, Inc. ("SuperShuttle") of the outstanding capital stock of Preferred Transportation, Inc. dba SuperShuttle Orange County ("Preferred"), Southern Shuttle Services, Inc. ("Southern"), Tamarack Transportation, Inc. dba SuperShuttle Los Angeles ("Tamarack"), and the combined companies AAA Wheelchair Wagon Services, Inc. and Limousines of South Florida ("AAA Wheelchair"), (collectively, the "Acquired Companies"). These acquisitions were all effective upon the close of business on March 31, 1998 and have been accounted for using the purchase method of accounting.

     The Unaudited Pro Forma Combined Balance Sheet gives effect to the acquisitions as if they were completed prior to the close of business on March 31, 1998. The Unaudited Pro Forma Combined Statements of Income reflect the operating results of SuperShuttle and the Acquired Companies as if they had occurred at the beginning of the earliest period presented, along with adjustments which give effect to events that are directly attributable to the Acquired Companies and which are expected to have a continuing impact. SuperShuttle and Tamarack have September 30 fiscal year ends while the remaining Acquired Companies have December 31 fiscal year ends. For purposes of preparing the September 30, 1997 Pro Forma Combined Statements of Income, the operating results of Preferred, Southern and AAA Wheelchair for the year ended December 31, 1997 were combined with the operating results of SuperShuttle and Tamarack for the year ended September 30, 1997. The pro forma operating results for March 31, 1997 and 1998 include six months of activity for SuperShuttle and each of the Acquired Companies.

     The Unaudited Pro Forma Combined Balance Sheet and Statements of Income give effect to anticipated adjustments that are expected to arise as a result of the acquisitions, such as changes to officers' compensation, elimination of intercompany balances and activity, goodwill amortization, and the related tax effect of pro forma adjustments. The pro forma adjustments are based upon estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data does not purport to represent what the Company's financial position and results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's results of operations for any future period.

     These unaudited pro forma statements should be read in conjunction with other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere in this Prospectus.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1998

                                                           ACTUAL
                                                 --------------------------
                                                                 ACQUIRED       PRO FORMA
                                                   COMPANY       COMPANIES     ADJUSTMENTS           PRO FORMA
                                                 -----------    -----------    -----------          -----------
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................  $ 1,217,466    $ 1,345,041    $        --          $ 2,562,507
  Restricted cash..............................      641,118             --             --              641,118
  Trade accounts receivable, net...............      576,431      1,878,553             --            2,454,984
  Current portion of notes receivable..........      978,859             --       (932,359)(1)           46,500
  Prepaid expenses and other...................    1,117,025        438,824             --            1,555,849
  Deferred income tax assets...................      700,000             --             --              700,000
                                                 -----------    -----------    -----------          -----------
     Total current assets......................    5,230,899      3,662,418       (932,359)           7,960,958
                                                 -----------    -----------    -----------          -----------
PROPERTY AND EQUIPMENT -- At cost:
  Vehicles.....................................    8,607,507      4,062,845             --           12,670,352
  Equipment....................................    2,547,417        343,870             --            2,891,287
  Computer software............................      116,155             --             --              116,155
  Leasehold improvements.......................      743,146        184,706             --              927,852
                                                 -----------    -----------    -----------          -----------
     Total.....................................   12,014,225      4,591,421             --           16,605,646
  Less accumulated depreciation and
     amortization..............................   (8,069,386)            --             --           (8,069,386)
                                                 -----------    -----------    -----------          -----------
     Property and equipment -- net.............    3,944,839      4,591,421             --            8,536,260

NOTES RECEIVABLE -- Net of current portion.....      288,634             --       (239,402)(1)           49,232

DEFERRED TAX ASSETS............................    1,747,000             --             --            1,747,000

DEPOSITS AND OTHER ASSETS......................    1,244,347        667,572       (171,315)(9)        1,740,604

GOODWILL.......................................           --        678,224     13,961,300(9)        14,639,524
                                                 -----------    -----------    -----------          -----------
TOTAL..........................................  $12,455,719    $ 9,599,635    $12,618,224          $34,673,578
                                                 ===========    ===========    ===========          ===========

        See Notes to unaudited pro forma combined financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                                 MARCH 31, 1998

                                                  ACTUAL
                                         -------------------------
                                                         ACQUIRED      PRO FORMA
                                           COMPANY      COMPANIES     ADJUSTMENTS           PRO FORMA
                                         -----------    ----------    -----------          -----------
                                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.....................  $ 1,423,505    $  896,255    $        --          $ 2,319,760
  Accrued wages, benefits and other....    1,245,992     1,400,871             --            2,646,863
  Accrued workers' compensation........      749,028        29,782             --              778,810
  Advertising fund liability...........      611,724            --             --              611,724
  Current portion of long-term debt....    1,633,917     3,328,862       (932,359)(1)        4,030,420
  Other current liabilities............      232,270     1,007,546             --            1,239,816
                                         -----------    ----------    -----------          -----------
          Total current liabilities....    5,896,436     6,663,316       (932,359)          11,627,393
LONG-TERM DEBT -- Net of current
  portion..............................    1,259,376       883,521       (239,402)(1)        1,903,495
ADVANCES FROM STOCKHOLDER..............           --       128,000             --              128,000
OTHER LIABILITIES......................      102,447         3,455             --              105,902
                                         -----------    ----------    -----------          -----------
  Total liabilities....................    7,258,259     7,678,292     (1,171,761)          13,764,790
                                         -----------    ----------    -----------          -----------
SERIES B CONVERTIBLE PREFERRED STOCK...    4,105,005            --             --            4,105,005
                                         -----------    ----------    -----------          -----------
STOCKHOLDERS' EQUITY:
  Common stock.........................       27,609         7,620         22,836(9)            58,065
  Capital in excess of par value.......    5,868,000       341,453     15,339,419(9)        21,548,872
  (Accumulated deficit) retained
     earnings..........................   (4,803,154)    1,572,270     (1,572,270)(9)       (4,803,154)
                                         -----------    ----------    -----------          -----------
          Stockholders' equity.........    1,092,455     1,921,343     13,789,985           16,803,783
                                         -----------    ----------    -----------          -----------
TOTAL..................................  $12,455,719    $9,599,635    $12,618,224          $34,673,578
                                         ===========    ==========    ===========          ===========

        See Notes to unaudited pro forma combined financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                        SIX MONTHS ENDED MARCH 31, 1998

                                                ACTUAL
                                      --------------------------
                                                      ACQUIRED       PRO FORMA
                                        COMPANY       COMPANIES     ADJUSTMENTS        PRO FORMA
                                      -----------    -----------    -----------       -----------
NET REVENUES........................  $18,224,877    $21,719,901    $ (234,645)(2)    $39,710,133
DIRECT COST OF REVENUES.............   11,014,851     13,885,165        --             24,900,016
                                      -----------    -----------    ----------        -----------
  Gross profit......................    7,210,026      7,834,736      (234,645)        14,810,117
OTHER OPERATING EXPENSES............    3,925,926      3,384,546        --              7,310,472
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..........................    2,828,580      3,540,028     1,163,647(2)(3)    5,204,961
AMORTIZATION OF GOODWILL............      --              48,118       134,876(4)         182,994
                                      -----------    -----------    ----------        -----------
INCOME FROM OPERATIONS..............      455,520        862,044       794,126          2,111,690
                                      -----------    -----------    ----------        -----------
OTHER INCOME (EXPENSE):
Gain (loss) on sale of fixed
  assets............................      212,052        (20,259)     (200,000)(5)         (8,207)
Interest and other income-net.......      210,747        (22,486)      (82,908)(6)        105,353
Interest expense....................     (184,773)      (351,422)       82,908(6)        (453,287)
                                      -----------    -----------    ----------        -----------
  Other income (expense)-net........      238,026       (394,167)     (200,000)          (356,141)
                                      -----------    -----------    ----------        -----------
INCOME BEFORE INCOME TAXES..........      693,546        467,877       594,126          1,755,549
INCOME TAX (PROVISION) BENEFIT......    2,087,000       (183,210)     (310,848)(7)      1,592,942
MINORITY INTEREST...................       98,038        --             --                 98,038
                                      -----------    -----------    ----------        -----------
NET INCOME..........................    2,878,584        284,667       283,278          3,446,529
                                      -----------    -----------    ----------        -----------
LESS PREFERRED STOCK ACCRETION......      (35,000)       --             --                (35,000)
                                      -----------    -----------    ----------        -----------
NET INCOME TO COMMON STOCKHOLDERS...  $ 2,843,584    $   284,667    $  283,278        $ 3,411,529
                                      ===========    ===========    ==========        ===========
NET INCOME PER SHARE:
  Basic.............................                                                  $      0.59(10)
                                                                                      ===========
  Diluted...........................                                                  $      0.51(10)
                                                                                      ===========

        See Notes to unaudited pro forma combined financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                         YEAR ENDED SEPTEMBER 30, 1997

                                                 ACTUAL
                                       --------------------------
                                                       ACQUIRED       PRO FORMA
                                         COMPANY       COMPANIES     ADJUSTMENTS       PRO FORMA
                                         -------       ---------     -----------       ---------
NET REVENUES.........................  $33,667,000    $41,869,313    $ (471,000)(2)   $75,065,313
DIRECT COST OF REVENUES..............   19,862,000     26,405,324        --            46,267,324
                                       -----------    -----------    ----------       -----------
  Gross profit.......................   13,805,000     15,463,989      (471,000)       28,797,989
OTHER OPERATING EXPENSES.............    7,723,000      7,437,042        --            15,160,042
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................    5,446,000      5,945,915     1,590,960(2)(3)   9,800,955
AMORTIZATION OF GOODWILL.............      --              96,236       267,827(4)        364,063
                                       -----------    -----------    ----------       -----------
INCOME FROM OPERATIONS...............      636,000      1,984,796       852,133         3,472,929
                                       -----------    -----------    ----------       -----------
OTHER INCOME (EXPENSE):
  Recognition of deferred gain.......      717,000        --           (717,000)(8)       --
Interest and other income -- net.....      352,000        (20,511)     (297,000)(6)        34,489
  Interest expense...................     (492,000)      (579,351)      347,357(6)       (723,994)
                                       -----------    -----------    ----------       -----------
Other income (expense) -- net........      577,000       (599,862)     (666,643)         (689,505)
                                       -----------    -----------    ----------       -----------
INCOME BEFORE INCOME TAXES...........    1,213,000      1,384,934       185,490         2,783,424
INCOME TAX (PROVISION) BENEFIT.......      353,000       (556,472)     (219,821)(7)      (423,293)
MINORITY INTEREST....................       (5,000)       --             --                (5,000)
                                       -----------    -----------    ----------       -----------
NET INCOME...........................    1,561,000        828,462       (34,331)        2,355,131
LESS PREFERRED STOCK ACCRETION.......      (70,000)       --             --               (70,000)
                                       -----------    -----------    ----------       -----------
NET INCOME TO COMMON STOCKHOLDERS....  $ 1,491,000    $   828,462    $  (34,331)      $ 2,285,131
                                       ===========    ===========    ==========       ===========
NET INCOME PER SHARE:
  Basic..............................                                                 $      0.39(10)
                                                                                      ===========
  Diluted............................                                                 $      0.34(10)
                                                                                      ===========

        See Notes to unaudited pro forma combined financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

 (1) Eliminates SuperShuttle's notes receivable from Preferred and Tamarack.

 (2) Eliminates franchise fees paid to SuperShuttle by the Acquired Companies.

 (3) Primarily represents adjustments to reduce management and officers' compensation to levels that the stockholders of the Acquired Companies have agreed to receive subsequent to the acquisitions as well as adjustments to rent, and other expenses which are expected to be different on a combined basis.

 (4) Adjustment to reflect the amount of goodwill amortization that would be recognized relating to the goodwill arising as a result of the acquisitions net of approximately $100,000 annual goodwill amortization included in the historical operating results of Preferred.

 (5) Elimination of the gain recognized on the sale of a radio frequency license by SuperShuttle to Tamarack.

 (6) Eliminates interest income and offsetting interest expense relating to the SuperShuttle notes receivable from Preferred and Tamarack. See (1) above.

 (7) To record the incremental tax expense for federal and state income taxes arising from the effect of the pro forma adjustments and the impact of the nondeductible goodwill amortization.

 (8) To eliminate the deferred gain arising from the 1994 sale of the Los Angeles operations to Preferred.

 (9) To record the March 31, 1998 purchase of the Acquired Companies.

(10) Net income per share has been computed using the weighted average number of common shares and common share equivalents outstanding during each period after considering all stock options granted subsequent to May 31, 1997 as outstanding for all periods. The retroactive outstanding common shares applicable to the stock options granted subsequent to May 31, 1997 have been calculated utilizing the treasury stock method. Stock options and stock warrants prior to May 31, 1997 have been included in the computations using the treasury stock method only when their effect would be dilutive. The treasury stock method has been applied utilizing an estimated initial public offering price of $9.00 per share as the market price for all periods.

      The calculation of basic pro forma net income per share at March 31, 1998 includes: (i) 2,760,862 basic weighted average common shares outstanding and (ii) 3,045,595 shares issued to the stockholders of the Acquired Companies in connection with such acquisitions. Diluted pro forma net income per share at March 31, 1998 includes (i) and (ii) above as well as
      (iii) 96,417 incremental shares calculated under the treasury stock method relating to stock options granted to employees and consultants, since May 31, 1997, with exercise prices below the estimated offering price and (iv) 767,160 common shares that will be issued to convert the Series B Convertible Preferred Stock into Common Stock upon completion of the offering.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
SuperShuttle International, Inc.
Phoenix, Arizona

     We have audited the accompanying consolidated balance sheets of SuperShuttle International, Inc. and subsidiaries (the "Company") as of September 30, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company for the year ended September 30, 1995 were audited by other auditors whose report, dated February 2, 1996, expressed an unqualified opinion on those financial statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1996 and 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of SuperShuttle International, Inc. and subsidiaries as of September 30, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

[/s/ DELOITTE & TOUCHE LLP]
Phoenix, Arizona
December 2, 1997 (March 31, 1998 with respect to
  certain information in Note 1)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
SuperShuttle International, Inc.:

     We have audited the accompanying consolidated balance sheet of SuperShuttle International, Inc. (a Delaware corporation) and subsidiaries as of September 30, 1995 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SuperShuttle International, Inc. and subsidiaries as of September 30, 1995 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                               ARTHUR ANDERSEN LLP

Phoenix, Arizona
February 2, 1996.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
           SEPTEMBER 30, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

                                                         1996           1997           1998
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $ 1,471,000    $   890,000    $ 1,217,000
  Restricted cash (Note 1)..........................      775,000        702,000        641,000
  Trade accounts receivable -- net of allowance for
     doubtful accounts of $190,000, $126,000 and
     $110,000 in 1996, 1997 and 1998................      883,000        618,000        576,000
  Current portion of notes receivable (Notes 3 and
     9).............................................    1,523,000      1,394,000        979,000
  Prepaid expenses and other........................      541,000        691,000      1,117,000
  Deferred income tax assets (Note 4)...............      --             360,000        700,000
                                                      -----------    -----------    -----------
          Total current assets......................    5,193,000      4,655,000      5,230,000
                                                      -----------    -----------    -----------
PROPERTY AND EQUIPMENT -- At cost:
  Vehicles..........................................    6,784,000      8,573,000      8,608,000
  Equipment.........................................    1,916,000      2,525,000      2,548,000
  Computer software.................................      327,000        116,000        116,000
  Leasehold improvements............................      718,000        739,000        743,000
                                                      -----------    -----------    -----------
          Total.....................................    9,745,000     11,953,000     12,015,000
  Less accumulated depreciation and amortization....    5,333,000      7,077,000      8,069,000
                                                      -----------    -----------    -----------
          Property and equipment -- net.............    4,412,000      4,876,000      3,946,000
                                                      -----------    -----------    -----------
NOTES RECEIVABLE -- Net of current portion (Notes 3
  and 9)............................................    1,978,000        688,000        289,000
                                                      -----------    -----------    -----------
DEFERRED TAX ASSETS (Note 4)........................      --             --           1,747,000
                                                      -----------    -----------    -----------
DEPOSITS AND OTHER ASSETS...........................      438,000        431,000      1,244,000
                                                      -----------    -----------    -----------
TOTAL...............................................  $12,021,000    $10,650,000    $12,456,000
                                                      ===========    ===========    ===========

                See notes to consolidated financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS
   SEPTEMBER 30, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED) -- (CONTINUED)

                                                         1996           1997           1998
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
                        LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................  $ 1,914,000    $ 1,463,000    $ 1,423,000
  Accrued wages, benefits and other.................    1,727,000      1,321,000      1,246,000
  Accrued workers' compensation (Notes 5 and 6).....    1,210,000        705,000        749,000
  Advertising fund liability (Note 1)...............      626,000        664,000        612,000
  Current portion of long-term debt (Note 3)........    2,525,000      2,335,000      1,634,000
  Other current liabilities.........................      289,000        268,000        232,000
                                                      -----------    -----------    -----------
          Total current liabilities.................    8,291,000      6,756,000      5,896,000
LONG-TERM DEBT -- Net of current portion (Note 3)...    1,967,000      1,283,000      1,259,000
DEFERRED GAIN (Note 9)..............................      717,000        --             --
OTHER LIABILITIES (Note 6)..........................      430,000        293,000        103,000
                                                      -----------    -----------    -----------
          Total liabilities.........................   11,405,000      8,332,000      7,258,000
                                                      -----------    -----------    -----------
COMMITMENTS AND CONTINGENCIES (Notes 2, 3, 5 and 6)
SERIES B CONVERTIBLE PREFERRED STOCK -- $.01 par
  value -- authorized 479,475 shares; issued and
  outstanding, 479,475 shares -- net of unaccreted
  issuance costs of $260,000, $190,000 and $155,000
  in 1996, 1997 and 1998............................    4,000,000      4,070,000      4,105,000
                                                      -----------    -----------    -----------
STOCKHOLDERS' (DEFICIT) EQUITY (Notes 7 and 8):
  Preferred Stock -- $.01 par value -- authorized
     5,000,000 shares, no shares issued and
     outstanding
  Common stock, $.01 par value:
     Class A authorized, 20,000,000 shares; issued
       and outstanding, 2,725,795, 2,760,862 and
       2,760,862 shares.............................       27,000         28,000         28,000
     Class B authorized, 1,000,000 shares; none
       issued.......................................
  Capital in excess of par value....................    5,927,000      5,903,000      5,868,000
  Accumulated deficit...............................   (9,244,000)    (7,683,000)    (4,803,000)
                                                      -----------    -----------    -----------
          Total.....................................   (3,290,000)    (1,752,000)     1,093,000
  Notes receivable from stockholders................      (94,000)       --             --
                                                      -----------    -----------    -----------
          Stockholders' (deficit) equity............   (3,384,000)    (1,752,000)     1,093,000
                                                      -----------    -----------    -----------
TOTAL...............................................  $12,021,000    $10,650,000    $12,456,000
                                                      ===========    ===========    ===========

                See notes to consolidated financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                                  SIX MONTHS ENDED
                                                        YEARS ENDED SEPTEMBER 30,                    MARCH 31,
                                                -----------------------------------------    --------------------------
                                                   1995           1996           1997           1997           1998
                                                -----------    -----------    -----------    -----------    -----------
                                                                                                    (UNAUDITED)
NET REVENUES..................................  $28,873,000    $32,304,000    $33,667,000    $16,320,000    $18,225,000
DIRECT COST OF REVENUES.......................   16,731,000     18,760,000     19,862,000      9,699,000     11,014,000
                                                -----------    -----------    -----------    -----------    -----------
    Gross profit..............................   12,142,000     13,544,000     13,805,000      6,621,000      7,211,000
OTHER OPERATING EXPENSES......................    6,973,000      7,281,000      7,723,000      3,947,000      3,925,000
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES....................................    5,243,000      7,364,000      5,446,000      2,742,000      2,829,000
UNUSUAL INCOME ITEMS (Note 6).................     (754,000)      (745,000)       --             --             --
                                                -----------    -----------    -----------    -----------    -----------
INCOME (LOSS) FROM OPERATIONS.................      680,000       (356,000)       636,000        (68,000)       457,000
                                                -----------    -----------    -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Recognition of deferred gain (Note 9).......       35,000        237,000        717,000        717,000
  Interest and other income -- net............      685,000        680,000        352,000        252,000        423,000
  Interest expense............................     (558,000)      (514,000)      (492,000)      (267,000)      (185,000)
                                                -----------    -----------    -----------    -----------    -----------
    Other income -- net.......................      162,000        403,000        577,000        702,000        238,000
                                                -----------    -----------    -----------    -----------    -----------
INCOME BEFORE INCOME TAXES....................      842,000         47,000      1,213,000        634,000        695,000
INCOME TAX (PROVISION) BENEFIT (Note 4).......       (7,000)        (7,000)       353,000        --           2,087,000
MINORITY INTEREST.............................      --             --              (5,000)       --              98,000
                                                -----------    -----------    -----------    -----------    -----------
NET INCOME....................................      835,000         40,000      1,561,000        634,000      2,880,000
LESS PREFERRED STOCK ACCRETION................      --             (91,000)       (70,000)       (35,000)       (35,000)
                                                -----------    -----------    -----------    -----------    -----------
NET INCOME (LOSS) TO COMMON STOCKHOLDERS......  $   835,000    $   (51,000)   $ 1,491,000    $   599,000    $ 2,845,000
                                                ===========    ===========    ===========    ===========    ===========
NET INCOME (LOSS) PER SHARE:
  Basic.......................................  $      0.48    $     (0.03)   $      0.54    $      0.22    $     1 .03
                                                ===========    ===========    ===========    ===========    ===========
  Diluted.....................................  $      0.38    $     (0.03)   $      0.42    $      0.17    $      0.81
                                                ===========    ===========    ===========    ===========    ===========
SHARES USED IN CALCULATION OF NET INCOME PER
  SHARE:
  Basic.......................................    1,748,492      1,852,660      2,753,556      2,746,250      2,760,862
                                                ===========    ===========    ===========    ===========    ===========
  Diluted.....................................    2,175,304      1,949,077      3,511,649      3,504,343      3,518,955
                                                ===========    ===========    ===========    ===========    ===========

                See notes to consolidated financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
               YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997 AND
               SIX-MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED)

                                        COMMON STOCK
                                     -------------------
                                           CLASS A
                                     -------------------                                   NOTES
                                      NUMBER               CAPITAL IN                   RECEIVABLE     STOCKHOLDERS'
                                        OF         PAR     EXCESS OF    ACCUMULATED        FROM          (DEFICIT)
                                      SHARES      VALUE    PAR VALUE      DEFICIT      STOCKHOLDERS       EQUITY
                                     ---------   -------   ----------   ------------   -------------   -------------
BALANCE, OCTOBER 1, 1994...........  1,738,284   $17,000   $4,112,000   $(10,119,000)    $(57,000)      $(6,047,000)
  Notes receivable from
     stockholders..................         --        --           --             --      (18,000)          (18,000)
  Accrued interest on notes
     receivable from
     stockholders..................         --        --           --             --      (16,000)          (16,000)
  Principal payments of notes
     receivable from
     stockholders..................         --        --           --             --       28,000            28,000
  Options exercised into common
     stock.........................     35,000     1,000       17,000             --           --            18,000
  Net income.......................         --        --           --        835,000           --           835,000
                                     ---------   -------   ----------   ------------     --------       -----------
BALANCE, SEPTEMBER 30, 1995........  1,773,284    18,000    4,129,000     (9,284,000)     (63,000)       (5,200,000)
  Issuance of common stock (Note
     8)............................    952,508     9,000    1,889,000             --      (83,000)        1,815,000
  Principal payments of notes
     receivable from
     stockholders..................         --        --           --             --       52,000            52,000
  Preferred stock accretion........         --        --      (91,000)            --           --           (91,000)
  Net income.......................         --        --           --       40,000--       40,000
                                     ---------   -------   ----------   ------------     --------       -----------
BALANCE, SEPTEMBER 30, 1996........  2,725,792    27,000    5,927,000     (9,244,000)     (94,000)       (3,384,000)
  Repurchase of common stock (Note
     8)............................   (196,039)   (2,000)    (390,000)            --           --          (392,000)
  Issuance of common stock (Notes 7
     and 8)........................    231,109     3,000      451,000             --           --           454,000
  Principal payments of notes
     receivable from stockholders
     and other.....................         --        --      (15,000)            --       94,000            79,000
  Preferred stock accretion........         --        --      (70,000)            --           --           (70,000)
  Net income.......................         --        --           --      1,561,000           --         1,561,000
                                     ---------   -------   ----------   ------------     --------       -----------
BALANCE, SEPTEMBER 30, 1997........  2,760,862    28,000    5,903,000     (7,683,000)          --        (1,752,000)
  Preferred stock accretion
     (unaudited)...................         --        --      (35,000)            --           --           (35,000)
  Net income (unaudited)...........         --        --           --      2,880,000           --         2,880,000
                                     ---------   -------   ----------   ------------     --------       -----------
BALANCE, MARCH 31, 1998
  (Unaudited)......................  2,760,862   $28,000   $5,868,000   $ (4,803,000)    $     --       $ 1,093,000
                                     =========   =======   ==========   ============     ========       ===========

                See notes to consolidated financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                      SIX MONTHS ENDED
                                                               YEARS ENDED SEPTEMBER 30,                  MARCH 31,
                                                         --------------------------------------   -------------------------
                                                            1995         1996          1997          1997          1998
                                                         ----------   -----------   -----------   -----------   -----------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $  835,000   $    40,000   $ 1,561,000   $   634,000   $ 2,880,000
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization......................   1,160,000     1,578,000     1,829,000       899,000     1,048,000
    Recognition of deferred gain.......................     (35,000)     (237,000)     (717,000)     (717,000)           --
    Gain on sale of property and equipment.............      (2,000)      (38,000)      (58,000)      (24,000)     (212,000)
    Deferred tax benefit...............................          --            --      (360,000)           --    (2,087,000)
    Changes in operating assets and liabilities:
      Restricted cash..................................    (389,000)     (211,000)       73,000            --        60,000
      Trade accounts receivable -- net.................    (545,000)     (247,000)      265,000       104,000      (104,000)
      Other receivables................................          --       794,000            --       (45,000)      (94,000)
      Prepaid expenses and other.......................    (477,000)      204,000      (150,000)      (98,000)      (38,000)
      Other assets.....................................     (13,000)     (127,000)        7,000       213,000      (407,000)
      Accounts payable.................................     685,000      (461,000)     (451,000)       71,000      (178,000)
      Accrued liabilities..............................     (14,000)   (1,690,000)   (1,010,000)     (990,000)       62,000
      Other current liabilities........................    (217,000)       32,000       (21,000)     (138,000)     (138,000)
                                                         ----------   -----------   -----------   -----------   -----------
    Net cash provided by (used in) operating
      activities.......................................     988,000      (363,000)      968,000       (91,000)      792,000
                                                         ----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..................  (4,357,000)   (1,262,000)   (1,185,000)     (773,000)     (606,000)
  Proceeds from sale of property and equipment.........     141,000       189,000       225,000            --            --
  Collection of notes receivable.......................     106,000       464,000     1,419,000       704,000       867,000
                                                         ----------   -----------   -----------   -----------   -----------
    Net cash (used in) provided by investing
      activities.......................................  (4,110,000)     (609,000)      459,000       (69,000)      261,000
                                                         ----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt and capital
    leases ............................................  (1,083,000)   (3,412,000)   (2,889,000)   (1,055,000)   (1,647,000)
  Proceeds from borrowings on long-term debt...........   3,298,000     1,409,000       740,000       348,000       921,000
  Net proceeds from issuance of preferred stock........   2,649,000            --            --            --            --
  Proceeds from issuance of common stock...............          --     1,815,000       454,000       454,000            --
  Repurchase of common stock...........................          --            --      (392,000)     (392,000)           --
  Redemption of preferred stock........................          --       (13,000)           --            --            --
  Principal and interest collected on stockholders'
    notes receivable...................................      12,000        52,000        79,000        32,000            --
                                                         ----------   -----------   -----------   -----------   -----------
    Net cash provided by (used in) financing
      activities.......................................   4,876,000      (149,000)   (2,008,000)     (613,000)     (726,000)
                                                         ----------   -----------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...   1,754,000    (1,121,000)     (581,000)     (773,000)      327,000
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........     838,000     2,592,000     1,471,000     1,471,000       890,000
                                                         ----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............  $2,592,000   $ 1,471,000   $   890,000   $   698,000   $ 1,217,000
                                                         ==========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest...........................................  $  589,000   $   514,000   $   492,000   $   267,000   $   185,000
                                                         ==========   ===========   ===========   ===========   ===========
    Taxes..............................................  $   17,000   $    80,000
                                                         ==========   ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Purchase of vans through capital leases..............                             $ 1,275,000   $   643,000   $   400,000
                                                                                    ===========   ===========   ===========
  Notes receivable from stockholder for purchase of
    common stock.......................................  $   18,000   $    83,000
                                                         ==========   ===========
  Preferred stock conversion from Series A to Series
    B..................................................  $1,260,000
                                                         ==========

                See notes to consolidated financial statements.

                        SUPERSHUTTLE INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997 AND
               SIX-MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- SuperShuttle International, Inc. (the "Company") commenced operations in October 1985, and is incorporated in the State of Delaware. The Company operates in one reportable operating segment, as defined in Statement of Financial Accounting Standards No. 131. The Company, through its subsidiaries, provides door-to-door passenger ground transportation primarily to and from airports and has licensed the right to use its name, procedures and methods to franchisees who will also provide door-to-door ground transportation primarily to and from airports. During all the periods presented in the accompanying financial statements, the Company owned 100 percent of the SuperShuttle transportation operations in San Francisco and Sacramento, California; Phoenix, Arizona; and Dallas, Texas. On September 1, 1997, the Company acquired a 50 percent interest in Shuttle Express, Inc., the SuperShuttle franchise in Baltimore, Maryland. In addition, the Company owns an approximately 15 percent interest and manages the operations of the Company's Washington, D.C. franchise.

     On March 31, 1998, the Company acquired three of its franchises in Los Angeles, Orange County and Miami, and related operations in southern Florida, in transactions which were accounted for as purchases. See Note 11 -- Note to Unaudited Consolidated Financial Statements for the Six Month Periods Ended March 31, 1997 and 1998.

     The Company has no individual customer which accounted for more than 10 percent of net revenues.

     Providing ground transportation in most cities and states is regulated and requires approval by governmental agencies.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of SuperShuttle International, Inc. and its subsidiaries, including SuperShuttle Franchise Corporation. The accounts of Shuttle Express, Inc. are also included in the consolidated financial statements from September 1, 1997 because the Company has effective control of its operations. All significant intercompany balances and transactions are eliminated in consolidation.

     CASH AND CASH EQUIVALENTS include all cash and highly liquid investment securities with original maturities of three months or less.

     RESTRICTED CASH -- Through one of its subsidiary companies, SuperShuttle Franchise Corporation, the Company collects a royalty amount per vehicle per week from each franchisee to be used for national advertising. These funds are placed in a restricted cash account to be used solely for this purpose. Reimbursements to the Company's general cash account for approved advertising expenditures are made on a monthly basis, at a minimum, or as needed. In addition, at September 30, 1997, the Company has pledged approximately $25,000 for various purposes.

     PROPERTY AND EQUIPMENT are stated at cost. Depreciation and amortization of property and equipment are provided for on the straight-line method over the following estimated useful lives:

Vehicles.........................................  3 to 4 years
Office equipment.................................  3 to 7 years
Computer software................................  3 to 5 years
Leasehold improvements...........................  Shorter of the useful life or remaining term of lease

                        SUPERSHUTTLE INTERNATIONAL, INC.

     The Company capitalizes expenditures that materially increase asset lives and charges ordinary maintenance and repairs to operations as incurred. When assets are disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in income.

     LONG-LIVED ASSETS and certain identifiable intangibles are reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable.

     OTHER ASSETS -- The Company capitalizes amounts paid to outside consultants in obtaining governmental agency approval to operate in new locations. These costs are amortized over the term of the related license from the respective governmental agency.

     SELF-INSURANCE -- Through January 1, 1995, the Company was self-insured for the first $50,000 for each incident for coverage of all general liability accident claims involving vehicles in all Company-owned locations other than Dallas. As of September 30, 1996 and 1997, the Company had provided for self-insurance reserves of approximately $224,000 and $128,000, respectively, for its estimated remaining insurance claims which management, after consultations with its insurance specialist, believes are adequate.

     REVENUES are recognized at the time services are provided.

     FRANCHISE FEE INCOME -- The Company generally charges an initial franchise fee that varies based on a formula utilizing airport passenger volume numbers. The initial franchise fee is recognized as revenue when received because the Company has performed most of its preopening obligations and has no substantial remaining obligations to perform. The Company also is entitled to receive $50 per week for each vehicle owned by the franchisees. Of this $50 per week, $40 is a weekly royalty fee and $10 is a weekly advertising fund fee. The $10 per week per vehicle collected by the Company for advertising fund fees are placed in a restricted cash account. Within six months of the end of the Company's fiscal year, these restricted funds are to either be expended for approved advertising or allocated for approved future advertising expenditures. Total franchise fee income was $757,000, $792,000 and $649,000 in 1995, 1996 and 1997, respectively.

     INCOME TAXES are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS -- Certain prior year amounts have been reclassified to conform with the current year and interim period presentation.

     NET INCOME PER SHARE has been computed using the weighted average number of common shares and common share equivalents outstanding during each period after considering all stock options granted subsequent to May 31, 1997 as outstanding for all periods. The retroactive outstanding common shares applicable to the stock options granted subsequent to May 31, 1997 have been calculated utilizing the treasury stock method. Stock options and stock warrants granted prior to

                        SUPERSHUTTLE INTERNATIONAL, INC.

May 31, 1997 have been included in the computations using the treasury stock method only when their effect would be dilutive. The treasury stock method has been applied utilizing an estimated initial public offering price of $9.00 per share as the market price for all periods.

     The calculation of actual income per common share at March 31, 1998 includes: (i) 2,760,862 basic weighted average common shares outstanding, (ii) 96,417 incremental shares calculated under the treasury stock method relating to stock options granted to employees and consultants, since May 31, 1997, with exercise prices below the estimated offering price and (iii) 661,676 common shares relating to the conversion of the Series B Convertible Preferred Stock at the then effective conversion rate.

2.  ACQUISITIONS

     On September 1, 1997, the Company acquired 50 percent of the issued and outstanding shares of Shuttle Express, Inc., a Baltimore-based SuperShuttle franchise. The operating results of Shuttle Express, Inc. have been included in the accompanying consolidated financial statements from September 1, 1997 because the Company has effective control of its operations. The acquisition has been accounted for as a purchase. As consideration for the 50 percent interest in Shuttle Express, Inc., the Company agreed to assume daily operations management, contribute capital on an as needed basis not to exceed $700,000 and assume the outstanding indebtedness on vehicles of $134,000. In addition, the Company agreed to pay the minority shareholder consideration of $175,000 in the event that the Maryland Aviation Administration awards a new contract upon expiration of the current contract on December 31, 2002. As of September 30, 1997, the Company has contributed approximately $105,000 in capital under the agreement.

     The Company has a call option and the minority interest shareholder, Yellow Holding, Inc. ("Yellow"), has a put option on the shares of stock not owned by the Company. The Company may exercise its call option at any time after September 1, 1997 until June 1, 1999. Yellow may exercise its put option during the period between January 1, 1999 and June 1, 1999. The strike price for either the call or put is equal to 4.5 times one-half ( 1/2) of the earnings before interest and taxes of the Company for the 12-month period ending the calendar month immediately preceding the exercise of the put or call option, but in no event less than $1,000,000. The payment amount from the exercise of the put or call option may be paid as follows: 25 percent down in cash, with the balance paid in the form of a promissory note payable by the Company in equal monthly installments over a period of thirty-six (36) months, fully amortized, at a prime rate of interest.

     The Company has the right to reject Yellow's put, in which event either party may immediately offer for sale all but not less than all of the issued and outstanding stock or assets of the Company, for a period of 12 months, to any bona fide third party purchaser. Upon receipt of a bona fide offer from a third party purchaser acceptable to the party obtaining the offer, the other party shall have the right of first refusal to match the offer or shall not unreasonably withhold its consent to the sale of its stock to the third party purchaser. In addition, if the Company rejects the put option of Yellow, then control of the Board of Directors would shift to Yellow.

                        SUPERSHUTTLE INTERNATIONAL, INC.

3.  LONG-TERM DEBT

     Long-term debt consists of the following at September 30, 1996 and 1997:

                                                                 1996          1997
                                                              ----------    ----------
Borrowings from commercial lenders, monthly payments of
  principal plus interest at 8% to 18%, maturing through
  2000, collateralized by vehicles..........................  $2,289,000    $1,356,000
Borrowings from commercial lenders, monthly payments of
  principal plus interest at 12%, maturing through 1999,
  collateralized by vehicles in use by Orange County and Los
  Angeles franchises........................................   1,935,000       920,000
Capital lease obligations (Note 5)..........................     164,000     1,186,000
Other.......................................................     104,000       156,000
                                                              ----------    ----------
Total.......................................................   4,492,000     3,618,000
Less current portion........................................   2,525,000     2,335,000
                                                              ----------    ----------
Long-term debt -- net.......................................  $1,967,000    $1,283,000
                                                              ==========    ==========

     Subsequent maturities are $2,335,000 in 1998, $1,000,000 in 1999 and $283,000 in 2000.

     Certain of the borrowings from commercial lenders are collateralized by certain Company-purchased vans, Company sold franchises, proceeds and receivables generated by the vans and common stock of the Company's subsidiaries. The outstanding borrowings under these loans were $2,891,000 and $1,204,000 at September 30, 1996 and 1997, respectively.

     OTHER -- During 1995, the Company financed the purchase of $2,160,000 of vans and simultaneously leased these vans to the Orange County and Los Angeles franchises. The Company has recorded notes receivable from the buyers and notes payable to the finance company of approximately $1,935,000 and $920,000 at September 30, 1996 and 1997, respectively, with identical repayment terms. The Company remains liable for the loan until repaid.

4.  INCOME TAXES

     For the years ended September 30 1995, 1996 and 1997, the income tax (provision) benefit consists of the following:

                                                       1995       1996        1997
                                                      -------    -------    ---------
Current.............................................  $(7,000)   $(7,000)   $  (7,000)
Deferred............................................       --         --      360,000
                                                      -------    -------    ---------
Total...............................................  $(7,000)   $(7,000)   $ 353,000
                                                      =======    =======    =========

     The current income tax provision in each of the years presented consists of alternative minimum income taxes. The Company did not have any other income tax expense during the years presented due to utilization of net operating loss carryforwards. The Company's 1997 deferred income tax benefit of $360,000 results from the establishment of a deferred tax asset through adjustment in the valuation allowance.

                        SUPERSHUTTLE INTERNATIONAL, INC.

     The tax effects of temporary differences which give rise to deferred tax assets and liabilities as of September 30, 1996 and 1997 are as follows:

                                                               1996           1997
                                                            -----------    -----------
Deferred gain on sale of subsidiary.......................  $   277,000             --
Deferred revenue..........................................       90,000    $    32,000
Accrued expenses..........................................    1,400,000        877,000
Property and equipment....................................      (83,000)       (68,000)
Net operating loss carryforwards..........................    1,742,000      1,984,000
Other.....................................................       34,000         11,000
Valuation allowance.......................................   (3,460,000)    (2,476,000)
                                                            -----------    -----------
Total deferred tax assets.................................  $        --    $   360,000
                                                            ===========    ===========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon projections of future taxable income, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the valuation allowance.

     The decrease in the valuation allowance for fiscal 1997 resulted primarily from the Company's re-evaluation of the realizability of the remaining net operating loss ("NOL") carryforwards. The Company has NOL carryforwards for federal income tax purposes of approximately $5,136,000 at September 30, 1997. These NOLs begin to expire in the year 2002.

5.  COMMITMENTS AND CONTINGENCIES

     LEASES -- The Company leases certain facilities, vehicles and computer equipment under operating leases and vehicles and equipment acquired under capital leases. These leases expire at various dates through 2002.

     The related assets under capital leases are reflected in property and equipment in the accompanying consolidated balance sheets.

     Future minimum lease payments (exclusive of property taxes and insurance) for capital and operating leases for the years ending September 30 are as follows:

                                                       CAPITAL      OPERATING
                                                        LEASES        LEASES
                                                      ----------    ----------
1998................................................  $  539,000    $  402,000
1999................................................     595,000       307,000
2000................................................     200,000       148,000
2001................................................          --       125,000
2002................................................          --       111,000
                                                      ----------    ----------
Total...............................................   1,334,000    $1,093,000
                                                                    ==========
Less amount representing interest...................     148,000
                                                      ----------
Net present value of minimum lease payments.........  $1,186,000
                                                      ==========

                        SUPERSHUTTLE INTERNATIONAL, INC.

     Rent expense was $492,000, $436,000 and $437,000 in 1995, 1996 and 1997,
respectively. Certain of the Company's leases include periodic cost of living increases and also require the Company to pay its pro rata share of property taxes and common area expenses.

     LITIGATION -- The Company filed a $1,000,000 claim against an insurance company which previously provided workers' compensation coverage from 1987 through 1991. The Company claims that the insurance company mishandled and overreserved the Company's workers' compensation claims which increased the Company's insurance premiums. The insurance company has filed a cross-complaint in this matter seeking recapture of $652,000, which was paid in dividends to the Company plus legal fees. The insurance company is in receivership. The Company intends to vigorously pursue its complaint and defend against the insurance company's cross-complaint. As of September 30, 1995, the Company had accrued $652,000 relating to this case. In 1997, the Department of Insurance in California took over the operation of the insurance company. All litigation against the insurance company has been stayed and the commissioner has enacted a formal procedure for processing claims through February 1998. The Company has submitted its claim and has had limited discussions regarding the resolution of the case. During 1997, the Company reduced its estimated liability to $500,000; settlement is anticipated sometime in fiscal 1998.

     In 1997, an individual filed a complaint against the Company for an auto accident in Texas in 1994. The claim amount is estimated to be for up to $5,000,000. In March 1997, the claimant requested that the Company's insurance carrier settle for a sum of $500,000, the insurance limits of the policy. The Company's insurance representative does not believe the claim warrants a $500,000 settlement, therefore, they have refused to settle the case at the present time. The Company has not recorded any liability for the claim and believes it has no liability beyond insurance policy limits.

     In addition to the above matters, the Company is subject to various legal proceedings and claims which arise in the ordinary course of its business.

     In the opinion of management, based in part upon the discussions with legal counsel, the ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

6.  OTHER LIABILITIES

     During 1995, the Company received a refund of $754,000 for adjusted workers' compensation premiums from its previous insurance carrier. This amount has been classified as an unusual item in the fiscal year 1995 financial statements.

     In addition to the workers' compensation matter discussed in Note 5, another claim was outstanding against the Company which alleged premiums owed under the Company's workers' compensation insurance policy with a second insurance carrier. On October 22, 1996, the Court signed a stipulation and order recognizing the agreed-upon settlement between the two parties and setting a further status conference on May 1, 2000, at which time the settlement between the two parties will be completed. Under the settlement agreement, the Company agreed to pay $750,000, of which $100,000 was paid in November 1996. The Company must pay the remaining sum of $650,000 in 40 equal monthly installments of $16,250 beginning on or before December 15, 1996 and ending on March 15, 2000. If the Company misses any of the 40 equal installments, the insurance carrier may enter judgment against the Company for the entire amount of the $1,213,000 alleged premium owed, plus interest. The Company had accrued $1,213,000 for this matter as of September 30, 1995. Effective September 30, 1996, the Company discounted the future payments using a 10 percent interest rate and reduced the accrual to $650,000 resulting in the recognition of $563,000 of income in 1996 relating to the change in estimated liability. The Company has made all the required monthly payments since

                        SUPERSHUTTLE INTERNATIONAL, INC.

November 1996. In addition to the required payments, the Company has prepaid one month in advance to insure that no payments will be missed to avoid the penalty judgement in the settlement.

     During 1996, the Company reached a settlement with the City of Los Angeles relating to a disputed business tax assessment on the Company's operations within the City. The final tax assessment of $68,000 is payable in 12 monthly installments, without interest. The lawsuit by the City of Los Angeles has not been dismissed, but has been removed from the civil calendar pending full payment of the settlement, at which time the lawsuit will then be dismissed. The Company had accrued $250,000 for this matter as of September 30, 1995. The reduction in the accrual as a result of the settlement resulted in the recognition of $182,000 of income in 1996.

7.  EMPLOYEE BENEFIT PLANS

     The Company has a non-qualified stock option plan (the "1995 Option Plan") which provides for the granting of options for up to 445,900 shares of its common stock to selected directors, officers and employees. At September 30, 1997, the Company had 300,142 options available for grant. A summary of stock option activity related to the 1995 Option Plan is as follows:

                                                              NUMBER
                                                  NUMBER        OF
                                                    OF        SHARES        EXERCISE
                                                  SHARES      VESTED         PRICE
                                                 --------    --------    --------------
Outstanding, October 1, 1994...................   377,999     302,999    $0.50 - $10.00
  Granted/vested...............................   172,000      54,271       5.00 - 9.00
  Exercised....................................   (35,000)    (35,000)              .50
  Canceled/expired.............................   (90,000)    (90,000)      0.50 - 6.00
                                                 --------    --------    --------------
Outstanding, September 30, 1995................   424,999     232,270      5.00 - 10.00
  Granted/vested...............................    29,000      14,604       5.00 - 6.00
  Canceled/expired.............................  (200,000)    (35,417)      5.00 - 9.00
                                                 --------    --------    --------------
Outstanding, September 30, 1996................   253,999     211,457      5.00 - 10.00
  Granted/vested...............................    29,500      10,750              6.00
  Exercised....................................    (6,925)     (6,925)              .50
  Canceled/expired.............................  (172,741)   (152,199)       .50 - 6.50
                                                 --------    --------    --------------
Outstanding, September 30, 1997................   103,833      63,083    $6.00 - $10.00
                                                 ========    ========    ==============

     In management's opinion, all of these options were issued at or above the estimated fair value at the date of grant.

     The Company applies Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share for the years ended September 30, 1996 and 1997 would have been reduced by approximately $35,000 and $25,000, respectively, or $.02 and $.01 per share. The fair value of the options granted during 1996 and 1997 are estimated as $49,000 and $33,000 on the date of grant using an option-pricing model with the following assumptions: dividend yield 0 percent, volatility 0 percent and average risk-free interest rate of 6 percent, assumed forfeiture rate of 0 percent and an average expected life of four and five years, respectively. The remaining weighted average contractual life of the options is approximately eight years.

     RETIREMENT SAVINGS PLAN -- The Company implemented a 401(k) plan (the "Plan") during fiscal year 1997 which covers all employees 21 years of age and over who have completed 6 months of

                        SUPERSHUTTLE INTERNATIONAL, INC.

service. Employees may voluntarily contribute up to 20 percent of pre-tax earnings to the Plan, subject to the maximum Internal Revenue Service limit. The Company may contribute additional amounts at its sole discretion. There were no Company contributions during fiscal year 1997.

8.  PREFERRED AND COMMON STOCK

     During September 1996, the Company offered for sale up to 1,000,000 shares of the Company's Class A Common Stock, on a pro rata basis to all of the Company's stockholders of record of both Class A Common Stock and Series B Convertible Preferred Stock ("Series B Stock") on September 10, 1996 at a purchase price of $2.00 per share. During September 1996, a total of 952,508 shares of Class A Common Stock were sold.

     The stockholders received the right to rescind, until December 18, 1996, their purchase of Class A Common Stock. Effective December 18, 1996, the Company paid approximately $392,000 to four stockholders who elected their right to rescind the purchase of 196,039 shares of Class A Common Stock in September 1996. The rescinded shares were offered to other stockholders on a pro rata basis; on December 18, 1996, the Company sold 224,184 shares of Class A Common Stock for gross proceeds of approximately $450,000.

     On June 15, 1995, the Company sold 339,477 shares of Series B Stock for cash of approximately $2,649,000, net of issuance related expenses of $351,000. Also, on June 15, 1995, the holders of 82,678 shares of Series A convertible redeemable preferred stock exchanged their shares for a total of 139,399 shares of Series B Stock. The Series B Stock is convertible at the option of the holder at any time into Class A Common Stock at a conversion price of approximately $6.4025 per share as of September 30, 1997, subject to adjustment under certain conditions. In addition, the Series B Stock is subject to conversion upon a public offering and sale of common stock meeting certain offering price requirements. The Company has reserved 661,676 shares of its common stock for issuance upon conversion of Series B Stock.

     The holders of the Series B Stock may, under certain circumstances, require the registration of their shares under the Securities Act of 1933. The Series B Stock is redeemable at the option of the holders upon written receipt from a majority of the holders at any time after June 15, 2000, at a redemption price of $8.8371 per share, to be paid in three equal annual installments. Series B Stock does not accrue dividends. However, the Company is prohibited from paying a dividend on its common stock without also paying an equivalent dividend on the Series B Stock.

     In connection with the issuance of the Series B Stock discussed above, the Company issued warrants to purchase a total of 106,356 shares of common stock in connection with the offering. The warrants are exercisable at a price of $6 per share. Warrants to purchase 56,356 shares of Common Stock are exercisable at any time until May 1, 2010. Warrants to purchase 50,000 shares of Common Stock are exercisable at any time until May 1, 2005. The Company has reserved 106,356 shares of its common stock for issuance upon exercise of these warrants.

9.  SALE OF OPERATIONS

     The Company sold the net assets of its Orange County operation in June 1994 for a note receivable of $1,309,000 and a 4 percent interest in the acquiring corporation. Terms of the note are for monthly payments of interest only at a rate of 8.5 percent through June 1995, thereafter the note is payable in 48 equal monthly installments of $32,000, including principal and interest. The unpaid balance at September 30, 1996 and 1997 was $922,000 and $628,000, respectively. All unpaid principal and interest is due May 1999. The buyer concurrently executed a franchise agreement with the Company for Orange County including service to and from Los Angeles International Airport. The note is

                        SUPERSHUTTLE INTERNATIONAL, INC.

collateralized by substantially all of the assets of the Orange County operations, the SuperShuttle franchise and the stock of the buyer. The Company recorded a deferred gain of $989,000 that was recognized on the installment method. During fiscal year 1996, approximately $237,000 of the deferred gain was recognized as other income. During fiscal year 1997, the Company determined that collectibility of the remaining note receivable balance was reasonably assured and therefore recognized as income the remaining deferred gain balance of $717,000.

     The Company sold the stock of SuperShuttle Los Angeles in September 1994 for a note receivable of $810,000. Terms of the note are for monthly payments of interest only at a rate of 8.5 percent through September 1995, thereafter the note is payable in 48 equal monthly installments of $20,000, including principal and interest. The unpaid balance at September 30, 1996 and 1997 was $617,000 and $440,000, respectively. All unpaid principal and interest is due September 1, 1999. The buyer concurrently executed a franchise agreement with the Company for portions of the Los Angeles area including Los Angeles International Airport. The note is collateralized by the stock of SuperShuttle Los Angeles, and substantially all the assets and the SuperShuttle franchise of the buyer.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgement and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Since the fair value is estimated as of September 30, 1997, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

     For the Company's cash and cash equivalents, the carrying amount is assumed to be the fair value because of the liquidity of these instruments. The carrying amount is assumed to be the fair value for accounts receivable, accounts payable and other accrued expenses because of the short maturity of the portfolios. The fair value of the Company's notes receivable and long-term debt approximates the terms in the marketplace under which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

11. NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998

     ORGANIZATION AND BASIS OF PRESENTATION --The accompanying interim consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles. Certain disclosures and information normally included in financial statements have been condensed or omitted. In the opinion of the management of the Company, these financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation for the interim periods. These statements should be read in conjunction with the financial statements and notes thereto for the three years ended September 30, 1997.

     a. ACQUISITIONS -- Effective March 31, 1998, the Company acquired all of the outstanding common stock of Tamarack Transportation, Inc., dba SuperShuttle Los Angeles ("Tamarack") which is engaged in the business of providing door-to-door passenger ground transportation in the greater Los Angeles area, primarily to and from airports. Tamarack was a SuperShuttle licensee prior to the acquisition. The Company issued 731,621 shares of common stock valued at

                        SUPERSHUTTLE INTERNATIONAL, INC.

        approximately $2,941,000 as consideration for the acquisition which is accounted for as a purchase.

        Effective March 31, 1998, the Company acquired all of the outstanding common stock of Preferred Transportation, Inc. dba SuperShuttle Orange County ("Preferred") which is engaged in the business of providing door-to-door passenger ground transportation primarily to and from airports in the Los Angeles and Orange County areas. Preferred was a SuperShuttle licensee prior to the acquisition. The Company issued 915,570 shares of common stock valued at approximately $3,680,000 as consideration for the acquisition which is accounted for as a purchase.

        Effective March 31, 1998, the Company acquired all of the outstanding common stock of Southern Shuttle Services, Inc. ("Southern") which is engaged in the business of providing door-to-door passenger ground transportation primarily to and from airports in the Miami, Florida area. Southern was a SuperShuttle licensee of the Company prior to the acquisition. The Company issued 978,882 shares of common stock as consideration for the acquisition which is accounted for as a purchase. The acquisition agreement includes certain provisions which allow the purchase transaction to be rescinded by the seller if the Company does not file a registration statement for an initial public offering with the Securities and Exchange Commission ("SEC") by June 5, 1998, or if the SEC does not declare the registration statement effective by July 31, 1998, or if the underwritten initial registration statement does not close by August 10, 1998 at a minimum offering price of $6.50 per share. The stock issued to effect the transaction has been valued at approximately $6,363,000 for purchase accounting purposes.

        Effective March 31, 1998, the Company acquired all of the outstanding common stock of the combined companies AAA Wheelchair Wagon Services, Inc. and Limousines of South Florida, Inc. which are engaged in the business of providing door-to-door passenger ground transportation primarily to handicapped individuals and shuttle services to airport parking facilities and other locations in the Miami and Ft. Lauderdale, Florida area. The Company issued 419,522 shares of common stock as consideration for the acquisition which is accounted for as a purchase. The acquisition agreement includes certain provisions which allows the purchase transaction to be rescinded by the seller if the Company does not file a registration statement for an initial public offering with the SEC by June 5, 1998, or if the SEC does not declare the registration statement effective by July 31, 1998, or if the underwritten initial registration statement does not close by August 10, 1998 at a minimum offering price of $6.50 per share. The stock issued to effect the transaction has been valued at approximately $2,726,000.

        The purchase price of each respective acquisition was allocated based upon the estimated fair values of net assets and liabilities acquired at the date of acquisition. Total consideration comprised of 3,045,595 shares of Company common stock was valued at $15,711,000. This resulted in an excess of purchase price over net assets acquired of $14,640,000, which is being amortized on a straight-line basis over 40 years. The Company is still gathering certain information required to complete the allocation of the purchase price of the acquisitions. Further adjustments may arise as a result of the finalization of the ongoing study.

                        SUPERSHUTTLE INTERNATIONAL, INC.

        Net consideration given, assets acquired and debt and other liabilities assumed are shown in the table below.

Net assets acquired:
  Current assets, including $1,345,000 of cash..............    $ 3,662,000
  Property and equipment....................................      4,591,000
  Other assets..............................................        496,000
  Goodwill..................................................     14,640,000
  Debt and other liabilities assumed........................     (7,678,000)
                                                                -----------
Purchase price..............................................    $15,711,000
                                                                ===========

       Included in the balance of debt and other liabilities assumed is $1,172,000 of notes payable and capital lease obligations to the Company, which will be eliminated in consolidation.

       The following unaudited pro forma information for the periods set forth below give effect to the transactions as if they had occurred at the beginning of each period and include adjustments which give effect to events that are directly attributable to the transactions and which are expected to have continuing impact. The pro forma information is presented for informational purposes and is not necessarily indicative of the results of operations that actually would have been achieved had the acquisitions been consummated as of that time:

                                                   YEAR ENDED
                                         ------------------------------
                                         SEPTEMBER 30,    SEPTEMBER 30,        MARCH 31,
                                             1996             1997                1998
                                         -------------    -------------    ------------------
                                                                           (SIX-MONTHS ENDED)
    Net revenues.....................     $69,511,000      $75,065,000        $39,710,000
    Net income attributable to common
      shareholders...................          19,000        2,285,000          3,412,000
    Earnings per share:
      Basic..........................     $      0.00      $      0.39        $      0.59
      Diluted........................     $      0.00      $      0.34        $      0.51

     b. STOCK OPTIONS -- A summary of stock option activity related to the 1995 Option Plan is as follows:

                                                    NUMBER OF
                                       NUMBER OF     SHARES         EXERCISE
                                        SHARES       VESTED          PRICE
                                       ---------    ---------    --------------
Outstanding, October 1, 1997.........   103,833      63,083      $6.00 - $10.00
  Granted/vested.....................   305,000      30,000                6.00
  Exercised..........................     --          --               --
  Canceled/expired...................   (16,583)      --                   6.00
                                       --------      ------      --------------
Outstanding, March 31, 1998..........   392,250      93,083      $6.00 - $10.00
                                       ========      ======      ==============

       The 1998 Stock Option Plan (the "1998 Option Plan") was adopted by the Company's Board of Directors on February 4, 1998. The maximum number of shares of common stock subject to options that may be outstanding at any time under the 1998 Option Plan is 1,000,000 shares. As of March 31, 1998, no options have been granted under the 1998 Option Plan.

        The Company applies Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for its stock-based compensation

                        SUPERSHUTTLE INTERNATIONAL, INC.

        plan. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan consistent with the methodology prescribed in Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company's net income and earnings per share for the six month period ended March 31, 1998 would have been reduced by approximately $240,000 or $.09 per share. The fair value of the options granted during the six month period ended March 31, 1998 is estimated as $400,000 on the date of grant using an option-pricing model with the following assumptions: dividend yield 0 percent, volatility 0 percent, average risk-free interest rate of 6 percent, assumed forfeiture rate of 0 percent and an average expected life of four and five years respectively. The remaining weighted average contractual life of the options is approximately eight years at March 31, 1998.

     c. INCOME TAXES -- The components of the (provision) benefit for income taxes are as follows:

                                                          SIX MONTHS ENDED
                                                              MARCH 31,
                                                        ---------------------
                                                         1997         1998
                                                        -------    ----------
Current...............................................  $(9,000)   $ (389,000)
Deferred..............................................    9,000     2,476,000
                                                        -------    ----------
Total.................................................  $    --    $2,087,000
                                                        =======    ==========

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. In the second quarter of 1998, the Company eliminated its valuation allowance resulting in net deferred tax assets of $2,447,000. The valuation allowance was eliminated because the Company has been able to generate favorable operating results on a more consistent basis and management believes that it was more likely than not that future taxable income will be sufficient to permit the Company to utilize the entire accumulated net operating losses, prior to their expiration, to offset current and future taxable income.

        On March 31, 1998, the Company experienced a change in ownership, as defined, under Section 382 of the Internal Revenue Code. The effect of this change in ownership is to place an annual limit of approximately $700,000 on the use of historic net operating losses accumulated through March 31, 1998. To the extent that this limit exceeds the actual net operating loss carryforward used in any taxable year, such excess may be carried forward to the following year.

     d. COMMITMENTS AND CONTINGENCIES -- A claim was filed against the Company in 1997 with respect to a 1994 auto accident in Texas for which the Company had not recorded any liability as it believed that there would be no exposure in excess of insurance policy limits. During 1998, the Company settled the claim with a cost to the Company of approximately $60,000, which is recorded in selling, general and administrative expenses for the six months ended March 31, 1998.

        In March 1997, the Company entered into an agreement to sell a radio frequency that it owned to Tamarack for $200,000 contingent upon Tamarack obtaining FCC approval to use the frequency. Gain on the sale was not recognized at the time of agreement because the sale was contingent upon receiving FCC approval. During the second quarter of 1998, FCC approval was obtained and the transaction was completed resulting in a gain on sale of

                        SUPERSHUTTLE INTERNATIONAL, INC.

        approximately $212,000 which is included in other income for the six months ended March 31, 1998.

        The Company owns an approximately 15% equity interest in its Washington D.C. franchisee, Washington Shuttle, Inc. The Company has unconditionally guaranteed indebtedness of Washington Shuttle, Inc. owed to First Union National Bank of Virginia with an outstanding balance of approximately $986,000 at March 31, 1998.

     e. LONG-TERM DEBT -- In March 1998, the Company established a secured revolving line of credit with Imperial Bank of Arizona. The bank line is for $1.2 million and is secured by the Company's notes receivable and trade accounts receivable, as well as all other unsecured assets. The line of credit may be used for acquisitions and working capital. Loans made under the line of credit shall bear interest at the bank's prime lending rate plus one percent. The term of the line of credit is one year and the Company has no borrowings on the line at March 31, 1998. Terms of the line of credit require the Company to maintain specified net worth and debt coverage ratio.

          Since September 30, 1997, the Company has established additional vehicle and equipment lease lines. The Company established an $800,000 equipment financing line to finance certain capital expenditures. The finance line includes 48 monthly lease payments which bear interest at approximately 8 percent per annum.

     f. SERIES B CONVERTIBLE PREFERRED STOCK -- In June 1998, the Company entered into an agreement with the holders of the Series B Convertible Preferred Stock to convert such stock in connection with the Company's proposed initial public offering. The parties have agreed to convert the 479,475 outstanding Series B Convertible Preferred Stock into 767,160 shares of Common Stock.

          COMMON STOCK -- In February 1998, the Company's stockholders approved the amendment and restatement of the Company's Certificate of Incorporation to, among other things, reclassify the Company's Class A and Class B Common Stock into Common Stock. At such time, there were no shares of Class B Common Stock outstanding.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Preferred Transportation, Inc.
dba SuperShuttle Orange County

     We have audited the accompanying balance sheets of Preferred Transportation, Inc. dba SuperShuttle Orange County (the "Company") as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

[/s/ DELOITTE & TOUCHE LLP]
Phoenix, Arizona
March 20, 1998

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                                 BALANCE SHEETS
           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

                                                            1996          1997          1998
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
                                                                                     -----------
                                        ASSETS (NOTE 4)
CURRENT ASSETS:
  Cash and cash equivalents............................  $  356,229    $   57,883    $  242,293
  Accounts receivable, net of allowance for doubtful
     accounts of $16,463, $17,819 and $20,123 in 1996,
     1997 and 1998.....................................     257,504       229,993       131,755
  Prepaid expenses and other current assets............     101,950       192,006       150,233
                                                         ----------    ----------    ----------
          Total current assets.........................     715,683       479,882       524,281
PROPERTY AND EQUIPMENT -- Net (Notes 3, 5 and 6).......   1,095,760       995,511       852,620
INTANGIBLE ASSETS -- Net of accumulated amortization of
  $233,961, $330,196 and $354,256 in 1996, 1997 and
  1998.................................................     816,407       720,172       696,112
OTHER ASSETS (Note 9)..................................      73,220       111,592       139,749
                                                         ----------    ----------    ----------
TOTAL..................................................  $2,701,070    $2,307,157    $2,212,762
                                                         ==========    ==========    ==========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable to SuperShuttle
     International, Inc. (Note 4)......................  $  550,453    $  392,185    $  397,339
  Current portion of capital lease obligations (Note
     5)................................................     515,864       360,185       368,450
  Current portion of other notes payable (Note 6)......      26,984        27,090        28,350
  Accounts payable.....................................     292,709       273,545       211,454
  Accrued liabilities and deferred revenue.............     304,113       276,056       525,238
  Income taxes payable (Note 7)........................      20,787        32,912            --
                                                         ----------    ----------    ----------
          Total current liabilities....................   1,710,910     1,361,973     1,530,831
LONG-TERM LIABILITIES:
  Notes payable to SuperShuttle International, Inc.
     (Note 4)..........................................     334,973       158,268        95,639
  Capital lease obligations (Note 5)...................     285,515       231,166        59,275
  Other notes payable (Note 6).........................      78,600        51,509        43,331
                                                         ----------    ----------    ----------
          Total liabilities............................   2,409,998     1,802,916     1,729,076
                                                         ----------    ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
  Common stock -- no par value; 1,000,000 shares
     authorized; 5,000 shares issued and outstanding...       5,000         5,000         5,000
  Retained earnings....................................     286,072       499,241       478,686
                                                         ----------    ----------    ----------
          Total stockholders' equity...................     291,072       504,241       483,686
                                                         ----------    ----------    ----------
TOTAL..................................................  $2,701,070    $2,307,157    $2,212,762
                                                         ==========    ==========    ==========

                       See notes to financial statements.

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                            STATEMENTS OF OPERATIONS

                                                                            THREE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                MARCH 31,
                                   ------------------------------------   -----------------------
                                      1995         1996         1997         1997         1998
                                   ----------   ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)
NET REVENUES.....................  $7,635,847   $8,856,043   $9,240,835   $1,994,389   $2,341,331
DIRECT COST OF REVENUES (Note
  8).............................   4,482,186    4,908,760    5,270,354    1,145,574    1,399,208
                                   ----------   ----------   ----------   ----------   ----------
       Gross profit..............   3,153,661    3,947,283    3,970,481      848,815      942,123
OTHER OPERATING EXPENSES.........   1,370,055    1,718,004    1,649,309      379,127      384,134
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSES (Note
  8).............................   1,421,749    1,816,772    1,817,885      450,357      515,739
                                   ----------   ----------   ----------   ----------   ----------
OPERATING INCOME.................     361,857      412,507      503,287       19,331       42,250
                                   ----------   ----------   ----------   ----------   ----------
OTHER INCOME (EXPENSE):
     Interest expense............    (174,572)    (214,750)    (154,761)     (43,644)     (34,360)
     Interest income.............         575        6,571        3,247          949          334
     Miscellaneous income
       (expenses)................      25,360       72,361        5,896        1,900      (42,483)
                                   ----------   ----------   ----------   ----------   ----------
       Other expense -- net......    (148,637)    (135,818)    (145,618)     (40,795)     (76,509)
                                   ----------   ----------   ----------   ----------   ----------
INCOME (LOSS) BEFORE PROVISION
  FOR INCOME TAXES...............     213,220      276,689      357,669      (21,464)     (34,259)
INCOME TAX (PROVISION) BENEFIT
  (Note 7).......................     (86,248)    (111,704)    (144,500)       8,586       13,704
                                   ----------   ----------   ----------   ----------   ----------
NET INCOME (LOSS)................  $  126,972   $  164,985   $  213,169   $  (12,878)  $  (20,555)
                                   ==========   ==========   ==========   ==========   ==========

                       See notes to financial statements.

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                        COMMON STOCK
                                                      ----------------    RETAINED
                                                      SHARES    AMOUNT    EARNINGS     TOTAL
                                                      ------    ------    --------    --------
BALANCE, JANUARY 1, 1995............................  5,000     $5,000    $ (5,885)   $   (885)
  Net income........................................     --        --      126,972     126,972
                                                      -----     ------    --------    --------
BALANCE, DECEMBER 31, 1995..........................  5,000     5,000      121,087     126,087
  Net income........................................     --        --      164,985     164,985
                                                      -----     ------    --------    --------
BALANCE, DECEMBER 31, 1996..........................  5,000     5,000      286,072     291,072
  Net income........................................     --        --      213,169     213,169
                                                      -----     ------    --------    --------
BALANCE, DECEMBER 31, 1997..........................  5,000     5,000      499,241     504,241
  Net loss (unaudited)..............................     --        --      (20,555)    (20,555)
                                                      -----     ------    --------    --------
BALANCE, MARCH 31, 1998 (unaudited).................  5,000     $5,000    $478,686    $483,686
                                                      =====     ======    ========    ========

                       See notes to financial statements.

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                            STATEMENTS OF CASH FLOWS

                                                                                                     THREE MONTHS
                                                                                                        ENDED
                                                                YEARS ENDED DECEMBER 31,              MARCH 31,
                                                           ----------------------------------    --------------------
                                                              1995         1996        1997        1997        1998
                                                           ----------    --------    --------    --------    --------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income......................................  $  126,972    $164,985    $213,169    $(12,878)   $(20,555)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization........................     321,885     626,741     546,757     128,490     146,507
    (Gain) loss on disposal of property and equipment....     (12,365)     11,520      (5,896)     (1,900)     42,483
    Changes in operating assets and liabilities:
      Accounts receivable................................     (50,687)    (43,472)     27,511      41,786      98,238
      Prepaid expenses and other current assets..........       2,295     (20,426)    (90,056)     57,603      41,773
      Other assets.......................................     (24,787)     (6,213)    (38,372)     (5,754)    (28,156)
      Accounts payable...................................      22,942      35,457     (19,164)      3,982     (62,091)
      Accrued liabilities and deferred revenue...........      21,549      54,427     (28,057)     32,781     249,182
      Income taxes payable...............................     101,048     (80,261)     12,125     (20,787)    (32,912)
                                                           ----------    --------    --------    --------    --------
        Net cash provided by operating activities........     508,852     742,758     618,017     223,323     434,469
                                                           ----------    --------    --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment....................     (68,954)   (180,109)    (12,117)      --        (34,143)
  Proceeds from disposal of property and equipment.......      26,850       --         12,011       1,900      12,103
                                                           ----------    --------    --------    --------    --------
        Net cash used in investing activities............     (42,104)   (180,109)       (106)      1,900     (22,040)
                                                           ----------    --------    --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable............................      63,601     110,910       --          --          --
  Principal payments on notes payable....................    (171,041)   (327,508)   (361,958)    (87,970)    (64,443)
  Principal payments on capital lease obligations........    (135,767)   (440,224)   (554,299)   (123,245)   (163,576)
                                                           ----------    --------    --------    --------    --------
        Net cash used in financing activities............    (243,207)   (656,822)   (916,257)   (211,215)   (228,019)
                                                           ----------    --------    --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....     223,541     (94,173)   (298,346)     14,008     184,410
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.............     226,861     450,402     356,229     356,229      57,883
                                                           ----------    --------    --------    --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR...................  $  450,402    $356,229    $ 57,883    $370,237    $242,293
                                                           ==========    ========    ========    ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid..........................................  $  174,318    $214,750    $154,761    $ 27,897    $ 34,360
                                                           ==========    ========    ========    ========    ========
  Income taxes paid......................................  $      800    $159,535    $111,588    $  --       $ 11,013
                                                           ==========    ========    ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Capital lease obligations..............................  $1,213,033    $248,054    $344,271    $  --       $  --
                                                           ==========    ========    ========    ========    ========

                       See notes to financial statements.

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                         NOTES TO FINANCIAL STATEMENTS
                YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

1.  ORGANIZATION

     Preferred Transportation, Inc. dba SuperShuttle Orange County (the "Company") was incorporated in June 1994 as a California corporation. The Company is engaged in the business of providing door-to-door passenger ground transportation to the general public, primarily to and from airports in the Los Angeles and Orange County areas. Providing ground transportation in most cities is regulated and requires approval from certain governmental agencies. The Company uses the SuperShuttle name under a license agreement with SuperShuttle International, Inc. ("SSI") (Note 8). SSI owns 4 percent of the Company. Revenue is generated primarily from the general public, and there is no concentration of sales with any one customer.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS -- The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT are stated at cost. Depreciation and amortization are provided for using the straight-line method over the lesser of the estimated useful lives of the related assets or the lease terms.

     INTANGIBLE ASSETS consists of goodwill resulting from the acquisition of the business in June 1994 and the original franchise fee paid to SSI (Note 8). Amortization is provided for using the straight-line method over the estimated useful lives of the related assets, which has been determined to be 10 years.

     LONG-LIVED ASSETS and certain identifiable intangibles are reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable.

     DEFERRED REVENUE -- Advance payments received for transportation of passengers are presented in the financial statements as deferred revenue.

     INCOME TAXES -- Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION -- Revenues are recognized at the time services are provided.

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1996 and 1997:

                                                 USEFUL
                                                  LIVES
                                                 (YEARS)          1996          1997
                                              -------------    ----------    ----------
Vehicles and improvements...................       3-5         $  216,386    $  205,726
Vehicles under capital leases...............        3           1,461,087     1,805,358
Leasehold improvements......................  Life of Lease        67,840        70,528
Office and computer equipment...............       5-7             72,030        78,138
Shop equipment and car wash.................      5-10             89,617        90,155
Dispatch equipment..........................        7              17,914        18,534
                                                               ----------    ----------
Total.......................................                    1,924,874     2,268,439
Less accumulated depreciation and
  amortization (including $434,184 and
  $774,216 for vehicles under capital
  leases)...................................                      829,114     1,272,928
                                                               ----------    ----------
Property and equipment -- net...............                   $1,095,760    $  995,511
                                                               ==========    ==========

4.  NOTES PAYABLE TO SUPERSHUTTLE INTERNATIONAL, INC.

     Notes payable to SSI at December 31, 1996 and 1997 consist of the following:

                                                                1996        1997
                                                              --------    --------
Notes payable to SSI, collateralized by all the Company's
  assets and the stock of the stockholders. Interest is
  payable at 8.5% per annum. Payable in monthly installments of principal and interest of $32,339 with the final
  installment due in May 1999...............................  $843,884    $515,786
Note payable to SSI. The note is due on demand. Interest is
  payable at 8.5% per annum.................................    34,667      34,667
Other note payable to SSI...................................     6,875       --
                                                              --------    --------
Total.......................................................   885,426     550,453
Less current maturities.....................................   550,453     392,185
                                                              --------    --------
Notes payable to SSI, less current portion..................  $334,973    $158,268
                                                              ========    ========

     Notes payable to SSI at December 31, 1997 are due as follows:

  1998......................................................  $392,185
  1999......................................................   158,268
                                                              --------
                                                              $550,453
                                                              ========

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

5.  CAPITAL LEASE OBLIGATIONS

     The Company leases certain of its vehicles under capital leases which are payable over three-year terms. Of the total capital lease balance, $285,515 is payable to SSI. The capital lease obligations are payable as follows at December 31, 1997:

1998......................................................  $402,435
1999......................................................   168,067
2000......................................................    82,725
                                                            --------
Total minimum lease payments..............................   653,227
Less amount representing interest.........................    61,876
                                                            --------
Total.....................................................   591,351
Less current maturities...................................   360,185
                                                            --------
Capital lease obligations, less current portion...........  $231,166
                                                            ========

6.  OTHER NOTES PAYABLE

     Other notes payable at December 31, 1996 and 1997 consist of the following:

                                                                1996       1997
                                                              --------    -------
Note payable to a bank, collateralized by a vehicle. Payable in monthly installments of principal and interest of
  approximately $1,400, with the final installment due in
  April 2001. Interest is payable at the prime rate plus 1%
  per annum.................................................  $ 53,473    $40,891
Note payable to a bank, collateralized by a vehicle. Payable in monthly installments of principal and interest of
  approximately $1,100, with the final installment due in
  May 2001. Interest is payable at the prime rate plus 1%
  per annum.................................................    42,401     32,801
Note payable, collateralized by a vehicle. Payable in
  monthly installments of principal and interest of $470
  with the final installment due in November 1998. Interest
  is payable at the rate of 11.5% per annum.................     9,710      4,907
                                                              --------    -------
Total.......................................................   105,584     78,599
Less current maturities.....................................    26,984     27,090
                                                              --------    -------
Other notes payable, less current portion...................  $ 78,600    $51,509
                                                              ========    =======

     Notes payable at December 31, 1997 are due as follows:

1998...............................................  $27,090
1999...............................................   22,182
2000...............................................   22,182
2001...............................................    7,145
                                                     -------
                                                     $78,599
                                                     =======

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

7.  INCOME TAXES

     The components of the Company's provision for income taxes at December 31 consist of the following:

                                                     1995        1996         1997
                                                   --------    ---------    ---------
Current..........................................  $(98,248)   $(118,704)   $(146,500)
Deferred.........................................    12,000        7,000        2,000
                                                   --------    ---------    ---------
Total provision for income taxes.................  $(86,248)   $(111,704)   $(144,500)
                                                   ========    =========    =========

     The following is a reconciliation, stated as a percentage of pre-tax income, of the U.S. statutory federal income tax rate to the effective tax rate:

                                                              1995    1996    1997
                                                              ----    ----    ----
Federal statutory income tax rate...........................  34.0%   34.0%   34.0%
Increase in taxes resulting from:
  State taxes, net of federal benefit.......................   6.2%    6.2%    6.2%
  Other.....................................................   0.3%    0.2%    0.2%
                                                              ----    ----    ----
Effective tax rate..........................................  40.5%   40.4%   40.4%
                                                              ====    ====    ====

     The tax effects of temporary differences giving rise to deferred tax assets are as follows:

                                                                   1996       1997
                                                                  -------    -------
    Deferred tax assets:
      Accounts receivable.......................................  $ 6,500    $ 7,000
      Other.....................................................   16,500     18,000
                                                                  -------    -------
    Net deferred tax assets.....................................  $23,000    $25,000
                                                                  =======    =======

8.  COMMITMENTS AND CONTINGENCIES

     LEASES -- The Company leases office space for its corporate office under a noncancelable operating lease. The lease expires in March 2003. Rent expense for the years ended December 31, 1995, 1996 and 1997 totaled $138,062, $136,080 and $146,964, respectively.

     The Company has one operating lease for copier equipment. The lease for the copier expires in February 2002. Lease payments under this equipment lease totaled $3,662 and $5,711 for the years ended December 31, 1996 and 1997, respectively.

     As of December 31, 1997, future annual minimum lease payments under these leases are as follows:

1998..............................................  $135,473
1999..............................................   146,732
2000..............................................   149,972
2001..............................................   151,052
2002..............................................   152,340
Thereafter........................................    38,192
                                                    --------
                                                    $773,761
                                                    ========

     FRANCHISE FEES -- The Company pays franchise fees to SSI for the right to operate using the SuperShuttle name. The Company pays a fee based on the number of vehicles it operates on a weekly

                         PREFERRED TRANSPORTATION, INC.
                         DBA SUPERSHUTTLE ORANGE COUNTY

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

basis. Franchise fees totaled $158,578, $181,493 and $184,700, and for the years ended December 31, 1995, 1996 and 1997, respectively.

     LITIGATION -- In the normal course of business, the Company occasionally becomes a party to litigation. Management believes that the ultimate resolution of these matters will not have a significant impact on the financial position and results of operations of the Company.

9.  OTHER RELATED PARTY

     The balance of other assets at December 31, 1997 includes $25,000 of prepaid expenses paid to a related party during 1997 and a $10,000 loan made to a stockholder during 1997. The loan is due upon demand.

10. NOTES TO UNAUDITED FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998

     ORGANIZATION AND BASIS OF PRESENTATION -- The accompanying interim consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles. Certain disclosures and information normally included in financial statements have been condensed or omitted. In the opinion of the management of the Company, these financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation for the interim periods. These statements should be read in conjunction with the financial statements and notes thereto for the two years ended December 31, 1997.

     Effective March 31, 1998, SSI acquired all of the outstanding common stock of the Company. SSI issued 915,570 shares of common stock valued at approximately $3,680,000 as consideration for the acquisition which is accounted for as a purchase.

     Franchise fees paid to SSI totaled $46,421 and $46,300 for the three months ended March 31, 1997 and 1998, respectively.

     Notes payable to SSI were $492,978 at March 31, 1998, and capital lease obligations payable to SSI were $146,640 at March 31, 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of Tamarack Transportation, Inc. dba SuperShuttle Los Angeles

     We have audited the accompanying balance sheets of Tamarack Transportation, Inc. dba SuperShuttle Los Angeles (the "Company") as of September 30, 1996 and 1997 and the related statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

[/s/ DELOITTE & TOUCHE LLP]
Los Angeles, California
March 23, 1998

                         TAMARACK TRANSPORTATION, INC.
                          DBA SUPERSHUTTLE LOS ANGELES

                                 BALANCE SHEETS
           SEPTEMBER 30, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

                                                            1996          1997          1998
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
ASSETS (NOTE 4)
CURRENT ASSETS:
  Cash and cash equivalents (Note 2)...................  $  595,949    $  578,107    $  453,642
  Accounts receivable, less allowance for doubtful
     accounts of $1,151, $0 and $2,787 in 1996, 1997
     and 1998..........................................     225,930       206,427       202,943
  Prepaid expenses and other current assets............     152,858       167,619       171,232
                                                         ----------    ----------    ----------
          Total current assets.........................     974,737       952,153       827,817
PROPERTY AND EQUIPMENT, Net (Notes 2, 3, 5 and 6)......   1,480,098     1,401,012     1,084,355
INTANGIBLE ASSETS, Net of accumulated amortization of
  $3,474, $5,142 and $5,976 in 1996, 1997 and 1998
  (Note 2).............................................      21,526        19,858        19,024
OTHER ASSETS...........................................      25,491        14,895         7,678
                                                         ----------    ----------    ----------
TOTAL..................................................  $2,501,852    $2,387,918    $1,938,874
                                                         ==========    ==========    ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable to SuperShuttle
     International, Inc. (Note 4)......................  $  208,273    $  210,341    $  210,341
  Current portion of capital lease obligations (Note
     5)................................................     508,275       557,082       557,082
  Current portion of notes payable (Note 6)............       4,747        19,194        19,194
  Accounts payable.....................................     180,114       273,365       201,369
  Accrued liabilities and deferred revenue (Note 2)....     352,904       449,136       415,631
  Income taxes payable (Notes 2 and 7).................     139,457        --            48,129
                                                         ----------    ----------    ----------
          Total current liabilities....................   1,393,770     1,509,118     1,451,746
LONG-TERM LIABILITIES:
  Notes payable to SuperShuttle International, Inc.
     (Note 4)..........................................     439,543       229,202       126,289
  Capital lease obligations (Note 5)...................     499,851       432,618        81,059
  Notes payable (Note 6)...............................      --            59,793        50,399
  Deferred taxes (Note 7)..............................      --             3,455         3,455
                                                         ----------    ----------    ----------
          Total liabilities............................   2,333,164     2,234,186     1,712,948
                                                         ----------    ----------    ----------
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDER'S EQUITY:
  Common stock -- no par value; 100,000 shares
     authorized; 5,000 shares issued and outstanding...       4,500         4,500         4,500
  Retained earnings....................................     164,188       149,232       221,426
                                                         ----------    ----------    ----------
          Total stockholder's equity...................     168,688       153,732       225,926
                                                         ----------    ----------    ----------
TOTAL..................................................  $2,501,852    $2,387,918    $1,938,874
                                                         ==========    ==========    ==========

                       See notes to financial statements.

                         TAMARACK TRANSPORTATION, INC.
                          DBA SUPERSHUTTLE LOS ANGELES

                            STATEMENTS OF OPERATIONS

                                                                                 SIX MONTHS ENDED
                                            YEARS ENDED SEPTEMBER 30,                MARCH 31,
                                       ------------------------------------   -----------------------
                                          1995         1996         1997         1997         1998
                                       ----------   ----------   ----------   ----------   ----------
                                                                                    (UNAUDITED)
NET REVENUES.........................  $8,823,017   $8,818,292   $8,633,032   $4,092,301   $4,267,322
DIRECT COST OF REVENUES..............   5,108,667    4,812,009    5,024,199    2,411,038    2,486,039
                                       ----------   ----------   ----------   ----------   ----------
GROSS PROFIT.........................   3,714,350    4,006,283    3,608,833    1,681,263    1,781,283
OTHER OPERATING EXPENSES.............   1,899,921    1,666,004    1,887,689      906,277      880,771
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................   1,704,157    1,847,415    1,560,991      606,120      714,051
                                       ----------   ----------   ----------   ----------   ----------
OPERATING INCOME.....................     110,272      492,864      160,153      168,866      186,461
                                       ----------   ----------   ----------   ----------   ----------
OTHER INCOME (EXPENSE):
  Interest expense (Notes 4 and 6)...    (159,982)    (175,941)    (163,217)     (75,576)     (68,902)
  Interest income....................         798        2,565        5,280        2,098        2,764
  Miscellaneous (expense) income.....      50,507      (25,440)     (27,200)      --           --
                                       ----------   ----------   ----------   ----------   ----------
          Total other expense........    (108,677)    (198,816)    (185,137)     (73,478)     (66,138)
                                       ----------   ----------   ----------   ----------   ----------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES.......................       1,595      294,048      (24,984)      95,388      120,323
(BENEFIT) PROVISION FOR INCOME TAXES
  (Notes 2 and 7)....................       1,996      118,025      (10,028)      38,155       48,129
                                       ----------   ----------   ----------   ----------   ----------
NET (LOSS) INCOME....................  $     (401)  $  176,023   $  (14,956)  $   57,233   $   72,194
                                       ==========   ==========   ==========   ==========   ==========

                       See notes to financial statements.

                         TAMARACK TRANSPORTATION, INC.
                          DBA SUPERSHUTTLE LOS ANGELES

                  STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY
               YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997 AND
                  SIX MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                                        (ACCUMULATED
                                                      COMMON STOCK        DEFICIT)
                                                    ----------------      RETAINED
                                                    SHARES    AMOUNT      EARNINGS       TOTAL
                                                    ------    ------    ------------    --------
BALANCES, OCTOBER 1, 1994.........................  5,000     $4,500      $(11,434)     $ (6,934)
  Net loss........................................   --        --             (401)         (401)
                                                    -----     ------      --------      --------
BALANCES, SEPTEMBER 30, 1995......................  5,000     4,500        (11,835)       (7,335)
  Net income......................................   --        --          176,023       176,023
                                                    -----     ------      --------      --------
BALANCES, SEPTEMBER 30, 1996......................  5,000     4,500        164,188       168,688
  Net loss........................................   --        --          (14,956)      (14,956)
                                                    -----     ------      --------      --------
BALANCES, SEPTEMBER 30, 1997......................  5,000     4,500        149,232       153,732
  Net income (unaudited)..........................   --        --           72,194        72,194
                                                    -----     ------      --------      --------
BALANCES, MARCH 31, 1998 (Unaudited)..............  5,000     $4,500      $221,426      $225,926
                                                    =====     ======      ========      ========

                       See notes to financial statements.

                         TAMARACK TRANSPORTATION, INC.
                          DBA SUPERSHUTTLE LOS ANGELES

                            STATEMENTS OF CASH FLOWS

                                                                                         SIX MONTHS ENDED
                                                       YEAR ENDED SEPTEMBER 30,              MARCH 31,
                                                   ---------------------------------   ---------------------
                                                     1995        1996        1997        1997        1998
                                                   ---------   ---------   ---------   ---------   ---------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $    (401)  $ 176,023   $ (14,956)  $  57,233   $  72,194
  Adjustments to reconcile net (loss) income to
    net cash provided by operating activities:
    Depreciation and amortization................    465,305     585,031     692,387     227,394     320,968
    Provision for deferred taxes.................     (5,604)    (18,255)     31,542          --          --
    Loss (gain) on sale of property and
      equipment..................................    (41,975)     25,438      27,200          --          --
    Changes in operating assets and liabilities:
      Accounts receivable........................    (41,376)    (33,462)     19,503      66,502       3,484
      Prepaid expenses and other current
         assets..................................     75,282     (63,158)    (46,303)   (124,055)     (3,613)
      Other assets...............................    (20,000)     (2,744)     10,596       8,474       7,217
      Accounts payable...........................     37,098      40,652      93,251         660     (71,996)
      Accrued liabilities and deferred revenue...    100,267     (81,951)     96,232     (22,061)    (33,505)
      Income taxes...............................      3,283     131,260    (136,002)    (91,328)     48,129
                                                   ---------   ---------   ---------   ---------   ---------
         Net cash provided by operating
           activities............................    571,879     758,834     773,450     122,819     342,878
                                                   ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............   (202,788)   (157,130)   (101,518)     (7,592)     (3,477)
  Proceeds from sale of property and equipment...    119,355     105,939       6,479       2,320          --
                                                   ---------   ---------   ---------   ---------   ---------
         Net cash used in investing activities...    (83,433)    (51,191)    (95,039)     (5,272)     (3,477)
                                                   ---------   ---------   ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from note payable.....................                             84,996
  Principal payments on notes payable............   (202,141)   (314,518)   (219,029)   (109,685)   (112,307)
  Principal payments on capital lease
    obligations..................................   (119,534)   (342,607)   (562,220)   (231,414)   (351,559)
                                                   ---------   ---------   ---------   ---------   ---------
         Net cash used in financing activities...   (321,675)   (657,125)   (696,253)   (341,099)   (463,866)
                                                   ---------   ---------   ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................    166,771      50,518     (17,842)   (223,552)   (124,465)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.....    378,660     545,431     595,949     595,949     578,107
                                                   ---------   ---------   ---------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR...........  $ 545,431   $ 595,949   $ 578,107   $ 372,397   $ 453,642
                                                   =========   =========   =========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid..................................  $ 146,418   $ 189,403   $ 163,217   $  75,576   $  68,902
                                                   =========   =========   =========   =========   =========
  Income taxes paid..............................  $  26,637   $   3,360   $ 125,000   $ 125,000   $     800
                                                   =========   =========   =========   =========   =========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES -- Capital lease
  obligations....................................  $ 946,166   $ 524,101   $ 543,794   $      --   $      --
                                                   =========   =========   =========   =========   =========

                       See notes to financial statements.

                         TAMARACK TRANSPORTATION, INC.
                          DBA SUPERSHUTTLE LOS ANGELES

                         NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED SEPTEMBER 30, 1995, 1996 AND 1997 AND
                  SIX MONTHS ENDED MARCH 30, 1998 (UNAUDITED)

1.  ORGANIZATION

     Tamarack Transportation, Inc. dba SuperShuttle Los Angeles (the "Company") was incorporated in April 1994 as a California corporation. The Company is engaged in the business of providing door-to-door passenger ground transportation in the greater Los Angeles area, primarily to and from airports. Providing ground transportation in most cities is regulated and requires approval from certain governmental agencies. The Company uses the SuperShuttle name under a license agreement with SuperShuttle International, Inc. ("SSI") (see Note 8). Revenue is generated from the general public, and there is no concentration of sales with any one customer.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments with remaining maturities at the time of purchase of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT -- Property and equipment are stated at cost. Depreciation and amortization are provided for using accelerated and straight-line methods over the lesser of the estimated useful lives of the related assets or the lease terms.

     INTANGIBLE ASSETS -- Intangible assets consist of the original franchise fee paid to SSI (see Note 8). Amortization is provided for using the straight-line method over the life of the franchise license, which is 15 years.

     DEFERRED REVENUE -- Advance payments received for transportation of passengers are presented in the financial statements as deferred revenue.

     REVENUE RECOGNITION -- Revenues are recognized at the time services are performed.

     INCOME TAXES -- Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RECLASSIFICATIONS -- Certain reclassifications have been made to the prior year's financial statements to conform to the 1997 presentation.

                         TAMARACK TRANSPORTATION, INC.
                          DBA SUPERSHUTTLE LOS ANGELES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                               USEFUL LIVES        1996          1997
                                               -------------    ----------    ----------
Vehicles and improvements....................      3 - 5        $  480,928    $  508,431
Vehicles under capital leases................        3           1,470,267     2,014,061
Leasehold improvements.......................  Life of lease       213,542       215,245
Office and computer equipment................        5              82,515        90,679
Shop equipment and car wash..................        5             122,072       125,102
Dispatch equipment...........................        5              52,501        56,226
                                                                ----------    ----------
                                                                 2,421,825     3,009,744
Less accumulated depreciation and
  amortization (including $517,164 and
  $1,021,754 for vehicles under capital
  leases)....................................                      941,727     1,608,732
                                                                ----------    ----------
                                                                $1,480,098    $1,401,012
                                                                ==========    ==========

4.  NOTES PAYABLE TO SUPERSHUTTLE INTERNATIONAL, INC.

     Notes payable to SSI consist of the following:

                                                                   1996          1997
                                                                ----------    ----------
Note payable to SSI, secured by all of the Company's assets
  and the stock of the stockholder. Interest is payable at
  8.5% per annum. Payable in monthly installments of
  principal and interest of $20,003 with the final
  installment due in September 1999.........................    $  647,816    $  439,543
Less current maturities.....................................       208,273       210,341
                                                                ----------    ----------
Note payable -- long-term...................................       439,543       229,202
                                                                ==========    ==========

     Notes payable to SSI at September 30, 1997 are due as follows:

1998..............................................  $210,341
1999..............................................   229,202
                                                    --------
                                                    $439,543
                                                    ========

5.  CAPITAL LEASE OBLIGATIONS

     The Company leases certain of its vehicles from SSI and Felco Commercial Services under capital leases that are payable over three-year terms. The capital lease obligations are payable as follows at September 30, 1997:

1998.............................................  $  640,508
1999.............................................     336,209
2000.............................................     134,162
                                                   ----------
Total minimum lease payments.....................   1,110,879
Less amount representing interest................     121,179
                                                   ----------
Present value of minimum lease payments..........     989,700
Less current portion.............................     557,082
                                                   ----------
                                                   $  432,618
                                                   ==========

                         TAMARACK TRANSPORTATION, INC.
                          DBA SUPERSHUTTLE LOS ANGELES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  NOTES PAYABLE

     Notes payable consist of the following:

                                                               1996      1997
                                                              ------    -------
Note payable, secured by vehicles. Payable in monthly
  installments of principal and interest of $2,111 with the
  final installment due in May 2001. Interest accrues at
  8.75% per annum...........................................      --    $78,987
Note payable, secured by equipment. Payable in monthly
  installments of principal and interest of $634 with the
  final installments due in May 1997. Interest accrued at
  18.14% per annum..........................................  $4,747         --
                                                              ------    -------
                                                               4,747     78,987
Less current maturities.....................................   4,747     19,194
                                                              ------    -------
                                                              $   --    $59,793
                                                              ======    =======

7.  INCOME TAXES

     The components of the Company's provision (benefit) for income taxes consist of the following:

                                                       1995        1996        1997
                                                      -------    --------    --------
Current:
  Federal...........................................  $ 5,852    $106,813    $(33,573)
  State.............................................    1,749      29,467      (7,997)
                                                      -------    --------    --------
Total current.......................................    7,601     136,280     (41,570)
                                                      -------    --------    --------
Deferred:
  Federal...........................................   (4,318)    (16,134)     25,869
  State.............................................   (1,287)     (2,121)      5,673
                                                      -------    --------    --------
Total deferred......................................   (5,605)    (18,255)     31,542
                                                      -------    --------    --------
Total...............................................  $ 1,996    $118,025    $(10,028)
                                                      =======    ========    ========

     The following is a reconciliation, stated as a percentage of pretax income, of the statutory federal income tax rate to the effective tax rate:

                                                              1995     1996    1997
                                                              -----    ----    -----
Federal statutory income tax rate...........................   35.0%   35.0%   (35.0)%
Increases (reductions) in taxes resulting from:
  State taxes, net of federal benefit.......................   19.1%    6.1%    (6.1)%
  Other.....................................................   71.0%   (1.0)%    1.0%
                                                              -----    ----    -----
Effective tax rate..........................................  125.1%   40.1%   (40.1)%
                                                              =====    ====    =====

                         TAMARACK TRANSPORTATION, INC.
                          DBA SUPERSHUTTLE LOS ANGELES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences giving rise to deferred income tax (liabilities) assets are as follows:

                                                               1996       1997
                                                              -------    -------
Deferred income tax assets:
  Accounts receivable.......................................  $   498         --
  Capital leases............................................   23,825    $(1,128)
  State income taxes........................................    7,983     (2,327)
  Property and equipment....................................   (4,220)        --
                                                              -------    -------
Net deferred income tax (liabilities) assets................  $28,086    $(3,455)
                                                              =======    =======

8.  COMMITMENTS AND CONTINGENCIES

     LEASES -- The Company leases office space and equipment for its corporate office under noncancelable operating leases. As of September 30, 1997, future annual minimum lease payments under these leases are $73,138.

     Rent expense for the years ended September 30, 1995, 1996 and 1997 totaled $157,121, $163,812 and $163,812, respectively.

     LITIGATION -- In the normal course of business, the Company occasionally becomes a party to litigation. Management believes that the ultimate resolution of these matters will not have a significant impact on the financial position and the results of operations of the Company.

     FRANCHISE FEES -- The Company pays franchise fees to SSI for the right to operate using the SuperShuttle name. The Company pays a fee based on the number of vehicles it operates on a weekly basis. Franchise fees totaled $240,159, $242,029 and $244,836 in 1995, 1996 and 1997, respectively.

9. NOTES TO UNAUDITED FINANCIAL STATEMENTS FOR THE SIX-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998

     ORGANIZATION AND BASIS OF PRESENTATION -- The accompanying interim consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles. Certain disclosures and information normally included in financial statements have been condensed or omitted. In the opinion of the management of the Company, these financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation for the interim periods. These statements should be read in conjunction with the financial statements and notes thereto for the three years ended September 30, 1997.

     Effective March 31, 1998, SSI acquired all of the outstanding common stock of the Company. SSI issued 731,621 shares of common stock valued at approximately $2,941,000 as consideration for the acquisition which is accounted for as a purchase.

     Franchise fees paid to SSI totaled $123,850 and $116,620 for the six months ended March 31, 1997 and 1998, respectively.

     Notes payable to SSI were $336,630 at March 31, 1998 and capital leases obligations payable to SSI were $228,980 at March 31, 1998.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Southern Shuttle Services, Inc.
Miami, Florida

     We have audited the accompanying balance sheets of Southern Shuttle Services, Inc. (the "Company") as of December 31, 1996 and 1997, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

[/s/ DELOITTE & TOUCHE LLP]
Phoenix, Arizona
March 17, 1998

                        SOUTHERN SHUTTLE SERVICES, INC.

                                 BALANCE SHEETS
           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

                                                            1996          1997          1998
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $  363,369    $  256,471    $  147,551
  Trade accounts receivable............................     218,259       130,796       162,858
  Advances due from affiliates (Note 7)................          --        60,000        69,000
  Prepaid expenses and other...........................       2,024        48,211        48,359
                                                         ----------    ----------    ----------
          Total current assets.........................     583,652       495,478       427,768
                                                         ----------    ----------    ----------
PROPERTY AND EQUIPMENT (Note 2):
  Vehicles.............................................   2,157,627     2,573,640     2,573,640
  Equipment............................................     366,560       428,761       433,127
  Leasehold improvements...............................     339,062       348,703       348,703
                                                         ----------    ----------    ----------
          Total........................................   2,863,249     3,351,104     3,355,470
  Less accumulated depreciation and amortization.......   2,143,414     2,435,691     2,539,367
                                                         ----------    ----------    ----------
          Property and equipment -- net................     719,835       915,413       816,103
                                                         ----------    ----------    ----------
PROPERTY HELD FOR SALE (Notes 2 and 7).................                   106,200       106,200
DEFERRED INCOME TAXES (Note 3).........................     150,000        85,000        65,000
INTANGIBLES AND OTHER ASSETS...........................     368,644       297,124       281,392
                                                         ----------    ----------    ----------
TOTAL..................................................  $1,822,131    $1,899,215    $1,696,463
                                                         ==========    ==========    ==========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $   77,531    $   34,126    $   40,715
  Accrued wages, benefits and other....................     203,100       224,069       346,577
  Current portion of long-term debt (Note 2)...........     421,933       510,041       446,807
  Income taxes payable.................................     464,000       528,022       458,722
                                                         ----------    ----------    ----------
          Total current liabilities....................   1,166,564     1,296,258     1,292,821
LONG-TERM DEBT -- Net of current portion (Note 2)......     133,298       314,355       245,273
OTHER LIABILITY (Note 4)...............................     380,000            --            --
                                                         ----------    ----------    ----------
          Total liabilities............................   1,679,862     1,610,613     1,538,094
                                                         ----------    ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 4 and 5)
STOCKHOLDERS' EQUITY (Note 6):
  Common stock, $1.00 par value; authorized, 500
     shares; issued and outstanding, 100 shares........         100           100           100
  Retained earnings....................................     310,169       496,502       158,269
                                                         ----------    ----------    ----------
          Total stockholders' equity...................     310,269       496,602       158,369
  Advances due from stockholders (Notes 7 and 9).......    (168,000)     (208,000)           --
                                                         ----------    ----------    ----------
          Stockholders' equity -- net..................     142,269       288,602       158,369
                                                         ----------    ----------    ----------
TOTAL..................................................  $1,822,131    $1,899,215    $1,696,463
                                                         ==========    ==========    ==========

                       See notes to financial statements.

                        SOUTHERN SHUTTLE SERVICES, INC.

                              STATEMENTS OF INCOME

                                                  YEARS ENDED              THREE MONTHS ENDED
                                                  DECEMBER 31,                 MARCH 31,
                                            ------------------------    ------------------------
                                               1996          1997          1997          1998
                                            ----------    ----------    ----------    ----------
                                                                              (UNAUDITED)
NET REVENUES..............................  $9,486,327    $9,371,629    $2,248,477    $2,452,739
DIRECT COST OF REVENUES (Notes 4 and 7)...   5,466,074     5,403,980     1,310,250     1,436,196
                                            ----------    ----------    ----------    ----------
     Gross profit.........................   4,020,253     3,967,649       938,227     1,016,543
OTHER OPERATING EXPENSES..................   1,660,489     1,858,057       492,960       427,191
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES (Note 7).......................   1,576,102     1,635,129       378,334       690,694
LITIGATION EXPENSE (Note 4)...............     380,000            --            --            --
                                            ----------    ----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS.............     403,662       474,463        66,933      (101,342)
                                            ----------    ----------    ----------    ----------
OTHER INCOME (EXPENSE):
  Interest and other income (expense) --
     net..................................       9,050        (7,734)           --         4,433
  Interest expense........................    (110,786)      (64,596)      (23,678)      (14,124)
                                            ----------    ----------    ----------    ----------
     Other expense -- net.................    (101,736)      (72,330)      (23,678)       (9,691)
                                            ----------    ----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES.........     301,926       402,133        43,255      (111,033)
PROVISION (BENEFIT) FOR INCOME TAXES (Note
  3)......................................     121,000       161,000        17,000       (43,300)
                                            ----------    ----------    ----------    ----------
NET INCOME (LOSS).........................  $  180,926    $  241,133    $   26,255    $  (67,733)
                                            ==========    ==========    ==========    ==========

                       See notes to financial statements.

                        SOUTHERN SHUTTLE SERVICES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                   YEARS ENDED DECEMBER 31, 1996 AND 1997 AND
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                     COMMON STOCK
                                                    ---------------
                                                    NUMBER
                                                      OF       PAR     RETAINED     STOCKHOLDERS'
                                                    SHARES    VALUE    EARNINGS        EQUITY
                                                    ------    -----    ---------    -------------
BALANCE, JANUARY 1, 1996..........................   100      $100     $ 129,243      $ 129,343
  Net income......................................    --        --       180,926        180,926
                                                     ---      ----     ---------      ---------
BALANCE, DECEMBER 31, 1996........................   100       100       310,169        310,269
  Distribution (Note 7)...........................    --        --       (54,800)       (54,800)
  Net income......................................                       241,133        241,133
                                                     ---      ----     ---------      ---------
BALANCE, DECEMBER 31, 1997........................   100       100       496,502        496,602
  Distribution (Note 9) (unaudited)...............    --        --      (270,500)      (270,500)
  Net income (loss) (unaudited)...................    --        --       (67,733)       (67,733)
                                                     ---      ----     ---------      ---------
BALANCE, MARCH 31, 1998 (unaudited)...............   100      $100     $ 158,269      $ 158,369
                                                     ===      ====     =========      =========

                       See notes to financial statements.

                        SOUTHERN SHUTTLE SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED            THREE MONTHS ENDED
                                                                 DECEMBER 31,                MARCH 31,
                                                            -----------------------    ----------------------
                                                               1996         1997         1997         1998
                                                            ----------    ---------    ---------    ---------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................  $  180,926    $ 241,133    $  26,255    $ (67,733)
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization.........................     602,398      531,267       79,745      119,408
    (Gain) loss on sale of property and equipment.........      (9,050)      13,558           --           --
    Deferred income taxes.................................    (150,000)      65,000           --       20,000
    Changes in operating assets and liabilities:
       Trade accounts receivable..........................      19,685       87,463      (50,856)     (32,062)
       Prepaid expenses and other.........................      25,473      (46,187)     (18,775)        (148)
       Other assets.......................................     (10,500)       7,634           --           --
       Accounts payable...................................      27,531      (43,405)       1,562        6,589
       Accrued liabilities................................       2,100       21,700       22,956     (122,508)
       Income taxes payable...............................     233,913       64,022      (19,478)     (69,300)
       Other liability....................................     380,000           --           --           --
                                                            ----------    ---------    ---------    ---------
         Net cash provided by operating activities........   1,302,476      942,185       41,409       99,262
                                                            ----------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances to stockholders and affiliates.................    (823,000)    (225,000)     (25,000)    (106,500)
  Repayment of stockholder advances.......................     655,000      125,000      100,000       35,000
  Purchases of property and equipment.....................     (75,171)    (792,717)    (638,064)      (4,366)
  Proceeds from sale of property and equipment............      11,075       10,000           --           --
                                                            ----------    ---------    ---------    ---------
         Net cash used in investing activities............    (232,096)    (882,717)    (563,064)     (75,866)
                                                            ----------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt....................    (899,251)    (741,407)    (140,914)    (132,316)
  Proceeds from borrowings on long-term debt..............          --      629,841      543,000           --
  Distributions paid......................................          --      (54,800)--        --
                                                            ----------    ---------    ---------    ---------
         Net cash (used in) provided by financing
           activities.....................................    (899,251)    (166,366)     402,086     (132,316)
                                                            ----------    ---------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......     171,129     (106,898)    (119,569)    (108,920)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............     192,240      363,369      363,369      256,471
                                                            ----------    ---------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................  $  363,369    $ 256,471    $ 243,800    $ 147,551
                                                            ==========    =========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION -- Cash
  paid during the period for:
  Interest................................................  $  110,786    $  59,596    $  23,678    $  14,124
                                                            ==========    =========    =========    =========
  Taxes...................................................  $   54,732    $  31,978    $      --    $      --
                                                            ==========    =========    =========    =========
SUPPLEMENTAL DISCLOSURES OF NONCASH ACTIVITIES:
  Forgiveness of advances due from stockholder............                                          $ 270,500
                                                                                                    =========
  Other liability converted to note payable...............                $ 380,000    $      --    $      --
                                                                          =========    =========    =========

                       See notes to financial statements.

                        SOUTHERN SHUTTLE SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1996 AND 1997 AND
                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- Southern Shuttle Services, Inc. (the "Company"), a Florida corporation, commenced operations in March 1993 when the Company purchased certain assets from an airport shuttle operation in Miami, Florida.

     The Company is engaged in the business of providing door-to-door passenger ground transportation to the general public, primarily in Miami, Florida. Providing ground transportation in most cities is regulated and requires approval from certain governmental agencies. The Company uses the SuperShuttle name under a license agreement with SuperShuttle International, Inc. ("SSI") (Note 4). Revenue is generated primarily from the general public, and there is no concentration of sales with any one customer.

     CASH AND CASH EQUIVALENTS include all cash and highly liquid investment securities with original maturities of three months or less.

     PROPERTY AND EQUIPMENT are stated at cost. Depreciation and amortization of property and equipment are provided for on the double declining balance method over the following estimated useful lives:

Vehicles....................................................        3 years
Equipment...................................................   5 to 7 years
Leasehold improvements......................................  Term of lease

     The Company capitalizes expenditures that materially increase asset lives and charges ordinary maintenance and repairs to operations as incurred. When assets are disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in income.

     PROPERTY HELD FOR SALE is stated at the lower of cost or estimated realizable value.

     INTANGIBLES AND OTHER ASSETS consist of a $100,000 bond required by the Airport Contract with Dade County Aviation Department (Note 4) and intangible assets (primarily relating to the Airport Contract) purchased in 1993 when the Company was formed. Intangible assets are being amortized on the straight-line basis over eight years.

     LONG-LIVED ASSETS and certain identifiable intangibles are reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable.

     REVENUES are recognized at the time services are performed.

     INCOME TAXES are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures at the date of the financial statements and the reported

                        SOUTHERN SHUTTLE SERVICES, INC.

amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                                1996        1997
                                                              --------    --------
Borrowings from commercial lender, monthly payments of
  principal plus interest at 7.5% to 9.25%, maturing through
  2000, collateralized by vehicles..........................  $446,681    $524,521
Settlement note payable (Note 4), interest imputed at 8.5%,
  with monthly principal and interest payments of $16,667
  through February 1999.....................................        --     214,063
Borrowings from commercial lender, monthly payments of
  principal plus interest at prime plus 1%, maturing through
  2011, collateralized by land and building held for sale...        --      85,812
Note payable, repaid during 1997............................    48,883          --
Borrowings from stockholder, repaid during 1997.............    59,667          --
                                                              --------    --------
Total.......................................................   555,231     824,396
Less current portion........................................   421,933     510,041
                                                              --------    --------
Long-term debt -- net.......................................  $133,298    $314,355
                                                              ========    ========

     Annual maturities of long-term debt are $510,041 (1998), $224,478 (1999), $23,133 (2000), $6,356 (2001), $6,356 (2002) and $54,032 thereafter.

3.  INCOME TAXES

     For the years ended December 31, the income tax (benefit) provision consists of the following:

                                                          1996         1997
                                                        ---------    --------
Current...............................................  $ 271,000    $ 96,000
Deferred..............................................   (150,000)     65,000
                                                        ---------    --------
Total.................................................  $ 121,000    $161,000
                                                        =========    ========

     Deferred income taxes of $150,000 and $85,000 at December 31, 1996 and 1997, respectively, consist of the difference between the tax basis of the settlement note payable (Note 2) and its financial reporting amount.

     The following is a reconciliation, stated as a percentage of pre-tax income, of the U.S. statutory federal income tax rate to the effective tax rate:

                                                              1996    1997
                                                              ----    ----
Federal statutory income tax rate...........................  35.0%   35.0%
Increase in taxes resulting from state taxes -- net of
  federal benefit...........................................   5.1%    5.0%
                                                              ----    ----
Effective tax rate..........................................  40.1%   40.0%
                                                              ====    ====

4.  COMMITMENTS AND CONTINGENCIES

     LEASES -- The Company leases certain facilities (Note 7) and vehicles under noncancelable operating leases. These leases expire at various dates through 2001.

                        SOUTHERN SHUTTLE SERVICES, INC.

     Future minimum lease payments (exclusive of property taxes and insurance) for operating leases for the years ending December 31 are approximately as follows:

1998..............................................  $180,000
1999..............................................   169,000
2000..............................................   140,000
2001..............................................   120,000
                                                    --------
Total.............................................  $609,000
                                                    ========

     Rent expense for facilities was $158,000 and $159,000 in 1996 and 1997, respectively. Certain of the Company's leases include periodic cost of living increases and also require the Company to pay its pro rata share of property taxes and common area expenses.

     FRANCHISE FEES -- The Company pays franchise fees to SSI for the right to operate using the SuperShuttle name. The Company pays a fee based on the number of vehicles it operates on a weekly basis. Franchise fees totaled $154,000 and $158,000 in 1996 and 1997, respectively.

     AIRPORT CONTRACT -- The Company has an exclusive agreement with the Dade County Aviation Department ("Dade County") to provide shuttle services to the Miami International Airport. The term of the contract is for four years expiring December 31, 1996, with four one year renewal options. The options to extend service are at the option of Dade County. The agreement includes a revenue sharing provision with Dade County. Under the provision, the Company is required to pay a percentage of certain monthly revenues with a guaranteed monthly minimum payment based upon passenger volume. The Company paid $562,000 and $557,000 in 1996 and 1997, respectively.

     LITIGATION -- In 1993, an individual filed a complaint against the Company for an auto accident in Florida. During 1996, the Company recorded a $380,000 liability for amounts expected to be paid by the Company in excess of insurance policy limits. In August 1997, the Company reached a settlement agreement under which the Company and the Company's insurance carrier each paid $100,000. In addition, the Company is required to make monthly payments of $16,667 beginning in September 1997 through February 1999. The future payments were discounted using an interest rate of 8.5 percent and the discounted amount of approximately $280,000 was reclassified to a note payable during the year ended December 31, 1997.

     The Company is also involved in a personal injury action which arises from an incident on March 24, 1994 in which two persons were alleged to have been injured by a Company vehicle. The Company and its insurer's legal counsel are discussing an out-of-court settlement with the plaintiffs. A potential loss of $1,000,000 exists which could be borne by the Company and two other parties. Currently, the exposure to the Company is estimated to be within its $100,000 insurance policy limits and, therefore, no loss reserve has been recorded in the financial statements.

     The Company is subject to various other legal proceedings and claims which arise in the ordinary course of its business, including one claim where the plaintiffs are seeking a settlement that could substantially exceed the Company's insurance coverage limits. In the opinion of management, based in part upon the discussions with legal counsel, the ultimate liability with respect to these actions will not materially affect the financial position, liquidity or results of operations of the Company.

5.  EMPLOYEE BENEFIT PLANS

     The Company leases all its employees from Vincam Human Resources, Inc. ("Vincam"). Under the agreement, Vincam provides all employee benefits as well as worker's compensation insurance for the Company. Vincam implemented a 401(k) plan (the "Plan") during fiscal year 1997 which covers all

                        SOUTHERN SHUTTLE SERVICES, INC.

employees 21 years of age and over who have completed six months of service. Employees may voluntarily contribute up to 15 percent of pre-tax earnings to the Plan, subject to the maximum Internal Revenue Service limit. The Company may contribute additional amounts at its sole discretion. The Company contributed $9,896 in 1997.

6.  EQUITY

     Under an agreement made in December 1993, three stockholders were each granted the option to purchase 133 1/3 shares of common stock for $1 per share. The options are exercisable and expire in March 2003.

7.  RELATED PARTIES

     In connection with the formation of the Company in 1993, the Company borrowed $527,000 from a stockholder at an annual interest rate of 18 percent. The loan balance at December 31, 1996 was $59,667, which was paid in full during 1997 (Note 2). The Company paid interest of $41,600 and $2,300 for the years ended December 31, 1996 and 1997, respectively.

     During 1996 and 1997, the Company leased certain facilities from a stockholder at an annual rate of $120,000 (Note 4). The lease expires December 31, 2001.

     Directors' fees totaling $72,000 were paid to certain stockholders in 1997. There were no directors' fees paid during 1996.

     During 1997 and a portion of 1996, the Company's vehicle insurance provider was owned by a certain stockholder and spouse. Insurance premiums paid were $101,000 and $469,000 for the years ended December 31, 1996 and 1997, respectively.

     In August 1997, the Company acquired land and building for $161,000 from a partnership controlled by certain stockholders. The land and building were recorded at the partnership's basis with the amount paid in excess of the stockholders' basis of $54,800 recorded as a distribution. The land and building are recorded as property held for sale at December 31, 1997.

     During 1996 and 1997, the Company made noninterest bearing advances to stockholders and affiliates of $823,000 and $225,000, respectively. The balance of advances due from stockholders and affiliates was $168,000 and $268,000 at December 31, 1996 and 1997, respectively. These advances are due on demand.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Because the fair value is estimated as of December 31, 1997, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

     For the Company's cash and cash equivalents, the carrying amount is assumed to be the fair value because of the liquidity of these instruments. The carrying amount is assumed to be the fair value for accounts receivable, accounts payable and other accrued expenses because of the short maturity of the portfolios. The fair value of the Company's long-term debt approximates the terms in the marketplace

                        SOUTHERN SHUTTLE SERVICES, INC.

under which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

9. NOTES TO UNAUDITED FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998

     ORGANIZATION AND BASIS OF PRESENTATION -- The accompanying interim consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles. Certain disclosures and information normally included in financial statements have been condensed or omitted. In the opinion of the management of the Company, these financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation for the interim periods. These statements should be read in conjunction with the financial statements and notes thereto for the two years ended December 31, 1997.

     Effective March 31, 1998, SSI acquired all of the outstanding common stock of the Company. SSI issued 978,882 shares of common stock as consideration for the acquisition which is accounted for as a purchase. The acquisition agreement includes certain provisions which allow the purchase transaction to be rescinded if SSI does not file a registration statement for an initial public offering with the Securities and Exchange Commission by June 5, 1998, or if the Securities and Exchange Commission does not declare the registration statement effective by July 31, 1998 or if the underwritten initial registration statement does not close by August 10, 1998 at a minimum offering price of $6.50 per share. The stock issued to effect the transaction is valued at approximately $6,363,000 for purchase accounting purposes.

     In March 1998, the stock options held by three stockholders (Note 6) were terminated in connection with the sale of the Company.

     In March 1998, the Company forgave advances due from stockholders of $270,500.

     Franchise fees paid to SSI totaled $78,800 and $84,000 for the six months ended March 31, 1997 and 1998, respectively.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
AAA Wheelchair Wagon Services, Inc. and
  Limousines of South Florida, Inc.

     We have audited the accompanying combined balance sheets of AAA Wheelchair Wagon Services, Inc. and Limousines of South Florida, Inc. (the "Companies"), both of which are under common ownership and common management, as of December 31, 1996 and 1997, and the related combined statements of income, stockholder's equity, and cash flows for the for the years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Companies as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

[/s/ DELOITTE & TOUCHE LLP]
Phoenix, Arizona
March 17, 1998

                    AAA WHEELCHAIR WAGON SERVICES, INC. AND
                       LIMOUSINES OF SOUTH FLORIDA, INC.

                            COMBINED BALANCE SHEETS
           DECEMBER 31, 1996 AND 1997 AND MARCH 31, 1998 (UNAUDITED)

                                                            1996          1997          1998
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $  102,976    $  544,955    $  501,555
  Trade accounts receivable............................     901,484     1,592,612     1,380,997
                                                         ----------    ----------    ----------
          Total current assets.........................   1,004,460     2,137,567     1,882,552
                                                         ----------    ----------    ----------
PROPERTY AND EQUIPMENT (Notes 2 and 4)
  Vehicles.............................................   7,019,357     7,263,625     7,263,625
  Equipment............................................     269,725       300,272       305,933
  Leasehold improvements...............................      53,596        67,651        67,651
                                                         ----------    ----------    ----------
          Total........................................   7,342,678     7,631,548     7,637,209
  Less accumulated depreciation and amortization.......  (3,874,562)   (5,411,771)   (5,798,867)
                                                         ----------    ----------    ----------
          Property and equipment -- net................   3,468,116     2,219,777     1,838,342
DEFERRED INCOME TAXES (Note 3).........................      72,000            --            --
OTHER ASSETS...........................................       2,590        30,640        30,640
                                                         ----------    ----------    ----------
TOTAL..................................................  $4,547,166    $4,387,984    $3,751,534
                                                         ==========    ==========    ==========
                              LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $  315,931    $  445,609    $  442,715
  Accrued wages, benefits and other....................     259,114       568,077       244,336
  Income taxes payable (Note 3)........................      52,000       211,000       324,566
  Deferred income taxes (Note 3).......................          --        40,000        40,000
  Advances from affiliates (Note 7)....................          --        35,000        35,000
  Lines of credit......................................     185,000       169,575       169,530
  Current portion of long-term debt (Note 2)...........     548,201       514,964       510,503
  Current portion of capital lease obligations (Notes 2
     and 4)............................................     813,318       733,962       635,945
                                                         ----------    ----------    ----------
          Total current liabilities....................   2,173,564     2,718,187     2,402,595
LONG-TERM DEBT -- Net of current portion (Note 2)......     752,082       304,523       167,577
CAPITAL LEASE OBLIGATIONS -- Net of current portion
  (Notes 2 and 4)......................................     682,679        85,473            --
ADVANCES FROM STOCKHOLDER (Note 7).....................     768,920       720,764       128,000
                                                         ----------    ----------    ----------
          Total liabilities............................   4,377,245     3,828,947     2,698,172
                                                         ----------    ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 4 and 6)
STOCKHOLDER'S EQUITY (Notes 9 and 10):
  Common stock (Note 9)................................          20            20            20
  Additional paid-in capital...........................      15,480        15,480       339,453
  Retained earnings....................................     154,421       543,537       713,889
                                                         ----------    ----------    ----------
          Total stockholder's equity...................     169,921       559,037     1,053,362
                                                         ----------    ----------    ----------
TOTAL..................................................  $4,547,166    $4,387,984    $3,751,534
                                                         ==========    ==========    ==========

                  See notes to combined financial statements.

   AAA WHEELCHAIR WAGON SERVICES, INC. AND LIMOUSINES OF SOUTH FLORIDA, INC.

                         COMBINED STATEMENTS OF INCOME

                                                                           THREE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,            MARCH 31,
                                          --------------------------    ------------------------
                                             1996           1997           1997          1998
                                          -----------    -----------    ----------    ----------
                                                                              (UNAUDITED)
NET REVENUES (Note 5)...................  $10,623,295    $14,623,817    $3,082,663    $3,912,058
DIRECT COST OF REVENUES (Note 7)........    7,983,457     10,706,791     2,299,738     2,913,953
                                          -----------    -----------    ----------    ----------
     Gross profit.......................    2,639,838      3,917,026       782,925       998,105
OTHER OPERATING EXPENSES................    1,444,539      2,041,987       475,280       233,043
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES (Note 7).....................      675,457      1,028,146       232,781       437,041
                                          -----------    -----------    ----------    ----------
INCOME FROM OPERATIONS..................      519,842        846,893        74,864       328,021
INTEREST EXPENSE........................      235,425        196,777        45,692        44,103
                                          -----------    -----------    ----------    ----------
INCOME BEFORE INCOME TAX PROVISION......      284,417        650,116        29,172       283,918
INCOME TAX PROVISION (Note 3)...........      116,000        261,000        11,000       113,566
                                          -----------    -----------    ----------    ----------
NET INCOME..............................  $   168,417    $   389,116    $   18,172    $  170,352
                                          ===========    ===========    ==========    ==========

                  See notes to combined financial statements.

   AAA WHEELCHAIR WAGON SERVICES, INC. AND LIMOUSINES OF SOUTH FLORIDA, INC.

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1996 AND 1997, AND
              THREE-MONTH PERIOD ENDED MARCH 31, 1998 (UNAUDITED)

                                          COMMON STOCK
                                         ---------------
                                         NUMBER             ADDITIONAL    RETAINED
                                           OF       PAR      PAID-IN      EARNINGS     STOCKHOLDER'S
                                         SHARES    VALUE     CAPITAL      (DEFICIT)        EQUITY
                                         ------    -----    ----------    ---------    --------------
BALANCE, JANUARY 1, 1996...............  1,100      $20      $ 15,480     $(13,996)      $    1,504
  Net income...........................     --       --            --      168,417          168,417
                                         -----      ---      --------     --------       ----------
BALANCE, DECEMBER 31, 1996.............  1,100       20        15,480      154,421          169,921
  Net income...........................     --       --            --      389,116          389,116
                                         -----      ---      --------     --------       ----------
BALANCE, DECEMBER 31, 1997.............  1,100       20        15,480      543,537          559,037
  Capital contributions -- forgiveness
     of advances from stockholder
     (unaudited).......................     --       --       323,973           --          323,973
  Net income (unaudited)...............     --       --            --      170,352          170,352
                                         -----      ---      --------     --------       ----------
BALANCE, MARCH 31, 1998 (unaudited)....  1,100      $20      $339,453     $713,889       $1,053,362
                                         =====      ===      ========     ========       ==========

                  See notes to combined financial statements.

                    AAA WHEELCHAIR WAGON SERVICES, INC. AND
                       LIMOUSINES OF SOUTH FLORIDA, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED              THREE MONTHS ENDED
                                                            DECEMBER 31,                 MARCH 31,
                                                     --------------------------    ----------------------
                                                        1996           1997          1997         1998
                                                     -----------    -----------    ---------    ---------
                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $   168,417    $   389,116    $  18,172    $ 170,352
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..................    1,316,157      1,548,378      274,264      387,096
    Deferred income taxes..........................       64,000        112,000        1,000       --
    Loss on sale of property and equipment.........      --               5,825       --           --
    Changes in operating assets and liabilities:
      Trade accounts receivable....................     (397,798)      (691,128)     159,485      211,615
      Other assets.................................      --             (28,050)      --           --
      Accounts payable.............................      108,779        129,678      (46,681)      (2,894)
      Accrued wages, benefits and other............       59,614        308,962       (2,516)    (323,741)
      Income taxes payable.........................       52,000        159,000       10,000      113,566
                                                     -----------    -----------    ---------    ---------
         Net cash provided by operating
           activities..............................    1,371,169      1,933,781      413,724      555,994
                                                     -----------    -----------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..............   (1,421,245)      (147,018)    (137,350)      (5,661)
  Proceeds from sale of property and equipment.....      --              12,100       --           --
                                                     -----------    -----------    ---------    ---------
         Net cash used in investing activities.....   (1,421,245)      (134,918)    (137,350)      (5,661)
                                                     -----------    -----------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments on lines of credit..................      (15,000)       (15,425)         (45)         (45)
  Principal payments on long-term debt and capital
    leases.........................................   (1,002,127)    (1,925,262)    (297,973)    (324,897)
  Proceeds from borrowings on long-term debt.......    1,159,801        596,959       --           --
  Net payment on advances from stockholder.........       (6,757)       (48,156)     (21,614)    (268,791)
  Advances from affiliates -- net..................      --              35,000       --           --
                                                     -----------    -----------    ---------    ---------
         Net cash provided by (used in) financing
           activities..............................      135,917     (1,356,884)    (319,632)    (593,733)
                                                     -----------    -----------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................       85,841        441,979      (43,258)     (43,400)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR.......       17,135        102,976      102,976      544,955
                                                     -----------    -----------    ---------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR.............  $   102,976    $   544,955    $  59,718    $ 501,555
                                                     ===========    ===========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid (received) during the year for:
    Interest.......................................  $   235,425    $   196,777    $  45,692    $  79,693
                                                     ===========    ===========    =========    =========
    Taxes..........................................  $    (8,700)   $     8,581    $      --    $      --
                                                     ===========    ===========    =========    =========
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTMENT
  ACTIVITIES:
  Acquisition of vehicles through capital leases...  $ 1,365,000    $   171,000    $ 171,000    $      --
                                                     ===========    ===========    =========    =========
  Capital contribution -- forgiveness of advances
    from stockholder...............................                                             $ 323,973
                                                                                                =========

                  See notes to combined financial statements.

                    AAA WHEELCHAIR WAGON SERVICES, INC. AND
                       LIMOUSINES OF SOUTH FLORIDA, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- AAA Wheelchair Wagon Services, Inc. ("AAA") dba County Transportation, Ambulette of the Palm Beaches, and Wheelchair Ambulance of Hollywood, Inc., a Florida corporation, commenced operations in September 1984. AAA provides door-to-door passenger ground transportation to handicapped individuals. Limousines of South Florida, Inc. ("LOSF"), a Florida corporation, commenced operations in February 1985. LOSF provides shuttle services to airport parking facilities and other locations for the city of Fort Lauderdale, in addition to door-to-door passenger ground transportation. Providing ground transportation in most cities is regulated and requires approval from certain governmental agencies.

     AAA and LOSF (collectively, the "Companies") have been combined for financial reporting purposes due to common ownership and common management.

     CASH AND CASH EQUIVALENTS include all cash and highly-liquid investment securities with original maturities of three months or less.

     PROPERTY AND EQUIPMENT are stated at cost. Depreciation and amortization of property and equipment are provided for on the straight line and accelerated methods over the following estimated useful lives:

Vehicles....................................................   3 to 5 years
Equipment...................................................   5 to 7 years
Leasehold improvements......................................  Term of lease

     The Companies capitalize expenditures that materially increase asset lives and charge ordinary maintenance and repairs to operations as incurred. When assets are disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in income.

     LONG-LIVED assets are reviewed for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable.

     INCOME TAXES are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     REVENUES are recognized at the time of performance of the service. Revenues from service contracts are recognized as services are provided over the contract term.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    AAA WHEELCHAIR WAGON SERVICES, INC. AND
                       LIMOUSINES OF SOUTH FLORIDA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     Long-term debt and capital lease obligations consist of the following at December 31:

                                                                 1996          1997
                                                              ----------    ----------
Borrowings from commercial lender, monthly payments of
  principal plus interest at 8.5% to 9.9% maturing through
  2000, collateralized by vehicles..........................  $1,300,283    $  819,487
Capital lease obligations, interest at 9% to 10% (Note 4)...   1,495,997       819,435
                                                              ----------    ----------
Total.......................................................   2,796,280     1,638,922
Less current portion........................................   1,361,519     1,248,926
                                                              ----------    ----------
Long-term debt -- net.......................................  $1,434,761    $  389,996
                                                              ==========    ==========

     Subsequent maturities are $1,248,926 (1998), $361,599 (1999) and $28,397
(2000).

3.  INCOME TAXES

     For the years ended December 31, the income tax provision consists of the following:

                                                           1996        1997
                                                         --------    --------
Current................................................  $ 52,000    $149,000
Deferred...............................................    64,000     112,000
                                                         --------    --------
Total..................................................  $116,000    $261,000
                                                         ========    ========

     Deferred income taxes arise primarily from the tax effects of cash to accrual adjustments and net operating loss carryforwards. The Companies utilized the net operating loss carryforwards in full in 1997.

     The following is a reconciliation, stated as a percentage of pre-tax income of the U.S. statutory federal income tax rate to the effective tax rate for the years ended December 31:

                                                              1996    1997
                                                              ----    ----
Federal statutory income tax rate...........................  35.0%   35.0%
Increase in taxes resulting from state taxes -- net of
  federal benefit...........................................   5.8     5.1
                                                              ----    ----
Effective tax rate..........................................  40.8%   40.1%
                                                              ====    ====

4.  COMMITMENTS AND CONTINGENCIES

     Leases -- The Companies lease certain facilities and vehicles under capital leases and operating leases. These leases expire at various dates through 1999.

     Vehicles include capitalized lease assets of approximately $2,622,000 and $2,793,000 at December 31, 1996 and 1997, respectively. Accumulated depreciation on the vehicles was approximately $1,126,000 and $1,974,000 at December 31, 1996 and 1997, respectively.

     Future minimum lease payments for vehicle operating leases for the years ending December 31 are approximately as follows:

1998...............................................  $46,000
1999...............................................   17,000
                                                     -------
Total..............................................  $63,000
                                                     =======

                    AAA WHEELCHAIR WAGON SERVICES, INC. AND
                       LIMOUSINES OF SOUTH FLORIDA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Rent expense for facilities was $66,000 and $34,000 in 1996 and 1997, respectively. Certain of the facilities are used rent free. All facilities are rented from affiliates and no formal lease agreements exist.

     The Companies are subject to various legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the financial position, liquidity or results of operations of the Companies.

5.  REVENUES

     The Companies' revenues are largely derived from contracts negotiated with individual governmental organizations and jurisdictions.

     LOSF has a contract with Broward County to provide shuttle bus services for the Fort Lauderdale -- Hollywood International Airport. The current three-year contract expires in September 2000 and has three one-year extensions which can be exercised at the option of Broward County. The contract accounted for approximately 20 percent and 14 percent of the Companies' total revenues in 1996 and 1997, respectively.

     AAA has contracted with COMSIS to provide paratransit services in Dade County. The current contract expires in September 1998. The contract accounted for approximately 26 percent and 17 percent of the Companies' total revenues in 1996 and 1997, respectively.

     AAA has contracted with Palm Beach County to provide "Spectran dial-a-ride" door-to-door paratransit transportation. The current contract extension expires in June 1998. The contract accounted for approximately 20 and 21 percent of the Companies' total revenues in 1996 and 1997, respectively.

     In 1996, AAA contracted with Broward County to provide paratransit services in the County with services beginning in December 1996. The current contract expires in December 1999 and has two one-year extensions which can be exercised at the option of Broward County. The contract accounted for approximately 22 percent of the Companies' total revenues in 1997.

     AAA has contracted with the State of Florida to provide paratransit services in the South Florida region. The current contract has no fixed expiration date. The contract accounted for approximately 26 percent and 14 percent of the Companies' total revenues in 1996 and 1997, respectively.

6.  EMPLOYEE BENEFIT PLANS

     The Companies lease all their employees from Vincam Human Resources, Inc. ("Vincam"). Under the agreement, Vincam provides all employee benefits as well as worker's compensation insurance for the Companies. Vincam implemented a 401(k) plan (the "Plan") during fiscal year 1997 which covers all employees 21 years of age and over who have completed six months of service. Employees may voluntarily contribute up to 15 percent of pre-tax earnings to the Plan, subject to the maximum Internal Revenue Service limit. The Companies may contribute additional amounts at their sole discretion. The Companies made no contributions to the Plan in 1997.

7.  RELATED PARTIES

     The Companies lease certain facilities from the stockholder. No formal lease agreements exist and certain of the facilities are used rent free. Payments of $38,417 and $8,213 were made in 1996 and 1997, respectively.

                    AAA WHEELCHAIR WAGON SERVICES, INC. AND
                       LIMOUSINES OF SOUTH FLORIDA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Payments totaling $6,757 and $48,516 were paid on amounts due to the stockholder in 1996 and 1997, respectively.

     The Companies' insurance carrier is owned by an affiliate. Insurance premiums were $165,000 and $115,000 for the years ended December 31, 1996 and 1997, respectively.

     The Companies received noninterest-bearing advances from an affiliate of $60,000 in 1997. The balance unpaid at December 31, 1997 was $35,000 and is due on demand.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Companies disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Companies' entire holdings of a particular instrument. Because the fair value is estimated as of December 31, 1997, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

     For the Companies' cash and cash equivalents, the carrying amount is assumed to be the fair value because of the liquidity of these instruments. The carrying amount is assumed to be the fair value for accounts receivable, accounts payable and other accrued expenses because of the short maturity of the portfolios. The fair value of the Companies' long-term debt approximates the terms in the marketplace under which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

9.  COMMON STOCK

     Common stock included in the combined balance sheets consists of the following:

AAA Wheelchair Wagon Services, Inc., $.01 par
  value -- authorized, 1,000 shares; issued and outstanding,
  1,000 shares..............................................  $10
Limousines of South Florida, Inc., $.10 par
  value -- authorized, 100 shares; issued and outstanding,
  100 shares................................................   10
                                                              ---
Total.......................................................  $20
                                                              ===

10.  NOTES TO UNAUDITED FINANCIAL STATEMENTS FOR THE THREE-MONTH
     PERIODS ENDED MARCH 31, 1997 AND 1998

     ORGANIZATION AND BASIS OF PRESENTATION -- The accompanying interim consolidated financial statements have been prepared by the Company in accordance with generally accepted accounting principles. Certain disclosures and information normally included in financial statements have been condensed or omitted. In the opinion of the management of the Company, these financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation for the interim periods. These statements should be read in conjunction with the financial statements and notes thereto for the two years ended December 31, 1997.

     Effective March 31, 1998, SSI acquired all of the outstanding common stock of the combined companies AAA Wheelchair Wagon Services, Inc. and Limousines of South Florida, Inc. SSI issued

                    AAA WHEELCHAIR WAGON SERVICES, INC. AND
                       LIMOUSINES OF SOUTH FLORIDA, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

419,521 shares of common stock as consideration for the acquisition which is accounted for as a purchase. The acquisition agreement includes certain provisions which allow the purchase transaction to be rescinded if SSI does not file a registration statement for an initial public offering with the Securities and Exchange Commission by June 5, 1998, or if the Securities and Exchange Commission does not declare the registration statement effective by July 31, 1998 or if the underwritten initial registration statement does not close by August 10, 1998 at a minimum offering price of $6.50 per share. The stock issued to effect the transaction is valued at approximately $2,726,000, for purchase accounting purposes.

     In March 1998, advances to the Company of $323,973 were forgiven by a stockholder.

============================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    6
Use of Proceeds............................   16
Dividend Policy............................   16
Capitalization.............................   17
Dilution...................................   18
Selected Consolidated Financial Data.......   19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   21
Business...................................   30
Management.................................   42
Principal and Selling Stockholders.........   51
Description of Capital Stock...............   54
Certain Transactions.......................   57
Shares Eligible for Future Sale............   61
Underwriting...............................   63
Legal Matters..............................   64
Experts....................................   64
Additional Information.....................   65
Index to Financial Statements..............  F-1

                               ------------------

     UNTIL             , 1998 (25 CALENDAR DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

============================================================

============================================================

                                3,320,000 SHARES

                              [SUPERSHUTTLE LOGO]

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                               HAMBRECHT & QUIST

                               PIPER JAFFRAY INC.
                                     , 1998

============================================================

                              PART II TO FORM S-1

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the Company in connection with the Offering other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC Registration Fee........................................  $ 11,264
NASD Filing Fee.............................................     4,318
Nasdaq Listing Fee..........................................    81,625
Transfer Agent and Registrar's Fees and Expenses............    10,000
Legal Fees and Expenses.....................................   250,000
Accounting Fees and Expenses................................   125,000
Printing and Engraving Expenses.............................   125,000
Miscellaneous...............................................    92,793
                                                              --------
          Total.............................................  $700,000
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Articles sixth and seventh of the Company's Amended and Restated Certificate of Incorporation provide as follows:

     1. The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, indemnify directors, and may indemnify in the discretion of the Board of Directors of the Corporation any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Furthermore, to the extent applicable, the Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     2. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

     Any repeat or modification of this Article shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article.

     Furthermore, to the extent that the Corporation is found to be subject to the laws of the State of California the liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On a number of different dates since April 15, 1995, the Company granted options to purchase a total of 474,976 shares of Common Stock to various employees or consultants of the Company pursuant to the Company's 1995 Stock Option Plan and 1986 Stock Option Plan. Of those options granted, options to purchase a total of 127,726 shares have expired. The exercise price for 317,250 of the options that remain exercisable is $6.00 per share. The exercise price for the remaining 30,000 options is equal to the initial public offering price per share of Common Stock.

     On June 15, 1995, the Company issued 339,477 shares of Series B Preferred Stock to ULLICO, Inc. ("ULLICO") for $2,999,992. In addition, the Company issued a warrant to ULLICO to purchase 56,356 shares of its Common Stock at an exercise price of $6.00 per share. The warrant may be exercised at any time before May 1, 2010.

     On June 15, 1995, Lambda III, L.P. and Lambda CFD '87, L.P. (collectively, "Lambda") exchanged 82,678 shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") for 139,998 shares of the Company's Series B Preferred Stock. Lambda acquired these shares of Series A Preferred Stock on September 24, 1987, for total consideration of $1,050,010.

     On June 15, 1995, the Company issued warrants to purchase 25,000 shares of its Common Stock at an exercise price of $6.00 per share to the Kline Living Trust and warrants to purchase 25,000 shares of its Common Stock at an exercise price of $6.00 per share to Hawkes, Carlton, Sanchez & Co. The warrants may be exercised at any time before May 1, 2005.

     In September 1996, the Company sold 952,508 shares of its Common Stock to 17 of its stockholders in a rights offering at a purchase price of $2.00 per share, resulting in proceeds to the Company before expenses of approximately $1,905,016. On December 18, 1996, four purchasers elected to rescind their purchase of a total of 196,039 shares of the Common Stock in exchange for approximately $392,079. The Company completed the rights offering by selling 224,184 shares of its Common Stock for a purchase price of $2.00 per share, yielding gross proceeds to the Company of approximately $448,000.

     Unless otherwise noted herein, the issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act either pursuant to the exemption from registration contained in Section 3(a)(9) and Section 4(2) thereof, or under the provisions of Regulation D or Rule 701 promulgated under the Act. Such sales were made solely to investors who represented that they were accredited investors and to not more than 35 non-accredited investors, all of whom purchased such securities for investment and not with a view to the distribution thereof. All sales were made without any general solicitation or general advertising. Restrictions have been imposed on the resale of such securities, including the placement of legends thereon noting such restrictions, and written disclosure of such restrictions were made prior to issuance of the securities.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The Exhibits and Financial Statement Schedules to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated herein by reference.

     All other schedules are omitted because of the absence of a condition under which they are required or because the information is included in the consolidated financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Underwriter pursuant to Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as the Company may be permitted to indemnify directors, officers and controlling persons of the Company for liabilities arising under the Securities Act pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Phoenix and State of Arizona on        .

                                          SUPERSHUTTLE INTERNATIONAL, INC.
                                          a Delaware corporation

                                          By: /s/ R. BRIAN WIER
                                            ------------------------------------
                                            R. Brian Wier
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, constitutes and appoints R. Brian Wier and Thomas C. LaVoy, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-1 Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or each of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----

/s/ R. BRIAN WIER                              Director, President and Chief             June 3, 1998
---------------------------------------------    Executive Officer (Principal
R. Brian Wier                                    Executive Officer)

/s/ THOMAS C. LAVOY                            Chief Financial Officer                   June 3, 1998
---------------------------------------------    (Principal Financial Officer)
Thomas C. LaVoy

/s/ MITCHELL S. ROUSE                          Chairman of the Board                     June 3, 1998
---------------------------------------------
Mitchell S. Rouse

/s/ DAVID A. ABEL                              Director                                  June 3, 1998
---------------------------------------------
David A. Abel

                                               Director                                  June 3, 1998
---------------------------------------------
John C. Flanigan

/s/ ANTHONY M. LAMPORT                         Director                                  June 3, 1998
---------------------------------------------
Anthony M. Lamport

/s/ NEAL C. NICHOLS                            Director                                  June 3, 1998
---------------------------------------------
Neal C. Nichols

/s/ FRANK R. KLINE                             Director                                  June 3, 1998
---------------------------------------------
Frank R. Kline

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----

/s/ TUCKER TAYLOR                              Director                                  June 3, 1998
---------------------------------------------
Tucker Taylor

/s/ STEPHEN ALLAN                              Director                                  June 3, 1998
---------------------------------------------
Stephen Allan

/s/ GENE HAUCK                                 Director                                  June 3, 1998
---------------------------------------------
Gene Hauck

/s/ MARK LEVITT                                Director                                  June 3, 1998
---------------------------------------------
Mark Levitt

                                    EXHIBITS

                                                                         PAGE NUMBER
EXHIBIT                                                                   OR METHOD
NUMBER                            DESCRIPTION                             OF FILING
-------                           -----------                            -----------
     1    Form of Underwriting Agreement. ............................        *
     2.1  Amended and Restated Agreement and Plan of Reorganization
          and Merger, dated March 31, 1998, by and among the Company,
          SuperShuttle Acquisition Co. I, Preferred Transportation,
          Inc. ("PTI") and the shareholders of PTI. ..................        *
     2.2  Amended and Restated Agreement and Plan of Reorganization
          and Merger, dated March 31, 1998, by and among the Company,
          SuperShuttle Acquisition Co. II, Tamarack Transportation,
          Inc. ("Tamarack") and the shareholders of Tamarack. ........        *
     2.3  Amended and Restated Stock Purchase Agreement, dated April
          30, 1998, by and among the Company, AAA Wheelchair Wagon
          Services, Inc., Wheelchair Ambulance of Hollywood,
          Limousines of South Florida, Inc., A1A Snowbird Leasing,
          Inc. and Karen N. Caputo. ..................................        *
     2.3a Amendment No. 1 to the Amended and Restated Stock Purchase
          Agreement dated April 30, 1998, by and among the Company,
          AAA Wheelchair Wagon Services, Inc., Wheelchair Ambulance of
          Hollywood, Limousines of South Florida, Inc., A1A Snowbird
          Leasing, Inc. and Karen N. Caputo. .........................        *
     2.4  Amended and Restated Stock Purchase Agreement, dated April
          30, 1998, by and among the Company, Southern Shuttle
          Services, Inc., and the shareholders of Southern
          Shuttle. ...................................................        *
     2.4a Amendment No. 1 to the Amended and Restated Stock Purchase
          Agreement dated April 30, 1998, by and among the Company,
          Southern Shuttle Services, Inc., and the shareholders of
          Southern Shuttle.
     2.5  Subscription and Stock Purchase Agreement, dated September
          1, 1997, by and among the Company, Shuttle Express, Inc. and
          Yellow Holding, Inc. .......................................        *
     3.1  Amended and Restated Certificate of Incorporation of the
          Company. ...................................................        *
     3.2  Amended and Restated Bylaws of the Company..................        *
     4.1  Form of Common Stock Certificate............................       **
     4.2  Registration Rights Agreement, dated March 31, 1998, by and
          among the Company and Preferred Transportation, Inc. .......        *
     4.3  Registration Rights Agreement, dated March 31, 1998, by and
          among the Company and Tamarack Transportation, Inc. ........        *
     4.4  Registration Rights Agreement, dated March 31, 1998, by and among the Company, the stockholders of Southern Shuttle
          Services, Inc., and the stockholder of AAA Wheelchair Wagon
          Services, Inc., Limousines of South Florida, Inc., A1A
          Snowbird Leasing, Inc. and Wheelchair Ambulance of
          Hollywood, Inc. ............................................        *
     4.5  Escrow Agreement, dated March 31, 1998, by and among the
          Company, SuperShuttle Acquisition Co. II, Tamarack
          Transportation, Inc., Gene Hauck and Robert Splinter. ......        *
     4.6  Escrow Agreement, dated March 31, 1998, by and among the
          Company, SuperShuttle Acquisition Co. I, Preferred
          Transportation, Inc., Steve Allan, Dave Koscielak and Robert
          Splinter. ..................................................        *
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     4.7  Escrow Agreement, dated March 31, 1998, by and among the
          Company, Southern Shuttle Services, Inc., AAA Wheelchair
          Wagon Services, Inc., Wheelchair Ambulance of Hollywood,
          Inc., Limousines of South Florida, Inc., A1A Snowbird
          Leasing, Inc., Mark Levitt, Karen Caputo, Robert Siedlecki
          and Akerman, Senterfitt & Eidson, P.A. .....................        *
     4.7a Amendment No. 1 to the Escrow Agreement dated March 31,
          1998, by and among the Company, Southern Shuttle Services,
          Inc., AAA Wheelchair Wagon Services, Inc., Wheelchair
          Ambulance of Hollywood, Inc., Limousines of South Florida,
          Inc., A1A Snowbird Leasing, Inc., Mark Levitt, Karen Caputo,
          Robert Siedlecki and Akerman, Senterfitt & Eidson, P.A. ....        *
     5.1  Opinion of Squire, Sanders & Dempsey L.L.P. ................        *
    10.1  SuperShuttle International, Inc., 1995 Stock Option
          Plan. ......................................................        *
    10.2  SuperShuttle International, Inc., 1998 Stock Option
          Plan. ......................................................        *
    10.3  Preferred Stock Purchase Agreement, dated June 15, 1995,
          between the Company and ULLICO, Inc. .......................        *
    10.4  Convertible Preferred Stock Purchase Agreement, dated
          September 24, 1987, among the Company, Lambda III L.P., and
          Lambda CFD '87 L.P. and Bradford Allen. ....................        *
    10.5  Preferred Stock Exchange Agreement, dated June 15, 1995, by and among Lambda III, L.P., Lambda CFD '87, L.P. and the
          Company. ...................................................        *
    10.6  Executive Compensation Agreement, dated March 1, 1998,
          between SuperShuttle and R. Brian Wier. ....................        *
    10.7  Executive Compensation Agreement, dated March 1, 1998,
          between SuperShuttle and Thomas C. LaVoy. ..................        *
    10.8  Employment Agreement, dated March 31, 1998, between the
          Company and Steve Allan. ...................................        *
    10.9  Employment Agreement, dated March 31, 1998, between the
          Company and Gene Hauck. ....................................        *
    10.10 Employment Agreement, dated March 31, 1998, between Southern
          Shuttle Services, Inc. and Mark Levitt. ....................        *
    10.11 Employment Agreement, dated March 31, 1998, between AAA
          Wheelchair Wagon Services, Inc. and Limousines of South
          Florida, Inc., and Karen Caputo. ...........................        *
    10.12 Phoenix Sky Harbor International Airport Exclusive Time
          Scheduled Van Service, Agreement No. 73527 between the City of Phoenix and SuperShuttle Arizona, Inc., dated May 31,
          1996. ......................................................        *
    10.13 Van Service Agreement between County of Sacramento and
          SuperShuttle of San Francisco, Inc., dated September 5,
          1995. ......................................................        *
    10.14 Commercial Ground Transportation Operating Permit from
          Airports Commission, City and County of San Francisco,
          effective January 15, 1994. ................................        *
    10.15 Concession Contract between Maryland Aviation
          Administration, Department of Transportation and
          SuperShuttle, Inc., dated December 21, 1994. ...............        *
    10.16 Dallas/Fort Worth International Airport Shared Ride
          Operating Authority issued to SuperShuttle DFW, Inc.,
          effective October 1, 1995. .................................        *
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    10.17 Dallas/Fort Worth International Airport Limousine Operating
          Authority issued to SuperShuttle DFW dba ExecuCar, effective
          October 1, 1995. ...........................................        *
    10.18 Concession Contract between The Metropolitan Washington
          Airports Authority and Washington Shuttle, Inc., effective
          February 1, 1996. ..........................................        *
    10.19 Permit from Port Authority of New York and New Jersey to
          Shuttle Associates, LLC, effective May 1, 1998. ............        *
    10.20 Agreement between Broward County and Limousines of South
          Florida, Inc., effective July 1, 1997. .....................        *
    10.21 Exclusive Demand Ground Transportation Service Franchise
          Agreement, dated October 13, 1992, between Dade County and
          Miami Shuttle, Inc. dba SuperShuttle. ......................        *
    10.22 Commercial Ground Transportation Operating Permit between
          Orange County and Preferred Transportation, Inc., effective
          July 7, 1997. ..............................................        *
    10.23 Non-Exclusive License Agreement between the City of Los
          Angeles and Preferred Transportation, Inc., dated July 1,
          1997. ......................................................        *
    10.24 Non-Exclusive License Agreement between the City of Los
          Angeles and Tamarack Transportation, Inc., dated October 23,
          1995. ......................................................        *
    10.25 Dallas Market Center Service Agreement, dated February 1,
          1997, between Market Center Management Co., Ltd. and the
          Company. ...................................................        *
    10.26 Agreement for Cast Member Shuttle Services, dated October
          30, 1997, between Disneyland and Preferred Transportation,
          Inc. .......................................................        *
    10.27 Agreement between Broward County and AAA Wheelchair Wagon
          Services, Inc. for Paratransit Services, dated October 18,
          1996. ......................................................        *
    10.28 Restated and Amended Shareholders Agreement among Washington
          Shuttle, Inc. and its Shareholders, dated March, 1997. .....        *
    10.29 Blue Van Joint Venture Agreement, by and between Tamarack
          Transportation, Inc., Preferred Transportation, Inc.,
          Arcadia Transit, Inc., and Mini-Bus Systems, Inc., dated
          July 21, 1997. .............................................        *
    10.30 Current form of SuperShuttle Franchise Corporation License
          Agreement. .................................................       **
    10.31 Purchase Agreement of Shared Ride Dispatch Systems between
          Digital Dispatch Systems, Inc. and SuperShuttle Franchise
          Corporation, dated June 28, 1995. ..........................        *
    10.32 Lease Agreement, dated September 8, 1989, between Donald L.
          Mori and SuperShuttle Arizona, Inc. regarding the Company's
          Phoenix, Arizona operation. ................................        *
    10.33 Loan Agreement, dated August 15, 1994, between Mesa Holding
          Co. and the Company. .......................................        *
    10.34 Credit Agreement, dated March 17, 1998, between the Company
          and Imperial Bank Arizona. .................................        *
    10.35 Shareholders Agreement, dated September 1, 1997 by and among the Company, Shuttle Express, Inc. and Yellow Holding,
          Inc. .......................................................        *
    11    Statement Regarding Computation of Per Share Earnings.......       **
    21    List of Subsidiaries of the Company.........................        *
    23.1  Consent of Deloitte & Touche LLP............................        *
    23.2  Consent of Arthur Andersen LLP..............................        *
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    23.3  Consent of Squire, Sanders & Dempsey L.L.P. (contained in
          Exhibit 5)..................................................        *
    24    Power of Attorney (contained in signature page).............        *
    27    Financial Data Schedule.....................................        *

------------------------------
 * Filed herewith

** To be filed by amendment

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